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Exhibit 99.7

        CGI GROUP INC., as Borrower

-and-

CANADIAN IMPERIAL BANK OF COMMERCE,
as Co-Lead Arranger, Bookrunner and Lender

-and-

THE TORONTO-DOMINION BANK,
as Co-Lead Arranger, Syndication Agent and Lender

-and-

CAISSE CENTRALE DESJARDINS,
as Co-Lead Arranger, Documentation Agent and Lender

-and-

BANK OF MONTREAL, as Lender

-and-

ROYAL BANK OF CANADA, as Lender

-and-

UNITED OVERSEAS BANK LIMITED, as Lender

-and-

CANADIAN IMPERIAL BANK OF COMMERCE,
as Administrative Agent

as of November 12, 2002

Cdn.$415,000,000
CREDIT AGREEMENT

HEENAN BLAIKIE LLP
1250 René-Lévesque Blvd. West
Suite 2500
Montreal (Quebec) H3B 4Y1
Telephone: (514) 846-1212
Telecopier: (514) 846-3427

TABLE OF CONTENTS

1.	INTERPRETATION		1
	1.1	Definitions	1
	1.2	Interpretation	18
	1.3	Currency	18
	1.4	Generally Accepted Accounting Principles	18
	1.5	Division and Titles	18
2.	THE CREDIT		18
	2.1	The Facilities	18
	2.2	Facility A	19
	2.3	Facility B	19
3.	PURPOSE		20
	3.1	Purpose of the Advances	20
4.	ADVANCES, CONVERSIONS AND OPERATION OF ACCOUNTS		20
	4.1	Notice of Borrowing—Direct Advances	20
	4.2	LIBOR Advances and Conversions	20
	4.3	Letters of Credit	21
	4.4	Swing Line Advances	21
	4.5	Currency	23
	4.6	Operation of Accounts	23
	4.7	Apportionment of Advances	23
	4.8	Limitations on Advances	23
	4.9	Notices Irrevocable	23
	4.10	Market for Bankers' Acceptances and Libor Advances	23
	4.11	Suspension of BA Advance and Libor Advance Option	24
	4.12	Limits on the BA Advances, Letters of Credit and Libor Advances	24
5.	INTEREST AND FEES		24
	5.1	Interest on the Prime Rate Basis	24
	5.2	Payment of Interest on the Prime Rate Basis	24
	5.3	Interest on the US Base Rate Basis	24
	5.4	Payment of Interest on the US Base Rate Basis	24
	5.5	Interest on the Libor Basis	25
	5.6	Payment of Interest on the Libor Basis	25
	5.7	Limits to the Determination of LIBOR	25
	5.8	Fixing of LIBOR	25
	5.9	Interest on the Loan	25
	5.10	Default Interest	25
	5.11	Maximum Interest Rate	25
	5.12	Fees	26
	5.13	Interest Act	26
6.	BANKERS' ACCEPTANCES		26
	6.1	Advances by Bankers' Acceptances and Conversions into Bankers' Acceptances	26
	6.2	Acceptance Procedure	27
	6.3	Purchase of Bankers' Acceptances and Discount Notes	28
	6.4	Maturity Date of Bankers' Acceptances	28
	6.5	Deemed Conversions on the Maturity Date	29
	6.6	Conversion and Extension Mechanism	29
	6.7	Amounts given to the Lenders do not constitute a prepayment	29
	6.8	Prepayment of Bankers' Acceptances	29
	6.9	Apportionment Amongst the Lenders	29
	6.10	Cash Deposits	30
	6.11	Days of Grace	30
	6.12	Obligations Absolute	30
	6.13	Depository Bills and Notes Act	31

7.	ILLEGALITY, INCREASED COSTS AND INDEMNIFICATION		31
	7.1	Illegality, Increased Costs	31
	7.2	Indemnity	32
8.	PAYMENT, REPAYMENT AND PREPAYMENT		32
	8.1	Repayment of the Loan	32
	8.2	Mandatory Repayments	33
	8.3	Voluntary Prepayment of the Loan or Cancellation of the Credit	33
	8.4	Payment of Losses Resulting From a Prepayment or a Mandatory Repayment; Cash Collateral	34
	8.5	Imputation of Mandatory Repayments and Prepayments	34
	8.6	Currency of Payments	34
	8.7	Payments by the Borrower to the Agent	34
	8.8	Payment on a Business Day	35
	8.9	Payments by the Lenders to the Agent	35
	8.10	Payments by the Agent to the Borrower	35
	8.11	Netting	35
	8.12	Application of Payments	35
	8.13	No Set-Off or Counterclaim by Borrower	36
	8.14	Debit Authorization	36
	8.15	Withholding Taxes	36
9.	GUARANTEES		37
	9.1	Guarantees by the Restricted Subsidiaries	37
10.	CONDITIONS PRECEDENT		37
	10.1	Initial Advance under the Credit	37
	10.2	Conditions Precedent to any Advance	38
	10.3	Waiver of Conditions Precedent	39
11.	REPRESENTATIONS AND WARRANTIES		39
	11.1	Incorporation	39
	11.2	Authorization	39
	11.3	Compliance with Laws and Contracts	39
	11.4	Current Business	39
	11.5	Financial Statements	40
	11.6	Contingent Liabilities and Indebtedness	40
	11.7	Most Favoured Lenders	40
	11.8	Title to Assets	40
	11.9	Litigation and Labour Matters	40
	11.10	Taxes	40
	11.11	Insurance	41
	11.12	No Material Adverse Change	41
	11.13	Regulatory Approvals	41
	11.14	Compliance with Laws and Licenses	41
	11.15	Pension and Employment Liabilities	41
	11.16	Complete and Accurate Information	41
	11.17	Share Capital	41
	11.18	Absence of Default	42
	11.19	Agreements with Third Parties	42
	11.20	Environment	42
	11.21	Survival of Representations and Warranties	43
12.	COVENANTS		43
	12.1	Preservation of Juridical Personality	43
	12.2	Preservation of Licenses	43
	12.3	Compliance with Applicable Laws	43
	12.4	Maintenance of Assets	43
	12.5	Business	43
	12.6	Insurance	43
	12.7	Payment of Taxes and Duties	44

	12.8	Access and Inspection	44
	12.9	Maintenance of Account	44
	12.10	Performance of Obligations	44
	12.11	Maintenance of Ratios	44
	12.12	Mandatory Repayments	45
	12.13	Maintenance of Restricted Subsidiaries' Guarantees	45
	12.14	Payment of Legal Fees and Other Expenses	45
	12.15	Financial Reporting	46
	12.16	Most Favoured Lenders	48
	12.17	Litigation	48
	12.18	Notice of Certain Events	48
	12.19	Accuracy of Reports	48
	12.20	Notice of Acquisition	49
	12.21	Notice of Customer Contract	49
	12.22	EBITDA, Tangible Net Assets and Revenues	50
	12.23	New Restricted Subsidiaries	50
13.	NEGATIVE COVENANTS		50
	13.1	Liquidation and Amalgamation	50
	13.2	Charges	51
	13.3	Asset Dispositions	51
	13.4	Preservation of Capital, Dividends	52
	13.5	Purchase of Assets	52
	13.6	Limitations on Debt	52
	13.7	Guarantees, Financial Assistance and Investments	53
	13.8	Restricted Subsidiaries	53
	13.9	Accounting Treatment and Reporting Practices	53
	13.10	Transactions With Related Parties	53
	13.11	Derivative Instruments	53
14.	EVENTS OF DEFAULT AND REALIZATION		54
	14.1	Event of Default	54
	14.2	Remedies	56
	14.3	Notice	56
	14.4	Costs	56
	14.5	Relations with the Borrower	56
	14.6	Application of Proceeds	57
15.	JUDGMENT CURRENCY		57
	15.1	Rules of Conversion	57
	15.2	Determination of an Equivalent Currency	57
16.	ASSIGNMENT		57
	16.1	Assignment by the Borrower	57
	16.2	Assignments and Transfers by the Lenders	58
	16.3	Transfer Agreement	58
	16.4	Notice	59
	16.5	Sub-Participations	59
	16.6	General	59
17.	MISCELLANEOUS		59
	17.1	Notices	59
	17.2	Amendment and Waiver	59
	17.3	Determinations Final	60
	17.4	Entire Agreement	60
	17.5	Indemnification and Compensation	60
	17.6	Benefit of Agreement	60
	17.7	Counterparts	60
	17.8	Applicable Law	60
	17.9	Severability	60
	17.10	Further Assurances	61

	17.11	Good Faith and Fair Consideration	61
	17.12	Excess Resulting From Exchange Rate Change	61
	17.13	Responsibility of the Lenders	61
	17.14	Indemnity	62
	17.15	Confidentiality	62
	17.16	Language	62
18.	THE AGENT AND THE LENDERS		62
	18.1	Authorization of Agent	62
	18.2	Agent's Responsibility	63
	18.3	Rights of Agent as Lender	63
	18.4	Indemnity	64
	18.5	Notice by Agent to Lenders	64
	18.6	Protection of Agent	64
	18.7	Notice by Lenders to Agent	65
	18.8	Sharing Among the Lenders	65
	18.9	Procedure with respect to Advances	66
	18.10	Accounts kept by each Lender	66
	18.11	Binding Determinations	67
	18.12	Amendment of Article 18	67
	18.13	Decisions, Amendments and Waivers of the Lenders	67
	18.14	Authorized Waivers, Variations and Omissions	67
	18.15	Provisions for the Benefit of Lenders Only	67
	18.16	Resignation of Agent	67
19.	FORMAL DATE		68
	19.1	Formal Date	68
SCHEDULE "A"—LIST OF LENDERS AND COMMITMENTS
SCHEDULE "B"—NOTICE OF BORROWING AND CERTIFICATE
SCHEDULE "B-1"—NOTICE OF REPAYMENT
SCHEDULE "C"—TRANSFER AGREEMENT
SCHEDULE "D"—GUARANTEE
SCHEDULE "E"—OFFICER'S CERTIFICATE
SCHEDULE "F"—LEGAL OPINION
SCHEDULE "G"—COMPLIANCE CERTIFICATE
SCHEDULE "H"—ENVIRONMENTAL MATTERS
SCHEDULE "I"—LOCATION OF ASSETS

CREDIT AGREEMENT entered into in the City of Montreal, Province of Quebec, as of November 12, 2002.

BETWEEN:	CGI GROUP INC., a company constituted in accordance with the laws of the Province of Quebec, having its head office at 1130 Sherbrooke Street West, 5th Floor, in the City of Montreal, Province of Quebec, H3A 2M8;
(hereinafter called the "Borrower")
PARTY OF THE FIRST PART
AND:	THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGE HEREOF AND LISTED IN SCHEDULE "A" OR FROM TIME TO TIME PARTIES HERETO;
(hereinafter called the "Lenders")
PARTIES OF THE SECOND PART
AND:
CANADIAN IMPERIAL BANK OF COMMERCE, ON ITS OWN BEHALF AND AS ADMINISTRATIVE AGENT FOR THE LENDERS, a Canadian bank, having a place of business at 161 Bay Street, 8th Floor, in the City of Toronto, Province of Ontario, M5L 1A2;
(hereinafter called the "Agent")
PARTY OF THE THIRD PART

WHEREAS the Borrower wishes to borrow certain amounts from the Lenders and the Lenders have agreed to lend such amounts to the Borrower, subject to and in accordance with the provisions hereof;

NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1. INTERPRETATION

1.1 Definitions

  The following words and expressions, when used in this Agreement or in any agreement supplementary hereto, unless the contrary is stipulated, have the following meaning:

    1.1.1 "Acquisition" means the acquisition (whether by way of purchase, exchange or otherwise) of (i) more than 50% of the issued and outstanding equity or ownership interest in a Person (other than a Restricted Subsidiary) or (ii) assets of a Person (other than a Restricted Subsidiary), substantially all of which were formerly operated as an independent enterprise (for example, a division) by such Person;

    1.1.2 "Advance" means any advance by the Lenders under this Agreement, including direct Advances by way of Prime Rate Advances, Swing Line Advances, US Base Rate Advances and Libor Advances, indirect Advances by way of BA Advances and Letters of Credit, and any renewal or conversion of any Advance;

    1.1.3 "Affiliate" has the meaning ascribed thereto in the Canada Business Corporations Act in effect as of the date of this Agreement;

    1.1.4 "Agency Branch" means the branch of the Agent located at 161 Bay Street, 8th floor, Toronto, Ontario, M5J 2S8;

    1.1.5 "Agent" means Canadian Imperial Bank of Commerce in its capacity as administrative agent for all of the Lenders and any successor thereof appointed pursuant to Section 18.16;

    1.1.6 "Agreement", "Credit Agreement", "these presents", "herein", "hereby", "hereunder" and other similar expressions refer collectively to this Credit Agreement and the Schedules and appendices hereto and include any deed or document which is supplementary or accessory or which is made in order to complete this Agreement, the whole as same may be amended, restated, amended and restated, modified, supplemented or replaced from time to time;

    1.1.7 "Annual Report" has the meaning ascribed thereto in subsection 12.15.2(a);

    1.1.8 "Arrangement Letter" means the arrangement letter dated September 4, 2002 entered into among Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank, Caisse centrale Desjardins and the Borrower and including the attached Summary of Terms and Conditions (the "Term Sheet");

    1.1.9 "Arrangers" means CIBC World Markets, TD Securities and Caisse centrale Desjardins;

    1.1.10 "Asset Disposition" has the meaning ascribed thereto in subsection 1.1.85.2;

    1.1.11 "Assignment" means an assignment or transfer of all or a portion of a Lender's rights, benefits and obligations under this Agreement in accordance with Sections 16.2 and 16.3, "Assign" has the meaning ascribed to it in subsection 16.2.1 and "Assignee" has the meaning ascribed to it in subsection 16.2.1;

    1.1.12 "Associate" has the meaning ascribed thereto in the Canada Business Corporations Act in effect as of the date of this Agreement;

    1.1.13 "Authorized Restricted Subsidiaries" means, as of any date of determination thereof, the Restricted Subsidiaries that have executed an unlimited Guarantee of the obligations of the Borrower, or, in the case of the Guarantees provided by Centre de services de paie CGI Inc. and Conseillers en gestion et informatique C.G.I. Inc, an unlimited Guarantee of the other Authorized Restricted Subsidiaries, in favour of the Agent on behalf of the Lenders, in accordance with the provisions of Section 9.1 hereof;

    1.1.14 "BA Advance" means at any time the part of the Advances which the Borrower has chosen to borrow by Bankers' Acceptances, calculated based on the face amount of such Bankers' Acceptances;

    1.1.15 "BA Lender" means a Lender which is a bank that accepts bankers' acceptances issued in Canada;

    1.1.16 "BA Proceeds" means, (i) for any Bankers' Acceptance issued hereunder, an amount calculated on the applicable Acceptance Date (as defined in subsection 6.1.1) by multiplying: a) the face amount of the Bankers' Acceptance by b) the following fraction:

1 (1+ (Bankers' Acceptance Discount Rate × Designated Period (in days) ÷365))

    , with such fraction being rounded up or down to the fifth decimal place and .00005 being rounded up; and (ii) with respect to Non-BA Lenders, the face amount of Discount Notes issued to them, less a discount established in the same manner as provided in (i) above (with references to "Bankers' Acceptances" being replaced by references to "Discount Notes");

    1.1.17 "BA Schedule I Reference Lenders" means Canadian Imperial Bank of Commerce and The Toronto-Dominion Bank or such other Lenders which are Schedule I banks under the Bank Act (Canada), appointed by the Agent with the consent of the Borrower in replacement of the said Lenders;

    1.1.18 "BA Schedule II Reference Lender" means any of Caisse centrale Desjardins or any other Lender which is a Schedule II or Schedule III bank under the Bank Act (Canada) and which is not subject to the restrictions and requirements referred to in Section 524(2) thereof, appointed by the Agent with the consent of the Borrower;

    1.1.19 "Bankers' Acceptance" means a non-interest bearing draft or bill of exchange in Canadian Dollars drawn and endorsed by the Borrower and accepted by a Lender in accordance with the provisions of Article 6, and includes a Discount Note where the context permits. Subject to the Lenders electing to use a clearing house as contemplated by the Depository Bills and Notes Act (the "Act"), "Bankers' Acceptance" shall mean a depository bill (as defined in the Act) in Canadian Dollars signed by the Borrower and accepted by a Lender. Drafts or bills of exchange that become depository bills may nevertheless be referred to herein as "drafts";

    1.1.20 "Bankers' Acceptance Discount Rate" means (i) in respect of Bankers' Acceptances to be purchased by the Lenders which are Schedule I banks under the Bank Act (Canada), the average rate for Canadian Dollar bankers' acceptances having Designated Periods of 1, 2, 3 or 6 months quoted on Reuters Service, page CDOR "Canadian Interbank Bid BA Rates" (the "CDOR Rate"), having an identical Designated Period to that of the Bankers' Acceptance to be issued on such day, (ii) in respect of Bankers' Acceptances to be purchased by the Lenders which are Schedule II banks under the Bank Act (Canada) or Schedule III banks under the Bank Act (Canada) which are not subject to the restrictions and requirements referred to in Section 524(2) thereof and in respect of Discount Notes, the rate for Canadian Dollar bankers' acceptances quoted by the BA Schedule II Reference Lender, having an identical Designated Period to that of the Bankers' Acceptance to be issued on such day, and (iii) in respect of Discount Notes to be purchased by Caisse centrale Desjardins, the annual discount rate established by Caisse centrale Desjardins in accordance with its normal practice as corresponding to the "all-in cost", expressed as a rate per annum and calculated at approximately 10:00 a.m. (Montreal time) on the date of issue of such Discount Notes, to Caisse centrale Desjardins to provide fixed rate loans denominated in Canadian Dollars to be made for a comparable term as that for which such Discount Notes are to be issued and in an amount approximately equal to the face value of the Discount Notes to be then issued by Caisse centrale Desjardins as a part of such issue; the whole having regard to the costs and charges to Caisse centrale Desjardins in obtaining matching deposits in Canadian Dollars in an amount sufficient to fund such fixed rate loans and for a comparable term, together with all other costs and charges (other than internal costs and charges) incidental thereto including the imputed costs of any primary, secondary or other reserves or special deposits required to be maintained in the circumstances; provided that the rates referred to in clauses (ii) and (iii) above may not exceed the rate determined under paragraph (i) by more than 10 basis points (.10%) (in each of cases (i), (ii) and (iii), the "Discount Rates"). In all cases, the Discount Rates shall be quoted at approximately 10:00 A.M. (Montreal time) on the Acceptance Date calculated on the basis of a year of 365 days.

    In the absence of any such quote, the Bankers' Acceptance Discount Rate which would have been determined in accordance with paragraph (i) or paragraph (ii) above, respectively, shall be equal to the rate determined from time to time by the Agent as:

      (A) in the case of paragraph (i), the arithmetic average (rounded upward to the nearest one hundredth of one percent (.01%)) of the discount rates for bankers' acceptances of the BA Schedule I Reference Lenders; and

      (B) in the case of paragraph (ii), the arithmetic average (rounded upward to the nearest one hundredth of one percent (.01%)) of the discount rates for bankers' acceptances of the BA Schedule I Reference Lenders, plus 10 basis points (.10%), established in accordance with their normal practices at 10:00 A.M. on the Acceptance Date, for bankers' acceptances in amounts equal to the amount of the BA Advances to be made that day, having an identical Designated Period to that of the proposed Bankers' Acceptances to be issued on such day;

    1.1.21 "Banking Day" means any day which is at the same time a Business Day and a day on which banking institutions are not authorized by law or by local proclamation to close for business in New York (USA) or in London (England);

    1.1.22 "Branch" means the branch of Canadian Imperial Bank of Commerce located at    •    , Montreal, Quebec, or any other branch designated by the Agent from time to time by notice to the Borrower;

    1.1.23 "Business Day" means any day, except Saturdays, Sundays and other days which in Montreal or Toronto (Canada) are holidays or days upon which banking institutions are authorized or required by law or by local proclamation to close;

    1.1.24 "Business Plan" means the pro forma balance sheet, income statement and statement of cash flows of the Borrower, prepared on a consolidated basis, in respect of the next following 12 months on a quarterly basis, supported by appropriate explanations, notes, information and commentary, reflecting, inter alia, all Acquisitions made during the immediately preceding quarter, and demonstrating pro forma compliance with all financial covenants, together with a reconciliation of, or an explanation of the differences between, the pro forma financial statements of the Borrower and those of the Restricted Group;

    1.1.25 "Canadian Dollars" or "Cdn.$" or "$" means the lawful currency of Canada;

    1.1.26 "Canadian Dollar Advances" means, at any time, all Advances made in Canadian Dollars, and includes the amount of the BA Advances and Letters of Credit outstanding in Canadian Dollars;

    1.1.27 "Capitalized Operating Rents" means, as to any Person, for any period, the aggregate of (a) the product obtained by multiplying the Operating Rentals of such Person for such period for computer equipment by a factor of 3 and (b) the product obtained by multiplying the Operating Rentals of such Person for such period for all immovable or real property or movable or personal property (other than computer equipment) by a factor of 8; provided however that, if no breakdown is provided between computer and other property, all Operating Rentals shall be multiplied by a factor of 8, the whole calculated on a consolidated basis in accordance with GAAP;

    1.1.28 "Capital Lease" means any lease (i) which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP, or (ii) for which the amount of the asset and liability thereunder should be disclosed in a note to such balance sheet as if so capitalized in accordance with GAAP;

    1.1.29 "Cash Equivalents" means, as of the date of any determination thereof, instruments of the following types:

      1.1.29.1 obligations of or unconditionally guaranteed by the governments of Canada or the United States of America ("USA"), or any agency of any of them backed by the full faith and credit of the governments of Canada or the USA, respectively, maturing within 364 days of acquisition;

      1.1.29.2 marketable direct obligations of the governments of one of the provinces of Canada, one of the states of the USA, or any agency thereof, or of any county, department, municipality or other political subdivision of Canada or the USA, the payment or guarantee of which constitutes a full faith and credit obligation of such province, state, municipality or other political subdivision, which matures within 364 days of acquisition and which is currently accorded a short-term credit rating of at least A-1 by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. (it and each successor thereto referred to herein as "S & P") or at least Prime-1 by Moody's Investors Service, Inc. (it and each successor thereto referred to herein as "Moody's") or the equivalent thereof from Dominion Bond Rating Service Limited (it and each successor thereto referred to herein as "DBRS");

      1.1.29.3 commercial paper, bonds, notes, debentures and bankers' acceptances issued by a Person residing in Canada or the USA and not referred to in subsection 1.1.29.1, 1.1.29.2 or 1.1.29.4, and maturing within 364 days from the date of issuance which, at the time of acquisition, is accorded a short-term credit rating of at least A-1 by S & P or at least Prime-1 by Moody's or the equivalent thereof from DBRS;

      1.1.29.4 (a) certificates of deposit maturing within 364 days from the date of issuance thereof, issued by a bank or trust company organized under the laws of the USA, any state thereof, or Canada or any province thereof, or (b) US Dollar certificates of deposit maturing within 364 days of acquisition and issued or guaranteed by a bank in western Europe or the United Kingdom, in all cases having a short-term credit rating, at the time of acquisition thereof, of A-1 or better by S & P or Prime-1 or better by Moody's (or the equivalent thereof from DBRS);

    1.1.30 "Change of Control" means, with respect to the Borrower, any circumstance which would result in any Person or group of Persons acting together, other than BCE Inc., Serge Godin, André Imbeau and Jean Brassard, holding, directly or indirectly, individually or collectively, a majority of the votes attached to the outstanding voting shares of the Borrower;

    1.1.31 "Charge" means any right to any property, or the income or benefits flowing therefrom, which secures an obligation due to a Person or a claim of such Person, whether such interest is based on the common law, statute or contract, and includes any security interest, hypothec, pledge, pawn, mortgage, privilege, prior claim, lien, charge, assignment, transfer, cession, encumbrance, Capital Lease, Synthetic Lease, installment sale, conditional sale or trust receipt or a consignment or bailment for security purposes. The term "Charge" shall include reservations, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements having the effect of restricting the ability, in any material respect, of a Person to fulfill its obligations hereunder, voting trust agreements and all similar arrangements) affecting property. Solely for the purposes of determining whether a Charge exists for the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Charge;

    1.1.32 "Closing Date" means November 12, 2002;

    1.1.33 "Commitment" means the portion of the Credit for which a Lender is responsible, as set out in Schedule "A" hereof;

    1.1.34 "Compliance Certificate" has the meaning ascribed to it in subsection 12.15.1(c);

    1.1.35 "Contract Costs" means the following costs incurred in the course of long-term Customer Contracts: i) integration costs incurred on large outsourcing contracts as well as incentives granted to clients upon signature of long-term outsourcing contracts, ii) costs of software specifically designed or acquired to provide long-term outsourcing contracts to clients or group of clients, and iii) reasonable amounts described in i) or ii) that arise out of specific long-term outsourcing contracts entered into by an acquired entity;

    1.1.36 "Conversion Date" means November 10, 2003, or such later date as may be designated as the Conversion Date in accordance with the provisions of Section 2.2;

    1.1.37 "Core Business" means information system and information technology ("IS/IT") consulting and management services, including IS/IT strategic planning, business process engineering and systems architecture; integration of different IS/IT systems, customization of applications and development services; and management of client's IS/IT and business functions (outsourcing) composed of (i) facilities management services including data centers, call centers, network and desktop services (Tier 1), (ii) functions associated with application maintenance and support, including corrective, perfective, preventive and adaptive maintenance (Tier 2), (iii) development and integration of new projects and applications to support clients' strategic objectives, including the full range of the Borrower's or its Subsidiaries' consulting and management services (Tier 3), and (iv) business process management and outsourcing, where the Borrower or its Subsidiaries assumes responsibility for performance of business functions and/or IS/IT platforms that support business functions such as human resources, payroll, finance, administrative functions and other corporate functions (Tier 4);

    1.1.38 "Credit" means the aggregate amount available to the Borrower under Facility A and Facility B;

    1.1.39 "Customer Contract" means a customer contract entered into after the date hereof by a member of the Restricted Group, or any renewal, amendment or extension after the date hereof of an existing customer contract of a member of the Restricted Group, in connection with services rendered as part of the Core Business (including the Organizational Services Agreement between Innovapost and Conseillers en gestion et informatique C.G.I. Inc. executed on May 3, 2002);

    1.1.40 "Debt" means, for any Person, without duplication:

      1.1.40.1 all Indebtedness for borrowed money, whether or not represented by notes, bonds, debentures or similar indentures;

      1.1.40.2 obligations representing the deferred purchase price of goods and services, excluding trade payables and other accrued current liabilities incurred in the ordinary course of business provided they are payable within 90 days from the date of purchase;

      1.1.40.3 the amount of the Negative Value of Derivative Instruments of such Person that exceeds $10,000,000;

      1.1.40.4 the portion of the amount of any Securitization Program conducted by such Person for which such Person can be responsible;

      1.1.40.5 Capitalized Operating Rents;

      1.1.40.6 the obligations, whether or not assumed, which are secured by Charges on the property belonging to such Person or payable out of the proceeds flowing therefrom, other than the Permitted Charges described in subsection 1.1.93.1 to 1.1.93.5 inclusive, similar non-consensual Charges included in 1.1.93.7 that do not secure any other category of Debt described in this subsection 1.1.40, and the Charges described in subsection 1.1.93.9 to the extent same are non-consensual and do not secure any other category of Debt described in this subsection 1.1.40;

      1.1.40.7 payment obligations under Capital Leases and Synthetic Leases;

      1.1.40.8 payment obligations under letters of credit (other than documentary letters of credit contemplating payment against delivery of property), letters of guarantee and bankers' acceptances; and

      1.1.40.9 payment obligations under Guarantees provided by such Person in respect of the obligations of another Person contemplated in any other clause of this subsection;

    1.1.41 "Default" means an event or circumstances, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof, constitute an Event of Default unless remedied within the prescribed delays or waived in writing by the Agent, as authorized by the Lenders;

    1.1.42 "Derivative Instrument" means an agreement entered into from time to time by a Person in order to control, fix or regulate currency exchange, commodity price or interest rate fluctuations, including a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or index equity swap, equity or index equity option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions and any combination of these transactions);

    1.1.43 "Designated Period" means, with respect to a Libor Advance or a BA Advance, a period designated by the Borrower in accordance with Sections 4.2, 6.1 and 6.4, respectively;

    1.1.44 "Disbursement Period" means, with respect to each of the Facilities, the period from the date of satisfaction of all of the conditions precedent set out in Article 10 until:

      1.1.44.1 with respect to Facility A, the Conversion Date;

      1.1.44.2 with respect to Facility B, the expiry of the Term.

    1.1.45 "Discount Note" means a non-interest bearing promissory note denominated in Canadian Dollars issued by the Borrower to a Non-BA Lender, such note to be in the form normally used by such Non-BA Lender;

    1.1.46 "EBITDA of the Borrower" means, with respect to the Borrower, for any period, (a) the net income or loss of the Borrower for such period, determined on a consolidated basis in accordance with GAAP, (b) minus the gains or plus the losses incurred in connection with all extraordinary items, plus (c) all amounts deducted in computing the net income or loss of the Borrower for such period in respect of depreciation and amortization expense (including the non-cash amortization expense of incentive payments), Interest Expense of the Borrower and income tax expense, and minus (d) solely for the purposes of making the calculations required by Section 12.11, the amount of any Excluded Discounts, each calculated on a consolidated basis in accordance with GAAP;

    1.1.47 "EBITDA of the Restricted Group" means, with respect to the Restricted Group, for any period, (a) the net income or loss of the Restricted Group for such period, determined on a consolidated basis and otherwise in accordance with GAAP, (b) minus the gains or plus the losses incurred in connection with all extraordinary items, plus (c) all amounts deducted in computing the net income or loss of the Restricted Group for such period in respect of depreciation and amortization expense (including the non-cash amortization expense of incentive payments), Interest Expense of the Restricted Group and income tax expense, and minus (d) solely for the purposes of making the calculations required by Section 12.11, the amount of any Excluded Discounts, each calculated on a consolidated basis and otherwise in accordance with GAAP;

    1.1.48 "EBITDAR of the Restricted Group" means, with respect to the Restricted Group, for any period, (a) the net income or loss of the Restricted Group for such period, determined on a consolidated basis and otherwise in accordance with GAAP, (b) minus the gains or plus the losses incurred in connection with all extraordinary items, plus (c) all amounts deducted in computing the net income or loss of the Restricted Group for such period in respect of depreciation and amortization expense (including the non-cash amortization expense of incentive payments), Interest Expense of the Restricted Group, income tax expense and Operating Rentals of the Restricted Group, and minus (d) solely for the purposes of making the calculations required by Section 12.11, the amount of any Excluded Discounts, each calculated on a consolidated basis and otherwise in accordance with GAAP; provided, however, that if, following an Acquisition permitted hereunder, a member of the Restricted Group acquires a division of a Person, or acquires a Person which becomes a member of the Restricted Group or amalgamates or merges with a member of the Restricted Group ("Acquiredco"), the EBITDAR of Acquiredco for the relevant period, as set out in its historical audited financial statements, may be included in the calculation of EBITDAR of the Restricted Group hereunder, to the extent not consolidated with the Restricted Group in accordance with GAAP, provided that Acquiredco has executed a Guarantee in the form of Schedule "D";

    1.1.49 "Environmental Laws" means all Canadian federal, provincial and local Laws, and all applicable foreign Laws (including all common laws under which environmental liabilities can arise) now or hereafter in effect (including those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and public health and relating to (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes (including any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any such statute, codes, regulations, rules or ordinances) into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any such statute, codes, regulations, rules or ordinances, and (c) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom;

    1.1.50 "Event of Default" means one or more of the events described in Section 14.1;

    1.1.51 "Excluded Discounts" means discounts which result in a reduction of actual cash receipts or cash incentives granted during any year of a Customer Contract, unless the relevant Customer Contract and the discounts applicable thereunder meet each of the following requirements:

      1.1.51.1 the aggregate amount of the cash incentives and discounts does not exceed 7.5% of the amount of the cash payments to be made to the Restricted Group during the term of the relevant Customer Contract (and for greater certainty, only the portion of the discount or cash incentive in excess of the aforesaid 7.5% will be an Excluded Discount to be deducted from the EBITDA of the Borrower, the EBITDA of the Restricted Group, or the EBITDAR of the Restricted Group);

      1.1.51.2 in the case of a discount incentive, the amount of the applicable associated deferred credit shall be treated as Debt but only for the purpose of the calculation of all applicable financial covenants set out in Section 12.11 hereof and not for the purposes of Section 13.6;

      1.1.51.3 the amount of the discount must be fully received by the customer during a period equal to the first 20% of the life of the Customer Contract, not exceeding 2 years; and

      1.1.51.4 the Customer Contract must provide that the unamortized portion of any such discount (calculated on a straight-line basis over the life of the Customer Contract) shall be repaid in the event of the premature termination of the Customer Contract;

    1.1.52 "Existing Credit Agreement" means the existing $250,000,000 credit agreement dated as of September 29, 1999 entered into among the Borrower, as borrower, and Bank of Montreal, Canadian Imperial Bank of Commerce, The Bank of Nova Scotia and Caisse centrale Desjardins, as lenders, and Bank of Montreal, as agent, as amended prior to the Closing Date;

    1.1.53 "Facility A" means the portion of the Credit available pursuant to subsection 2.1.1 and Section 2.2;

    1.1.54 "Facility B" means the portion of the Credit available pursuant to subsection 2.1.2 and Section 2.3;

    1.1.55 "Fair Market Value" will be presumed to mean the gross proceeds of sale of the particular assets in question, unless the disposition is made on a non-arm's length basis, which latter determination will be a question of fact in each case;

    1.1.56 "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which such rate is not so published for such day by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Agent from three (3) Federal Funds brokers of recognized standing selected by the Agent. If for any reason the Agent shall have determined (which determination shall be conclusive, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, Canadian Imperial Bank of Commerce's announced US Base Rate will apply;

    1.1.57 "Fee Letter" means the fee agreement letter dated September 4, 2002 entered into among Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank, Caisse centrale Desjardins and the Borrower;

    1.1.58 "Fees" means the fees payable to the Arrangers, the Agent and the Lenders in accordance with the provisions of Section 5.12;

    1.1.59 "First Currency" has the meaning ascribed to it pursuant to Section 15.1;

    1.1.60 "Generally Accepted Accounting Principles" or "GAAP" means the generally accepted accounting principles acknowledged by the Canadian Institute of Chartered Accountants and published in the Canadian Institute of Chartered Accountants' Handbook which (i) with respect to the financial covenants referred to in Section 12.11, are in effect on the date hereof and (ii) for all other purposes, are in effect from time to time;

    1.1.61 "Guarantees" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation against loss, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the Primary Obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money, and a Guarantee in respect of any other obligation or liability or any dividend, shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend, unless the Guarantee is limited in amount, in which case such limit shall be used for such computation; the term "Guarantees" also means, when the context so requires, the Guarantees executed by the Restricted Subsidiaries in accordance with Section 9.1, as same may be amended, restated, amended and restated, modified, supplemented or replaced from time to time;

    1.1.62 "Hazardous Substances" means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy vector, plasma and organic or inorganic matter which may alter and diminish or deteriorate the quality of the environment, or which by reason of its qualities is a hazard to health or to the environment, or is or is deemed to be, alone or in any combination, hazardous, hazardous waste, hazardous material, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any applicable Environmental Laws;

    1.1.63 "Indebtedness" of any Person means (without duplication) all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event includes all Debt (other than obligations referred to in subsection 1.1.40.6 which are not, in accordance with GAAP, required to be classified as liabilities on the balance sheet, nor noted as contingent liabilities in the notes to the financial statements) of such Person;

    1.1.64 "Innovapost" means Innovapost Inc., a joint venture with Canada Post;

    1.1.65 "Interest and Rent Coverage Ratio" means, for each calculation period consisting of the Borrower's then most recent four (4) fiscal quarters, the ratio of (i) EBITDAR of the Restricted Group in respect of such period to (ii) the total of the Interest Expense of the Restricted Group and the Operating Rentals of the Restricted Group in respect of such period;

    1.1.66 "Interest Expense of the Borrower" for any period, means all interest and all amortization of debt discount and expense for such period on each item of Debt of the Borrower for which such calculations are being made, calculated on a consolidated basis in accordance with GAAP;

    1.1.67 "Interest Expense of the Restricted Group" for any period, means all interest and all amortization of debt discount and expense for such period on each item of Debt of the Restricted Group for which such calculations are being made, calculated on a consolidated basis and otherwise in accordance with GAAP;

    1.1.68 "Investments" means all investments, in cash or by delivery of property, or by the assumption of Indebtedness or other obligations (other than any investment which would constitute an Acquisition hereunder and other than any acquisition of Cash Equivalents), made directly or indirectly in any Person, whether by acquisition of shares of capital stock, securities or assets, or by loan, advance, capital contribution or otherwise, calculated at the actual amount at which such investments were made;

    1.1.69 "ISDA Master Agreement" means the 1992 ISDA Master Agreement (Multi-Currency—Cross Border) as published by the International Swaps and Derivatives Association, Inc. and, where the context permits or requires, includes all schedules, supplements, annexes and confirmations attached thereto or incorporated therein, as such agreement may be amended, supplemented or replaced from time to time;

    1.1.70 "Laws" or "Law" means all applicable provisions of all laws, ordinances, decrees, orders, rules, regulations and directives of governmental bodies, and all applicable provisions of treaties, as well as all rulings, orders and other decrees of tribunals and arbitrators;

    1.1.71 "Lender" or "Lenders" means the Lenders listed in Schedule "A" together with any Assignee(s), or, as the context permits, any of them alone;

    1.1.72 "Letter of Credit" means a documentary letter of credit, a stand-by letter of credit and letters of guarantee issued by the Agent in accordance with the provisions hereof;

    1.1.73 "Leverage Ratio" means, as of any date of determination, the ratio of (i) consolidated Debt of the Restricted Group (other than obligations referred to in subsection 1.1.40.6 which are not, in accordance with GAAP, required to be classified as liabilities on the balance sheet, nor noted as contingent liabilities in the notes to the financial statements of, the Restricted Group) as of such date plus, solely for the purposes of Section 12.11, the amount of the deferred credit applicable in connection with Customer Contracts, as referred to in the definition of "Excluded Discounts", to (ii) EBITDAR of the Restricted Group for the preceding four (4) fiscal quarters ending on such date;

    1.1.74 "LIBOR" means, with respect to any Designated Period of 1, 2, 3 or 6 months relating to a Libor Advance, the average rate for deposits in US $                  for a period comparable to the Designated Period which is quoted on Libor 01 Page of Reuters, or, in case of the unavailability of such page, which is quoted on the British Bankers Association Libor Rates Telerate (page 3750 or other applicable page), in either case at or about 11:00 A.M. (London, England time), determined two (2) Banking Days prior to the date on which a Libor Advance is to be made in accordance with Section 5.8; if neither of such quotes is available, then LIBOR shall be determined by the Agent as the average of the rate at which deposits in US$ for a period similar to the Designated Period and in amounts comparable to the amount of such Libor Advance are offered by the Libor Reference Lenders to prime banks in the London inter-bank market at or about 11:00 A.M. London, England time on the date of such determination;

    1.1.75 "Libor Advance" means, at any time, the part of the Advances with respect to which the Borrower has chosen to pay interest on the Libor Basis;

    1.1.76 "Libor Basis" means the basis of calculation of interest on Libor Advances, or any part thereof, made in accordance with the provisions of Sections 5.5 and 5.6;

    1.1.77 "Libor Reference Lenders" means Canadian Imperial Bank of Commerce and The Toronto-Dominion Bank or such other Lenders appointed by the Agent with the consent of the Borrower in replacement of the said Lenders;

    1.1.78 "Loan" means, at any time, the aggregate of the Advances outstanding in accordance with the provisions hereof, including the face amount of any Bankers' Acceptances and Letters of Credit issued in accordance with the provisions hereof, together with interest thereon and any other amount in principal, interest and accessory costs payable to the Arrangers, the Agent or the Lenders by the Borrower pursuant hereto;

    1.1.79 "Majority Lenders" means Lenders having at least 66 2/3% of the Commitments;

    1.1.80 "Mandatory Repayment" means the repayment of all or any part of the Loan which the Borrower is obliged to effect in accordance with Section 8.2;

    1.1.81 "Margin" means, for Prime Rate Advances, US Base Rate Advances and Libor Advances, the following annual percentages depending on the Borrower's then-applicable Leverage Ratio, determined at the time and in the manner set out below:

Leverage Ratio (R)	Prime Rate Advances and US Base Rate Advances	Stamping Fees, Libor Advances and Letter of Credit Fees
R > 3.00:1	0.75%	1.75%
2.25:1 < R ≤ 3.00:1	0.50%	1.50%
1.65:1 < R ≤ 2.25:1	0.25%	1.25%
R ≤ 1.65:1	0%	1.00%

    From and after the Conversion Date, each of the above percentages as applicable to Facility A will be increased by 0.25%.

    The above table also sets out the Letter of Credit Fees and the Stamping Fees referred to in Section 4.3 and subsection 6.2.3 applicable to the Facility.

    From the Closing Date until the last day on which the first financial statements and Compliance Certificate are to be provided to the Agent, the Margin shall be that set out on the last line of the above table (based on an assumed Leverage Ratio of less than or equal to 1.65:1). Each change resulting from a change in the Leverage Ratio shall be effective with respect to all outstanding Loans from the day following the last day on which the Compliance Certificates required by subsections 12.15.1 and 12.15.2, as applicable, are to be provided to the Agent, and the Leverage Ratio derived from the financial statements delivered with the relevant Compliance Certificate;

    1.1.82 "Material Acquisition" means any Acquisition in an amount in excess of $10,000,000;

    1.1.83 "Material Adverse Change" means a material adverse change (a) in the business, assets, liabilities, financial position or operating results of the Borrower and its Subsidiaries, taken as a whole, or (b) in the ability of the Borrower or any of the Restricted Subsidiaries to perform any of its material obligations under this Agreement or the Guarantees to which it is a party, or (c) on the validity or enforceability of this Agreement or any of the Guarantees;

    1.1.84 "Negative Value of Derivative Instruments" means the aggregate amount that would be payable to all Persons by the Borrower (net of all amounts that would be payable by each such Person to the Borrower) on the date of determination pursuant to Section 6(e)(ii)(2)(A) of each ISDA Master Agreement between the Borrower and such Persons as if all Derivative Instruments under such ISDA Master Agreements were being terminated on that day; provided that, with respect to the Derivative Instruments between each Lender and the Borrower, the Agent will determine Market Quotation (as such term is defined in the ISDA

    Master Agreement) using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as such term is defined in the ISDA Master Agreement);

    1.1.85 "Net Proceeds" means, for the purposes of Section 8.2:

      1.1.85.1 the gross amount of proceeds payable to any member of the Restricted Group in cash or Cash Equivalents from any public or private offering of equity securities or Debt permitted hereunder (other than Debt which is permitted to be incurred under the provisions of Sections 13.6(a), 13.6(b), 13.6(d) and 13.6(f)) of any member of the Restricted Group (an "Offering");

      1.1.85.2 the gross amount of proceeds payable to any member of the Restricted Group in cash or Cash Equivalents arising from the sale, transfer, lease, assignment or other disposition or alienation of any of the property and assets (including shares, capital-stock and ownership interests) of any member of the Restricted Group, or from proceeds of insurance relating to the destruction of property or assets to the extent that such proceeds are not being applied to replace, restore or rebuild the assets so destroyed (an "Asset Disposition"), but expressly excluding any proceeds arising out of the sale of accounts receivable in connection with a Securitization Program, in an amount that does not exceed, in the aggregate, at any time, 40% of the Total Accounts Receivable of the Borrower, as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted, less (i) the amounts payable to discharge, radiate or otherwise release Permitted Charges on the property or assets being disposed of and (ii) the amount of taxes arising from each such Asset Disposition and which cannot be offset against losses, depreciation or otherwise such that same must actually be paid in cash;

    in each case, minus reasonable out-of-pocket costs, fees and expenses incurred in connection with such Offering or Asset Disposition, including commissions, but excluding any amounts paid to Affiliates;

    1.1.86 "Net Worth" means, as at the date of determination, Shareholders' Equity of the Borrower (excluding foreign exchange translation adjustments and any write-up in the value of assets as a result of any reassessment thereof), as reflected in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted, calculated on a consolidated basis in accordance with GAAP;

    1.1.87 "Non-BA Lender" means a Lender which does not accept bankers' acceptances issued in Canada;

    1.1.88 "Notice of Acquisition" means the notice transmitted to the Agent by the Borrower in accordance with the provisions of Section 12.20;

    1.1.89 "Notice of Borrowing" means a notice substantially in the form of Schedule "B" transmitted to the Agent by the Borrower in accordance with the provisions of Sections 4.1, 4.2 or 4.3 or of subsection 6.1.1;

    1.1.90 "Notice of Customer Contract" means the notice transmitted to the Agent by the Borrower in accordance with the provisions of Section 12.21;

    1.1.91 "Offering" has the meaning ascribed thereto in subsection 1.1.85.1;

    1.1.92 "Operating Rentals" means, as to any Person, for any period, the operating rental payments of such Person for the preceding four-quarter period, the whole calculated on a consolidated basis in accordance with GAAP;

    1.1.93 "Permitted Charges" means:

      1.1.93.1 any Charge created by Law that is assumed in the ordinary course of business and in order to exercise same, which has not at such date been registered in accordance with applicable Laws against such Person, which relates to obligations which are not yet due, which is not related to any loan of money or obtention of credit and which, in the aggregate, do not affect in a material way the use, the income or the benefits flowing from the property so charged in the conduct of the business of such Person; any Charge resulting from judgments or decisions which such Person has, at such date, appealed or in respect of which it has sought revision and obtained a suspension of execution pending the appeal or the revision; any Charge for taxes, assessments or governmental claims or other impositions not yet due or matured or in respect of which the validity at such date has been contested in good faith by such Person before a competent tribunal or other governmental body in accordance with the provisions of Section 12.7; or which relates to a deposit of monies or securities in the ordinary course of business with respect to any Charge referred to in this paragraph, or to secure workmen's compensation, surety or appeal bonds or security for costs of litigation;

      1.1.93.2 any right of a municipality, governmental body or other public authority pursuant to any lease, license, franchise, grant or permit obtained by such Person, or any right resulting from a legislative provision, to terminate such lease, license, franchise, grant or permit, or requiring an annual or periodic payment as a condition of its extension;

      1.1.93.3 any Charge granted by such Person to a public body, or to a municipal or governmental authority or public utility, or which may be imposed by one or the other, when required by such body or authority with respect to the operations of such Person or in the ordinary course of its business;

      1.1.93.4 real rights granted in favour of municipal authorities or public utilities on immovables acquired from time to time by such Person which do not adversely affect the value or marketability of such Person's immovable property in a material way;

      1.1.93.5 minor title defects, homologated lines, zoning and building by-laws, ordinances, regulations and other governmental restrictions on the use of property, provided that none of the foregoing adversely affect the value or marketability of such Person's immovable property in a material way;

      1.1.93.6 Charges in favour of a seller of assets purchased after the Closing Date, or a lender which finances the purchase of such assets, provided that such Charge is limited to the assets purchased and that the amount guaranteed by such Charge does not exceed 100% of the acquisition price of the assets so acquired (including sales taxes) and provided that the Indebtedness secured thereby does not, together with the amount of Indebtedness set out in subsections 1.1.93.7 and 1.1.93.8, exceed an amount equal to 5% of the Shareholders' Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted;

      1.1.93.7 Charges on property existing immediately prior to the time of acquisition thereof and not incurred in anticipation of the financing of such acquisition, provided that the Indebtedness secured thereby does not, together with the amount of Indebtedness set out in subsections 1.1.93.6 and 1.1.93.8, exceed an amount equal to 5% of the Shareholders' Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted;

      1.1.93.8 sale-leaseback transactions, Capital Leases and other similar transactions, provided that the Indebtedness secured thereby does not, together with the amount of Indebtedness set out in subsections 1.1.93.6 and 1.1.93.7, exceed an amount equal to 5% of the Shareholders' Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted;

      1.1.93.9 Charges (a) created to secure additional Debt of the Borrower permitted hereunder, or (b) securing up to $10,000,000 of non-consensual obligations of the Restricted Subsidiaries (such as landlord liens and similar Charges created by Law), that in the aggregate does not exceed an amount equal to 5% of the Shareholders' Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted; and

      1.1.93.10 Charges created in favour of the Agent or the Lenders pursuant to this Agreement;

    1.1.94 "Person" means a legal person, a natural person, a joint venture, a partnership, a trust, an entity without juridical personality, a government or any ministry, organization or intermediary of such government;

    1.1.95 "Prime Rate" means, on any day, the reference rate of interest, expressed as an annual rate, publicly announced or posted from time to time by Canadian Imperial Bank of Commerce as being its reference rate then in effect for determining interest rates on demand commercial loans granted in Canada in Canadian Dollars to its clients (whether or not any such loans are actually made); provided that in the event that the Prime Rate is, at any time, less than the average one month Bankers' Acceptance rate quoted on Reuters Service, page CDOR, as at approximately 10:00 A.M. on such day plus 1% (the "BA Rate"), "Prime Rate" shall be equal to the BA Rate;

    1.1.96 "Prime Rate Advance" means, at any time, the part of the Canadian Dollar Advances with respect to which the Borrower has chosen, or, in accordance with the provisions hereof, is obliged, to pay interest on the Prime Rate Basis;

    1.1.97 "Prime Rate Basis" means the basis of calculation of interest on the Prime Rate Advances, or any part thereof, made in accordance with the provisions of Sections 5.1 and 5.2;

    1.1.98 "Quarterly Financials" has the meaning ascribed thereto in subsection 12.15.1(a);

    1.1.99 "Restricted Group" means, as of any date of determination thereof, the Borrower and the Restricted Subsidiaries;

    1.1.100 "Restricted Subsidiaries" means CGI Information Systems and Management Consultants Inc., CDSL Canada Limited, Conseillers en gestion et informatique C.G.I. Inc., Centre de services de paie CGI Inc., CGI Information Systems & Management Consultants, Inc., CGI Information Technology Services, Inc., The CGI Group Holding Corp., CGI Group (Europe) Limited and, provided they have executed within 90 days of the Closing Date a Guarantee in favour of the Agent on behalf of the Lenders substantially in the form annexed hereto as Schedule "D", CGI Information Systems and Management Consultants Holding SAS and Conseillers en Gestion et Informatique CGI SAS, as well as any other wholly-owned Subsidiary of the Borrower (other than, for greater certainty, Innovapost) designated by the latter from time to time in accordance with Sections 12.22 and 12.23, provided that such Restricted Subsidiaries shall have executed a Guarantee in favour of the Agent, on behalf of the Lenders, of the obligations of the Borrower under this Agreement substantially in the form annexed hereto as Schedule "D", and shall have provided documents similar to those provided on or prior to the Closing Date under subsections 10.1.1, 10.1.6, 10.1.7, 10.1.8 and 10.1.10; provided that no Subsidiary may be a Restricted Subsidiary to the extent that such Subsidiary would be prohibited from distributing its earnings in cash to its shareholders as a consequence of any restrictions arising out of any (i) agreement, (ii) incorporating, constituting or charter documents, (iii) foreign exchange or currency controls, (iv) Law, or (v) Charge;

    1.1.101 "Rollover Date" means, with respect to a Libor Advance or a BA Advance, the date of any such Advance, or the first day of any Designated Period;

    1.1.102 "Second Currency" has the meaning ascribed to it pursuant to Section 15.1;

    1.1.103 "Securitization Program" means a transaction or series of transactions providing for the sale, securitization or other asset-backed financing of accounts receivable of the Borrower or any of the Restricted Subsidiaries;

    1.1.104 "Selected Amount" means:

      1.1.104.1 with respect to a BA Advance, the amount of the Canadian Dollar Advances which the Borrower has asked to obtain by the issuance of Bankers' Acceptances in accordance with subsections 6.1.1 and 6.4.2; and

      1.1.104.2 with respect to a Libor Advance, the amount in respect of which the Borrower has asked, in accordance with Section 4.2, that the interest payable thereon be calculated on the Libor Basis;

    1.1.105 "Shareholders' Equity of the Borrower" means, at any time, the amount of the shareholders' equity of the Borrower, calculated on a consolidated basis in accordance with GAAP;

    1.1.106 "Stamping Fee" means the fee indicated in the applicable column and row of subsection 1.1.81 and calculated in the same manner as the Margin is calculated;

    1.1.107 "Subsidiary" means any Person in respect of which the majority of the issued and outstanding capital stock granting a right to vote in all circumstances is at the relevant time owned by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, and includes a limited partnership that would be an Affiliate if it were a body corporate;

    1.1.108 "Swing Line Advances" means a Prime Rate Advance by the Swing Line Lender to the Borrower in an aggregate principal amount outstanding at any time not exceeding Cdn.$30,000,000. All Swing Line Advances are available only by way of Prime Rate Advances and may not be converted into any other form of borrowing;

    1.1.109 "Swing Line Lender" means Canadian Imperial Bank of Commerce and any successor thereof appointed pursuant to Section 4.4;

    1.1.110 "Swing Line Loan" means, at any time, the aggregate of the Swing Line Advances outstanding at any time in accordance with the provisions hereof, together with any other amount in interest and accessory costs payable to the Swing Line Lender by the Borrower pursuant thereto;

    1.1.111 "Synthetic Lease" means any synthetic lease or similar off-balance sheet financing product where such transaction is considered borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP;

    1.1.112 "Tangible Net Assets of the Borrower" means, on any day, on a consolidated basis (without duplication), the assets of the Borrower minus the aggregate amount appearing on the consolidated balance sheet of the Borrower in respect of goodwill, deferred costs, intellectual property, loans to shareholders, future income taxes, and other similar intangible assets as determined by the Majority Lenders, acting reasonably, after consultation with the Borrower (and for greater certainty, Contract Costs, work in progress and prepaid expenses shall be considered as tangible assets), and minus any increase in the value of assets caused by any re-evaluation of same, determined in accordance with GAAP;

    1.1.113 "Tangible Net Assets of the Restricted Group" means, on any day, on a consolidated basis (without duplication), the assets of the Restricted Group minus the aggregate amount appearing on the consolidated balance sheet of the Restricted Group in respect of goodwill, deferred costs, intellectual property, loans to shareholders, future income taxes, and other similar intangible assets as determined by the Majority Lenders, acting reasonably, after consultation with the Borrower (and for greater certainty, Contract Costs, work in progress and prepaid expenses shall be considered as tangible assets), and minus any increase in the value of assets caused by any re-evaluation of same, and otherwise determined in accordance with GAAP;

    1.1.114 "Term" means the period commencing on the Closing Date and terminating:

      1.1.114.1 with respect to Facility A, two (2) years after the Conversion Date; and

      1.1.114.2 with respect to Facility B, on November 11, 2005;

    1.1.115 "Term Sheet" has the meaning ascribed thereto in subsection 1.1.8;

    1.1.116 "Total Accounts Receivable of the Borrower" means, on any day, on a consolidated basis (without duplication), the accounts receivable of the Borrower plus the amount of any then existing Securitization Program, the whole as determined in accordance with GAAP;

    1.1.117 "Transfer Agreement" means a transfer agreement substantially in the form annexed hereto as Schedule "C";

    1.1.118 "US Base Rate" means, on any day, the rate of interest, expressed as an annual rate, publicly announced or posted from time to time by Canadian Imperial Bank of Commerce as being its reference rate then in effect for determining interest rates on demand commercial loans granted in Canada in US Dollars to its clients (whether or not any such loans are actually made); provided that if the US Base Rate is, for any period, less than the Federal Funds Effective Rate plus .75% per annum, the US Base Rate shall be deemed to be equal to the Federal Funds Effective Rate plus .75% per annum;

    1.1.119 "US Base Rate Advance" means, at any time, the part of the US Dollar Advances with respect to which the Borrower has chosen, or, in accordance with the provisions hereof, is obliged, to pay interest on the US Base Rate Basis;

    1.1.120 "US Base Rate Basis" means the basis of calculation of interest on the US Base Rate Advances, or any part thereof, made in accordance with the provisions of Sections 5.3 and 5.4;

    1.1.121 "US Dollars" or "US $" means the lawful currency of the United States of America in same day immediately available funds or, if such funds are not available, the currency of the United States of America which is ordinarily used in the settlement of international banking operations on the day on which any payment or any calculation must be made pursuant to this Agreement;

    1.1.122 "US Dollar Advances" means, at any time, all Advances made in US Dollars;

    1.1.123 "Working Capital" means, at any time, the result obtained when the current liabilities of the Restricted Group are deducted from the current assets of the Restricted Group, determined on a consolidated basis and otherwise in accordance with GAAP, provided that in calculating current liabilities the current portion of long term Debt shall be included except if such portion of long term Debt represents an unamortized, or substantially unamortized, balloon payment due at the end of the term of such long term Debt.

  1.2 Interpretation

  Unless stipulated to the contrary, the words used herein which indicate the singular include the plural and vice versa and the words indicating masculine include the feminine and vice versa. In addition, the word "includes" (or "including") shall be interpreted to mean "includes (or including) without limitation". Finally, any reference to a time shall mean local time in the City of Montreal, Province of Quebec.

  1.3 Currency

  Unless the contrary is indicated, all amounts referred to herein are expressed in Canadian Dollars.

  1.4 Generally Accepted Accounting Principles

  Unless the Lenders shall otherwise expressly agree or unless otherwise expressly provided herein, all of the terms of this Agreement which are defined under the rules constituting Generally Accepted Accounting Principles shall be interpreted, and all financial statements and reports to be prepared hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles.

  1.5 Division and Titles

  The division of this Agreement into Articles, Sections and subsections and the insertion of titles are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

2. THE CREDIT

  2.1 The Facilities

  Subject to the provisions hereof, each Lender agrees to make available to the Borrower, individually and not jointly and severally or solidarily, its Commitment in the Credit, which Credit consists of the following:

    2.1.1 a maximum amount of Cdn.$150,000,000 or its equivalent in US Dollars, under Facility A; and

    2.1.2 a maximum amount of Cdn.$265,000,000 or its equivalent in US Dollars, under Facility B;

  for a total of up to Cdn.$415,000,000 or its equivalent in US Dollars.

  Irrespective of whether or not any Swing Line Advances have been made or remain outstanding, the amount available under Facility A (other than for the purposes of subsection 5.12.1(a)) shall be deemed to be reduced by an amount equal to the maximum amount of Swing Line Advances available hereunder.

  2.2 Facility A

  Subject to the applicable provisions of this Agreement, all Advances available to the Borrower under Facility A may be repaid and re-borrowed by the Borrower at all times prior to the Conversion Date. On the Conversion Date, the amount of the Commitment of each Lender under Facility A shall be reduced to the amount of its share of the Loan outstanding under Facility A on the Conversion Date. The Lenders may, in their absolute discretion, agree to extend the Conversion Date for further periods of 364 days each, at any time, provided that the Borrower makes such request to the Agent at least 90 days but not more than 120 days prior to the Conversion Date. The Agent shall promptly notify the Lenders of any such request and, no earlier than the 60th day nor later than the 30th day prior to the Conversion Date, each Lender shall notify the Agent of its election to extend or not extend the Conversion Date pursuant to such request. Any Lender who does not respond to such request within such time period shall be deemed to have elected not to extend the Conversion Date. If the Majority Lenders consent to such extension, the Conversion Date will be extended for an additional 364 day period, such extension applying only to those Lenders who provided their consent to such extension. The Borrower may request the extension of the Conversion Date for any number of consecutive extensions, provided that if the Majority Lenders do not elect to extend the Conversion Date following any such request, no further request may be made.

  At the option of the Borrower, any Lender not consenting to such an extension (a "Non-Consenting Lender"):

    2.2.1 may be replaced (in whole or in part, but if in part, only if the balance of such Lender's Commitment is repaid in the manner set out in subsection 2.2.2) by one or more Lenders, or by a new Lender satisfactory to the Borrower and the Agent, in which case such Non-Consenting Lender shall be obliged to promptly Assign its rights, benefits and obligations as a Lender to such new Lender in accordance with the provisions of Section 16.2; or

    2.2.2 may have any amount not assumed by a Lender under subsection 2.2.1 prepaid by the Borrower, with a corresponding reduction in the amount of Facility A, subject to the payment by the Borrower of the breakage costs described in Section 7.2, if any.

  If, and to the extent that, the full amount of the Commitments of the Non-Consenting Lenders are not assumed or prepaid pursuant to this Section 2.2, the remaining Commitment under Facility A of each Non-Consenting Lender (in this context, a "Termed-Out Lender") shall terminate on the day which would have been the last day of the Term of Facility A, and, as and from the Conversion Date, such portion of Facility A will (a) no longer revolve, and (b) be subject to the repayment obligations set out in subsections 8.1.1, 8.2.1, 8.2.2 and 8.3.

  The initial Advance under Facility A shall be in an amount sufficient to repay all amounts owing under the Existing Credit Agreement.

  Facility A is available by way of Prime Rate Advances, Swing Line Advances, US Base Rate Advances, Libor Advances, BA Advances and Letters of Credit.

  2.3 Facility B

  Subject to the applicable provisions of this Agreement, all Advances available to the Borrower under Facility B may be repaid and re-borrowed by the Borrower at all times during the Term.

  Facility B is available by way of Prime Rate Advances, US Base Rate Advances, Libor Advances, BA Advances and Letters of Credit.

3. PURPOSE

  3.1 Purpose of the Advances

  All Advances made by the Lenders to the Borrower in accordance with the provisions hereof shall be used by the Borrower exclusively as follows:

    3.1.1 under Facility A, exclusively for general corporate purposes, including Acquisitions in the Borrower's Core Business, and for the repayment and cancellation of the Debt of the Borrower under the Existing Credit Agreement; and

    3.1.2 under Facility B, exclusively to finance (i) Material Acquisitions in the Borrower's Core Business, (ii) Contract Costs of Customer Contracts, and (iii) the amount of the Investment to be made by the Borrower in Innovapost subject to the limitations contained in Section 13.7.

  None of the Facilities shall be used for the purpose of financing or protecting against any hostile acquisition, or to redeem, refinance, or purchase any equity or debt ranking junior to the Advances.

4. ADVANCES, CONVERSIONS AND OPERATION OF ACCOUNTS

  4.1 Notice of Borrowing—Direct Advances

  Subject to the applicable provisions of this Agreement, on any Business Day during the relevant Disbursement Period, the Borrower shall be entitled to draw upon the Credit, on one or more occasions, up to the maximum amount of the Credit, by way of Prime Rate Advances and US Base Rate Advances in minimum amounts of $5,000,000 and in whole multiples of $1,000,000, provided that at least one (1) Business Day prior to the day on which any Prime Rate Advance (other than a Swing Line Advance, which shall be made in accordance with the provisions of Section 4.4) or US Base Rate Advance is required, the Borrower shall have provided to the Agent an irrevocable telephone notice at or before 10:00 A.M. on any Business Day, followed by the immediate delivery of a written Notice of Borrowing. Notices of Borrowing in respect of Libor Advances, Letters of Credit, Swing Line Advances and BA Advances shall be given in accordance with the provisions of Sections 4.2, 4.3, 4.4 and 6.1, respectively.

  4.2 LIBOR Advances and Conversions

  Subject to the applicable provisions of this Agreement, on any Business Day during the relevant Disbursement Period, upon an irrevocable telephone notice to the Agent given prior to 10:00 A.M., at least three (3) Business Days prior to the date of a proposed Libor Advance or a Rollover Date, followed by the immediate delivery of a written Notice of Borrowing, the Borrower may request that a Libor Advance be made, that one or more US Base Rate Advances not borrowed as Libor Advances be converted into one or more Libor Advances or that a Libor Advance or any part thereof be extended, as the case may be (with respect to Facility A, such conversion or extension may also occur after the Conversion Date). The Agent shall determine the LIBOR which will be in effect on the date of the Advance or the Rollover Date, as the case may be (which in such case must be a Banking Day), with respect to the Selected Amount or to each of the Selected Amounts, as the case may be, having a maturity of 1, 2, 3 or 6 months (subject to availability) from the date of the Advance or the Rollover Date, as the case may be. However, if the Borrower has not delivered a notice to the Agent in a timely manner in accordance with the provisions of this Section 4.2, the Borrower shall be deemed to have chosen to have the interest on the amount of such Advance calculated on the US Base Rate Basis.

  4.3 Letters of Credit

  Subject to the applicable provisions of this Agreement, on any Business Day during the relevant Disbursement Period, upon three (3) Business Days' prior written Notice of Borrowing to the Agent, the Borrower may cause to be issued by the Agent (in its capacity as issuing Lender), on behalf of the Lenders one or more Letters of Credit, in Canadian Dollars only, in a maximum aggregate amount outstanding at any time not exceeding $25,000,000, and for a period not exceeding one year from issuance, subject to the signature by the Borrower of the Agent's standard documentation then currently used in connection with Letters of Credit. The Borrower shall pay Letter of Credit fees in respect of any such Letters of Credit equal to the aggregate of: (i) for the Lenders, the rate per annum of the face amount thereof indicated in the definition of "Margin" under the column "Letter of Credit Fees", taking into account the number of days until the maturity of such Letter of Credit, and (ii) for Canadian Imperial Bank of Commerce (in its capacity as issuing Lender, or Bank of Montreal, in its capacity as issuing Lender with respect to Letters of Credit issued prior to the Closing Date), .125% per annum of the face amount thereof, taking into account the number of days until the maturity of such Letter of Credit, in each case payable in advance each quarter, commencing on the date of issuance, or on such other dates as the issuing lender may determine from time to time. Nothing in this Agreement shall be interpreted as authorizing the Borrower to cause to be issued Letters of Credit maturing on a date which is less than five (5) Business Days before the expiry of the Term.

  4.4 Swing Line Advances

    4.4.1 Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make Swing Line Advances to the Borrower on any Business Day from time to time prior to the Conversion Date. Swing Line Advances may be made or drawn by way of overdrafts on the Borrower's account with the Swing Line Lender or by way of irrevocable same Business Day telephone notice at or before 11:00 A.M. (Montreal time) followed by the delivery on the same day of a written notice of confirmation.

    4.4.2 The proceeds of Swing Line Advances may be used by the Borrower for any purpose for which other Advances under Facility A may be used.

    4.4.3 The Swing Line Advances shall be immediately repaid by the Borrower if the Swing Line Loan to the Borrower at any time exceeds the maximum of the Swing Line Advances, either by the Borrower submitting a Notice of Borrowing to request a new Advance or by the Agent advising the Lenders of a deemed Notice of Borrowing for the same purpose, which Notice of Borrowing the Agent is hereby expressly authorized (but in no way obliged) to issue. In any event, the Swing Line Loan resulting from each Swing Line Advance shall be repaid not more than seven (7) days following such Advance.

    4.4.4 If the Swing Line Lender no longer wishes to act as such, it shall notify the Borrower, the other Lenders and the Agent not less than 15 days prior to the date on which it proposes to cease acting as a Swing Line Lender. In such event, the Borrower may designate a different Swing Line Lender by sending a notice to (a) the Swing Line Lender who will no longer act as such (the "Retiring Swing Line Lender"), (b) the new Swing Line Lender who has agreed to act as such and (c) the Agent, not less than five (5) days prior to the date on which the replacement is to occur. The new Swing Line Lender shall make a Prime Rate Advance available to the Agent for the purpose of repaying the Swing Line Loan owed to the Retiring Swing Line Lender.

    4.4.5 If an Event of Default shall have occurred, other than an Event of Default under subsection 14.1.4, or if no Lender wishes to act as a replacement for the Retiring Swing Line Lender (in such case, the Swing Line Lender is herein referred to as the "Former Swing Line

    Lender"), the Borrower shall be deemed to have made a request for a Prime Rate Advance and each Lender shall make a Prime Rate Advance available to the Agent for the purpose of repaying the principal amount of the Swing Line Loan owed to the Former Swing Line Lender, in the amount of such Lender's percentage Commitment multiplied by the amount of the outstanding Swing Line Loan owing to the Former Swing Line Lender (the "Lender Swing Line Repayments"). In such event, the Borrower's right to obtain Swing Line Advances will cease and the amounts outstanding thereunder will continue to form part of the Loans. However, if a Default under subsection 14.1.4 of this Agreement shall have occurred and be continuing, or if an Event of Default under subsection 14.1.4 shall have occurred, the Lenders shall not make such Lender Swing Line Repayments and the provisions of subsection 4.4.6 shall apply.

    4.4.6 If, before the making of a Lender Swing Line Repayment under subsection 4.4.5, a Default under subsection 14.1.4 shall have occurred and be continuing or an Event of Default under subsection 14.1.4 shall have occurred, each Lender will, on the date such Lender Swing Line Repayment was to have been made, purchase from the Former Swing Line Lender an undivided participating interest in the Swing Line Loans to be repaid, in an amount equal to its percentage Commitment multiplied by the amount of the outstanding Swing Line Loans, and immediately transfer such amount to the Agent for the benefit of the Former Swing Line Lender, in immediately available funds. In such event, the Borrower's right to obtain Swing Line Advances will cease and the amounts outstanding thereunder will continue to form part of the Loans. If at any time after any Lender Swing Line Repayment has been made, the Former Swing Line Lender receives any payment on account of the Swing Line Loans in respect of which such Lender Swing Line Repayment has been made, the Former Swing Line Lender will distribute to the Agent for the benefit of each Lender an amount equal to its percentage Commitment multiplied by such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's portion was outstanding and funded) in like funds as received; provided, however, that if such payment received by the Former Swing Line Lender is required to be returned, such Lender will return to the Agent for the benefit of the Former Swing Line Lender any portion thereof previously distributed by the Former Swing Line Lender to the Agent for the benefit of such Lender in like funds as such payment is required to be returned by such Former Swing Line Lender.

    4.4.7 Each Lender's obligation to make Lender Swing Line Repayments or to purchase a participating interest in accordance with subsections 4.4.5 and 4.4.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, compensation, counterclaim, recoupment, defence or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of any Default or Event of Default; (3) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (4) any breach of this Agreement by the Borrower or any other Person; (5) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Prime Rate Advance is to be made or participating interest is to be purchased or (6) any other circumstances, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available the amount required under subsection 4.4.5 or 4.4.6, as the case may be, the Former Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the Prime Rate Basis from the date of non-payment until such amount is paid in full.

  4.5 Currency

  Subject to the provisions of Section 2.1, at any time during the relevant Disbursement Period, the Borrower may borrow, on one or more occasions, up to the maximum amount of the Credit in Canadian or US Dollars or in any combination thereof as the Borrower may consider appropriate.

  4.6 Operation of Accounts

  The Agent shall maintain in its books at the Agency Branch a record of the Loan, including the Bankers' Acceptances issued by the Borrower and the Letters of Credit issued by the Lenders at the request of the Borrower, attesting as to the total of the Borrower's indebtedness to the Lenders in accordance with the provisions hereof. These accounts or registers shall constitute, in the absence of manifest error, prima facie proof of the total amount of the indebtedness of the Borrower to the Lenders in accordance with the provisions hereof, of the date of any Advance made to the Borrower and of the total of all amounts paid by the Borrower from time to time with respect to principal and interest owing on the Loan and the fees and other sums exigible in accordance with the provisions hereof.

  4.7 Apportionment of Advances

  The amount of each Advance will be apportioned among the Lenders by the Agent by reference to the Commitment of each Lender, as such Commitment shall be immediately prior to the making of any Advance, subject to the provisions of Section 4.4 hereof with respect to Swing Line Advances and Section 6.9 hereof with respect to BA Advances. If any amount is not in fact made available to the Agent by a Lender, the Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Agent as being its cost of funds in the circumstances) on demand from such Lender or, if such Lender fails to reimburse the Agent for such amount on demand, from the Borrower.

  4.8 Limitations on Advances

  Any amount of the Credit available under Facility A in excess of the amount outstanding on the Conversion Date will cease to be available to the Borrower on the Conversion Date.

  4.9 Notices Irrevocable

  Any notice given to the Agent in accordance with Articles 4 or 6 may not be revoked or withdrawn.

  4.10 Market for Bankers' Acceptances and Libor Advances

  If at any time or from time to time: (a) there no longer exists a market for Bankers' Acceptances or, (b) as a result of market conditions, (i) there exists no appropriate or reasonable method to establish LIBOR, for a Selected Amount or a Designated Period, or (ii) US Dollar deposits are not available to the Lenders in such market in the ordinary course of business in amounts sufficient to permit them to make the Libor Advance, for a Selected Amount or a Designated Period, such Lenders shall so advise the Agent and any such Lenders shall not be obliged to accept drafts of the Borrower presented to such Lenders pursuant to the provisions of this Agreement nor to honour any Notices of Borrowing in connection with any BA Advances or Libor Advances, as the case may be, and the Borrower's option to request BA Advances or Libor Advances, as the case may be, shall thereupon be suspended upon notice by the Agent to the Borrower.

  4.11 Suspension of BA Advance and Libor Advance Option

  If a notice has been given by the Agent in accordance with Section 4.10, the BA Advance or the Libor Advance, or any part thereof, as the case may be, shall not be made (whether as an Advance, a conversion or an extension) by the Lenders and the right of the Borrower to choose that Advances be made or, once made, be converted or extended into the BA Advances or Libor Advances, as the case may be, shall be suspended until such time as the Agent has determined that the circumstances having given rise to such suspension no longer exist, in respect of which determination the Agent shall advise the Borrower within a reasonable delay.

  4.12 Limits on the BA Advances, Letters of Credit and Libor Advances

  Nothing in this Agreement shall be interpreted as authorizing the Borrower to issue Bankers' Acceptances or borrow by way of Libor Advances for a Designated Period expiring on a date which is after the expiry of the Term, nor to cause to be issued Letters of Credit maturing on a date which is less than five (5) Business Days prior to the expiry of the Term.

5. INTEREST AND FEES

  5.1 Interest on the Prime Rate Basis

  The principal amount of the Loan which at any time and from time to time remains outstanding and in respect of which the Borrower has chosen or, in accordance with the provisions hereof, is obliged to pay interest on the Prime Rate Basis, shall bear interest, calculated daily, on the daily outstanding principal balance of such Advance, from the date of each Prime Rate Advance up to and including the day preceding the date of repayment thereof in full at the annual rate (calculated based on a 365 or 366 day year, as the case may be) applicable to each of such days which corresponds to the Prime Rate at the close of business on each of such days, plus the Margin applicable on such day.

  5.2 Payment of Interest on the Prime Rate Basis

  The interest payable in accordance with Section 5.1 and calculated in the manner described therein shall be payable to the Agent for the account of the Lenders monthly, in arrears, on the first Business Day of the following month or on such other date as the Agent may determine and advise the Borrower from time to time, and on the last day of the Term, the first payment of which shall be exigible on the first Business Day of the month following the month in which the first Prime Rate Advance was made.

  5.3 Interest on the US Base Rate Basis

  The principal amount of the Loan which at any time and from time to time remains outstanding and in respect of which the Borrower has chosen or, in accordance with the provisions hereof, is obliged to pay interest on the US Base Rate Basis, shall bear interest, calculated daily, on the daily outstanding principal balance of such Advance, from the date of each US Base Rate Advance up to and including the day preceding the date of repayment thereof in full at the annual rate (calculated based on a 365 or 366 day year, as the case may be) applicable to each of such days which corresponds to the US Base Rate at the close of business on each of such days, plus the Margin applicable on such day.

  5.4 Payment of Interest on the US Base Rate Basis

  The interest payable in accordance with Section 5.3 and calculated in the manner described therein shall be payable to the Agent for the account of the Lenders monthly, in arrears, on the first Business Day of the following month or on such other date as the Agent may determine and advise the Borrower from time to time, and on the last day of the Term, the first payment of which shall be exigible on the first Business Day following the month in which the first US Base Rate Advance was made.

  5.5 Interest on the Libor Basis

  The principal amount of the Libor Advances which at any time and from time to time remains outstanding shall bear interest, calculated daily, on the daily balance of such Libor Advance, from each Rollover Date, at the annual rate (calculated based on a 360-day year) applicable to each of such days which corresponds to the LIBOR applicable to each Selected Amount, plus the Margin applicable to each of such days, and shall be effective as and from each Rollover Date up to and including the date prior to the next Rollover Date.

  5.6 Payment of Interest on the Libor Basis

  The interest payable in accordance with the provisions of Section 5.5 and calculated in the manner described therein on the amount outstanding from time to time is payable to the Agent for the account of the Lenders, in arrears,

    5.6.1 on the last day of the applicable Designated Period when the Designated Period is one (1) to three (3) months,

    5.6.2 when the applicable Designated Period exceeds three (3) months, on the last Business Day of each period of three (3) months during such Designated Period and on the last day of the applicable Designated Period.

  5.7 Limits to the Determination of LIBOR

  Nothing herein contained shall be interpreted as authorizing the Borrower, with respect to the determination of LIBOR, to choose a Selected Amount with respect to each Designated Period of less than US $5,000,000, and any Selected Amount shall be in whole multiples of US $1,000,000.

  5.8 Fixing of LIBOR

  LIBOR shall be transmitted to the Borrower at approximately 11:00 A.M., two (2) Banking Days prior to:

    (a)
    the date on which the Libor Advance is to be made; or

    (b)
    the relevant Rollover Date.

  5.9 Interest on the Loan

  Where no specific provision with respect to interest on an outstanding portion of the Loan is contained in this Agreement, the interest on such portion of the Loan shall be calculated and payable on the Prime Rate Basis if the amount is in Canadian Dollars or on the US Base Rate Basis if the amount is in US Dollars.

  5.10 Default Interest

  During the period following any Default in the payment of principal or interest hereunder (and until same is remedied or waived), and following any Event of Default (and until same is waived), the Loan shall bear interest at a rate that is two percent (2%) per annum higher than the rate of interest payable in respect of the relevant principal amount of the Loan and shall be calculated and exigible on the same basis.

  5.11 Maximum Interest Rate

  The amount of the interest or fees exigible in applying this Agreement shall not exceed the maximum rate permitted by Law. Where the amount of such interest or such fees is greater than the maximum rate, the amount shall be reduced to the highest rate which may be recovered in accordance with the applicable provisions of Law.

  5.12 Fees

  The Borrower shall pay the following fees (the "Fees") to the Agent:

    5.12.1 for the Lenders, a non-refundable Standby Fee equal to:

      (a)
      prior to the Conversion Date, 20% of the applicable Stamping Fee indicated in the definition of "Margin" (calculated based on a 365 day year and otherwise in the same way as the Margin is determined), calculated daily, on the daily unused portion of Facility A (calculated based on the maximum amount that could be available under Facility A); and

      (b)
      during the Term, the applicable rate per annum indicated in the table below multiplied by the applicable Stamping Fee indicated in the definition of "Margin" (calculated based on a 365 day year and otherwise in the same way as the Margin is determined), calculated daily, on the daily unused portion of Facility B (calculated based on the maximum amount that could be available under Facility B);

Percentage of Facility B used (%)	Standby Fee For Facility B (as a multiple of Stamping Fee)
% ≤ 33 1/3%	35%
33 1/3% < % ≤ 66 2/3%	30%
% > 66 2/3%	25%

    and payable quarterly in arrears on the first Business Day of the following fiscal quarter, with the first such payment due on January 2, 2003;

    5.12.2 for the Lenders, the up-front fee agreed to in the Fee Letter and in the Term Sheet and payable as indicated therein;

    5.12.3 for the Agent, the administration agency fee agreed to in the Fee Letter and in the Term Sheet and payable as indicated therein; and

    5.12.4 for the Arrangers, the arrangement fee agreed to in the Fee Letter and in the Term Sheet and payable as indicated therein.

  5.13 Interest Act

    5.13.1 For the purposes of the Interest Act (Canada), any amount of interest or fees calculated herein using 360, 365 or 366 days per year and expressed as an annual rate is equal to the said rate of interest or fees multiplied by the actual number of days comprised within the calendar year, divided by 360, 365 or 366, as the case may be.

    5.13.2 The parties agree that all interest in this Agreement will be calculated using the nominal rate method and not the effective rate method, and that the deemed re-investment principle shall not apply to such calculations. In addition, the parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates.

6. BANKERS' ACCEPTANCES

  6.1 Advances by Bankers' Acceptances and Conversions into Bankers' Acceptances

    6.1.1 Subject to the applicable provisions of this Agreement, on any Business Day during the relevant Disbursement Period, by written Notice of Borrowing to the Agent given at least one (1) Business Day prior to the date of the Advance or the Rollover Date (for the purposes of this Article 6 called the "Acceptance Date") and before 10:00 A.M., the Borrower may request that a BA Advance be made, that one or more Advances not borrowed as BA Advances be converted into one or more BA Advances or that a BA Advance or any part thereof be extended, as the case may be (with respect to Facility A, such conversion or extension may also occur after the Conversion Date) (the "BA Request"). Bankers' Acceptances shall be issued on each Acceptance Date, in a minimum Selected Amount, with respect to each Designated Period, of $5,000,000 or such greater amount which is an integral multiple of $1,000,000, shall have a Designated Period of 1, 2, 3 or 6 months (or such other period as may be available and acceptable to the Agent), subject to availability, and shall, in no event, mature on a date after the expiry of the Term.

    6.1.2 Prior to making any BA Request, the Borrower shall deliver:

      (a)
      to the BA Lenders, in each of their names, drafts in form and substance acceptable to the Agent and the Lenders; and

      (b)
      to the Non-BA Lenders, in each of their names, Discount Notes;

    completed and executed by its authorized signatories in sufficient quantity for the Advance requested and in appropriate denominations to facilitate the sale of the Bankers' Acceptances in the financial markets. No Lender shall be responsible or liable for its failure to accept a Bankers' Acceptance hereunder if such failure is due, in whole or in part, to the failure of the Borrower to give appropriate instructions to the Agent on a timely basis, nor shall the Agent or any Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except a loss or improper use arising by reason of the gross negligence or willful misconduct of the Agent, such Lender, or their respective employees. However, in the absence of any such delivery, and in order to facilitate issuances of Bankers' Acceptances pursuant hereto, in accordance with the instructions given from time to time by the Borrower, the Borrower hereby authorizes each Lender, and for this purpose appoints each Lender its lawful attorney, to complete and sign Bankers' Acceptances on behalf of the Borrower, in handwritten or facsimile or mechanical signature or otherwise, and once so completed, signed and endorsed, and following acceptance of them as Bankers' Acceptances, to purchase, discount or negotiate such Bankers' Acceptances in accordance with the provisions of this Article 6, and to provide the Available Proceeds (as defined in subsection 6.2.3(d)) to the Agent in accordance with the provisions hereof. Drafts so completed, signed, endorsed and negotiated on behalf of the Borrower by any Lender shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower. Each Lender shall maintain a record with respect to such instruments (i) received by it hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder and (iv) cancelled at their respective maturities. Each Lender agrees to provide such records to the Borrower promptly upon request and, at the request of the Borrower, to cancel such instruments which have been so completed and executed and which are held by such Lender and have not yet been issued hereunder.

  6.2 Acceptance Procedure

  With respect to any BA Advance:

    6.2.1 The Agent shall promptly notify in writing each Lender of the details of the proposed issue, specifying:

      (a)
      for each BA Lender, (i) the principal amount of the Bankers' Acceptances to be accepted by such Lender, and (ii) the Designated Period of such Bankers' Acceptances; and

      (b)
      for each Non-BA Lender, (i) the principal amount of the Discount Notes to be issued to such Lender, and (ii) the Designated Period of such Discount Notes.

    6.2.2 The Agent shall establish the Bankers' Acceptance Discount Rate at or about 10:00 A.M. on the Acceptance Date, and the Agent shall promptly determine the amount of the BA Proceeds.

    6.2.3 Forthwith, and in any event not later than 11:30 A.M. on the Acceptance Date, the Agent shall indicate to each Lender, in the manner set out in Section 18.5:

      (a)
      the Bankers' Acceptance Discount Rate;

      (b)
      the amount of the Stamping Fee applicable to those Bankers' Acceptances to be accepted by such Lender on the Acceptance Date, calculated by multiplying the appropriate percentage set out in the applicable row in the definition of "Margin" by the face amount of each Bankers' Acceptance (taking into account the number of days in the Designated Period), any such Lender being authorized by the Borrower to collect the Stamping Fee out of the BA Proceeds of those Bankers' Acceptances;

      (c)
      the BA Proceeds of the Bankers' Acceptances to be purchased by such Lender on such Acceptance Date; and

      (d)
      the amount obtained (the "Available Proceeds") by subtracting the Stamping Fee mentioned in subsection 6.2.3(b) from the BA Proceeds mentioned in subsection 6.2.3(c);

    6.2.4 Not later than 1:00 P.M. on the Acceptance Date, each Lender shall make available to the Agent its Available Proceeds.

    6.2.5 Not later than 4:00 P.M. on the Acceptance Date, the Agent shall transfer the Available Proceeds to the Borrower in accordance with Section 8.10 and shall notify the Borrower on such day either by fax or telephone (if by telephone, to be confirmed subsequently in writing) of the details of the issue.

  6.3 Purchase of Bankers' Acceptances and Discount Notes

  Before giving value to the Borrower, the Lenders or the sub-participants which:

    6.3.1 are BA Lenders shall, on the Acceptance Date, accept the Bankers' Acceptances by inserting the appropriate principal amount, Acceptance Date and maturity date in accordance with the BA Request relating thereto and affixing their acceptance stamps thereto, and shall purchase or sell same; and

    6.3.2 are Non-BA Lenders shall, on the Acceptance Date, complete the Discount Notes by inserting the appropriate principal amount, Acceptance Date and maturity date in accordance with the BA Request relating thereto, and shall purchase same.

  6.4 Maturity Date of Bankers' Acceptances

  Subject to the applicable notice provisions, at or prior to the maturity date of each Bankers' Acceptance, the Borrower shall:

    6.4.1 give to the Agent a notice in the form of Schedule "B" requesting that the Lenders convert all or any part of the BA Advance then outstanding by way of Bankers' Acceptances which are maturing into a Prime Rate Advance; or

    6.4.2 give to the Agent a notice in the form of Schedule "B" requesting that the Lenders extend all or any part of the BA Advance outstanding by way of Bankers' Acceptances which are maturing into another BA Advance by issuing new Bankers' Acceptances, subject to compliance with the provisions of subsection 6.1.1 with respect to the minimum Selected Amount; or

    6.4.3 at latest at 10:00 A.M., one (1) Business Day prior to the maturity date of each Bankers' Acceptance then outstanding and reaching maturity, notify the Agent that it intends to deposit in its account for the account of the Lenders on the maturity date an amount equal to the principal amount of each such Bankers' Acceptance.

  6.5 Deemed Conversions on the Maturity Date

  If the Borrower does not deliver to the Agent one or more of the notices contemplated by subsections 6.4.1 or 6.4.2 or does not give the notice and make the deposit contemplated by subsection 6.4.3, the Borrower shall be deemed to have requested that the part of the BA Advance then outstanding which is reaching maturity be converted into a Prime Rate Advance, provided that in such event the interest payable in respect of any such deemed Prime Rate Advance shall be 115% of the interest otherwise payable on the Prime Rate Basis for the one (1) day period immediately following the maturity date of the Bankers' Acceptances in question.

  6.6 Conversion and Extension Mechanism

  If under the conditions

    6.6.1 of subsection 6.4.1 and of Section 6.5, the Borrower requests or is deemed to have requested, as the case may be, that the Agent convert the portion of the BA Advance which is maturing into a Prime Rate Advance, the Lenders shall pay the Bankers' Acceptances which are outstanding and maturing. Such payments by the Lenders will constitute an Advance within the meaning of this Agreement and the interest thereon shall be calculated and payable as the Borrower may request or may be deemed to have requested;

    6.6.2 of subsection 6.4.3, the Borrower makes a deposit in its account, without limiting in any way the generality of Section 17.5, the Borrower hereby expressly and irrevocably authorizes the Agent to make any debits necessary in its account in order to pay the Bankers' Acceptances which are outstanding and maturing.

  6.7 Amounts given to the Lenders do not constitute a prepayment

  All amounts debited by the Agent from the Borrower's account in accordance with the provisions of subsection 6.6.2 shall not constitute a prepayment in accordance with the provisions of Section 8.3.

  6.8 Prepayment of Bankers' Acceptances

  Notwithstanding any provision hereof, the Borrower may not prepay any Bankers' Acceptance other than on its maturity date; however, this provision shall not prevent the Borrower from acquiring, in its discretion but subject to the other provisions of this Agreement, any Bankers' Acceptance in circulation from time to time.

  6.9 Apportionment Amongst the Lenders

  The Agent is authorized by the Borrower and each Lender to allocate amongst the Lenders the Bankers' Acceptances to be issued and purchased in such manner and amounts as the Agent may, in its sole discretion, but acting reasonably, consider necessary, so as to ensure that no Lender is required to accept and purchase a Bankers' Acceptance for a fraction of $100,000, and in such event, the Lenders' respective Commitments in any such Bankers' Acceptances and repayments thereof shall be altered accordingly. Further, the Agent is authorized by the Borrower and each Lender to cause the proportionate share of one or more Lender's Advances (calculated based on its Commitment) to be exceeded by no more than $100,000 each as a result of such allocations provided that the principal amount of outstanding Advances, including Bankers' Acceptances, shall not thereby exceed the maximum amount of the respective Commitment of each Lender. Any resulting amount by which the requested face amount of any such Bankers' Acceptance shall have been so reduced shall be advanced, converted or continued, as the case may be, as a Prime Rate Advance, to be made contemporaneously with the BA Advance.

  6.10 Cash Deposits

  Each Lender may, in its discretion, at any time following the occurrence and during the continuance of a Default, in the absence of any demand by the Borrower to such effect, grant an Advance to the Borrower, the amount of which shall be equivalent to the face value of all Bankers' Acceptances then in circulation which have been accepted by such Lender, which Advance shall not bear interest. The amount of the Advance shall not be taken into account in order to calculate the amount of the Credit used pursuant hereto. The Agent shall retain the amount of the Advance in a non-interest bearing cash collateral account as security, for the benefit of the Borrower, which amount may be entirely set-off against the amount of the Advance and the amount of the Bankers' Acceptances in circulation which such Lender has accepted and may be imputed, in the Lender's discretion, to the payment of the Bankers' Acceptances at their maturity. The Borrower shall sign and remit as security with regard thereto all appropriate documents which the Lenders might judge necessary or desirable, specifically including an assignment of the credit balance of the deposit account held as security.

  6.11 Days of Grace

  The Borrower shall not claim from the Lenders any days of grace for the payment at maturity of any Bankers' Acceptances presented and accepted by the Lenders pursuant to the provisions of this Agreement. Further, the Borrower waives any defence to payment which might otherwise exist if for any reason a Bankers' Acceptance shall be held by any Lender in its own right at the maturity thereof.

  6.12 Obligations Absolute

  The obligations of the Borrower with respect to Bankers' Acceptances shall be unconditional and irrevocable and shall be paid strictly in accordance with the provisions of this Agreement under all circumstances, including the following circumstances:

    6.12.1 any lack of validity or enforceability of any draft accepted by any Lender as a Bankers' Acceptance; or

    6.12.2 the existence of any claim, set-off, defence or other right which the Borrower may have at any time against the holder of a Bankers' Acceptance, the Lenders, or any other Person or entity, whether in connection with this Agreement or otherwise.

  6.13 Depository Bills and Notes Act

  Bankers' Acceptances may be issued in the form of a depository bill and deposited with a clearing house, both terms as defined in the Depository Bills and Notes Act. The Agent and the Borrower shall agree on the procedures to be followed, acting reasonably. The Lenders are also authorized to issue depository bills as replacements for previously issued Bankers' Acceptances, on the same terms as those replaced, and deposit them with a clearing house against cancellation of the previously issued Bankers' Acceptances.

7. ILLEGALITY, INCREASED COSTS AND INDEMNIFICATION

  7.1 Illegality, Increased Costs

  If a Lender, acting reasonably, determines (which determination shall be attested to by a certificate submitted to the Agent by the Lender, to be transmitted to the Borrower by the Agent and which shall be final and binding between the parties hereto in the absence of manifest error) that i) the adoption by a governmental, regulatory or international authority (including the Bank for International Settlements (the "BIS")) of a Law, directive, requirement or guideline, whether or not having the force of law, ii) any modification to a Law, directive or guideline, whether or not having the force of law, or to the interpretation or application of same by a tribunal or governmental, regulatory or international authority (including the BIS) or other body charged with such interpretation or application, or iii) any quashing by a tribunal or other governmental, regulatory or international authority or body (including the BIS) of an interpretation of any Law, directive, requirement or guideline, whether or not having the force of law:

    7.1.1 has rendered or will render it illegal or contrary to any Law, directive or guideline for any of the Lenders to maintain or to give effect to all or part of its obligations stipulated in this Agreement, including the obligation to make or maintain all or any part of a BA Advance or a Libor Advance pursuant to the terms hereof, then the obligation of such Lender(s) to maintain or to give effect to such part of its obligations will become null and, subject to the provisions of Section 7.2 with respect to losses, costs and expenses, if there is no other form of Advance that the affected Lender would be permitted to make, the Borrower shall repay to the Agent for the benefit of the affected Lender, without penalty (but subject to payment of the aforesaid losses, costs and expenses), the portion of the Loan owed to such Lender hereunder, and the Credit shall be reduced accordingly. In any event, if the Loan affected is a BA Advance, the Borrower may (subject to the provisions of the last paragraph of this subsection 7.1.1) convert the principal amount thereof into a Prime Rate Advance, and if a Libor Advance, into a US Base Rate Advance, and pay the interest accrued thereon as and from the date of such conversion, or may reimburse the particular BA Advance or Libor Advance, as the case may be, in whole with interest accrued thereon.

    Such conversion or reimbursement shall be made at the expiry of the relevant Designated Period of any then outstanding Libor Advances or BA Advances, as the case may be, or, if in the judgment of the Lender expressed to the Agent in the certificate referred to above, an immediate conversion or reimbursement is necessary, immediately upon demand by the Agent, subject to the payment by the Borrower of breakage costs, if any; or

    7.1.2 i) has imposed, modified or deemed applicable any loan ceiling with respect to the Lenders, or imposed, modified or deemed applicable any special tax, reserve, deposit, capital adequacy or similar requirement with respect to the assets held by, deposited at or used for the purchase of funds, or to the loans made by the Lenders, or ii) changes the basis of taxation on payments made to the Lenders under this Agreement (other than a change affecting the taxes based on net profits of the Lenders), or iii) imposes upon the Lenders any other monetary conditions or restrictions with respect to this Agreement, all or any part of a Loan, as the case may be, or any other document, effect or operation contemplated hereby, and if the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Commitment or any Advance, or to reduce any amount otherwise receivable by such Lender hereunder with respect thereto, then, in any such case, the Borrower shall promptly pay to such Lender, within ten (10) Business Days from demand, such additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as is determined in good faith by such Lender. If a Lender becomes entitled to claim any additional amounts pursuant to this Section 7.1, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled and provide reasonable particulars of the calculation of such amount. A certificate of a Lender as to any such additional amounts payable to it shall be conclusive and binding in the absence of manifest error. In such event, the Borrower shall be entitled to replace the affected Lender, subject to the consent of the Majority Lenders.

  7.2 Indemnity

  The Borrower shall indemnify each Lender against and hold each Lender, as well as its directors, officers and employees, harmless from any loss or expense, including without limitation any loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain any Advance and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained, which such Lender may sustain or incur as a consequence of any i) default by the Borrower in the payment when due of the amount of or interest on any Loan or in the payment when due of any other amount hereunder, ii) default by the Borrower in obtaining an Advance after the Borrower has given notice hereunder that it desires to obtain such Advance, iii) default by the Borrower in making any voluntary reduction of the outstanding amount of any Loan after the Borrower has given notice hereunder that it desires to make such reduction, and iv) the payment of any Bankers' Acceptance or Libor Advance otherwise than on the maturity date thereof (including without limitation any such payment required pursuant to Section 8.1 or upon acceleration pursuant to Section 14.2). A certificate of the Agent providing reasonable particulars of the calculation of any such loss or expense shall be conclusive and binding in the absence of manifest error. If any Lender becomes entitled to claim any amount pursuant to this Section 7.2, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled and reasonable particulars of the related loss or expense, provided that the failure to do so promptly shall not prejudice the Lenders' right to claim hereunder.

  Without prejudice to the survival or termination of any other agreement of the Borrower under this Agreement, the obligations of the Borrower under this Section 7.2 shall survive the payment of principal and interest on all Loans and the termination of the Credit.

8. PAYMENT, REPAYMENT AND PREPAYMENT

  8.1 Repayment of the Loan

  The Borrower hereby agrees to repay the Loan as follows:

    8.1.1 with respect to the amount of the Loan outstanding under Facility A on the Conversion Date:

      i)
      33 1/3% thereof, 12 months after the Conversion Date;

      ii)
      the balance thereof, on the last day of the Term of Facility A.

    8.1.2 with respect to the amount of the Loan outstanding under Facility B, on the last day of the Term of Facility B.

  8.2 Mandatory Repayments

  The Borrower hereby undertakes to make Mandatory Repayments equal to the sum of:

    8.2.1 100% of the Net Proceeds of all Asset Dispositions made to arm's length parties, in any period of 12 consecutive months, having an aggregate book value or Fair Market Value, whichever is greater, that exceeds 10% but does not exceed 20% of the Tangible Net Assets of the Borrower, as determined based on the last Quarterly Financials or Annual Report, whichever was most recently submitted, if such Net Proceeds are not reinvested within 12 months following any such Asset Disposition to acquire assets of equivalent value and within the Borrower's Core Business, payable within five (5) Business Days following the expiry of such 12 month period. All such Net Proceeds shall be applied to (i) repay and permanently reduce the principal amount of the Loan under Facility B, and (ii) permanently reduce the maximum amount of the Credit available under Facility B, with any surplus being applied to (a) repay and permanently reduce the principal amount of the Loan under Facility A, and (b) permanently reduce the maximum amount of the Credit available under Facility A, in which case the Commitments of each of the Lenders shall be reduced on a pro rata basis, including the Commitment of any Termed-Out Lender; plus

    8.2.2 100% of the Net Proceeds of all Asset Dispositions made to arm's length parties, in any period of 12 consecutive months, having an aggregate book value or Fair Market Value, whichever is greater, that exceeds 20% of the Tangible Net Assets of the Borrower, as determined based on the last Quarterly Financials or Annual Report, whichever was most recently submitted, payable within five (5) Business Days following receipt thereof. All such Net Proceeds shall be applied to (i) repay and permanently reduce the principal amount of the Loan under Facility B, and (ii) permanently reduce the maximum amount of the Credit available under Facility B, with any surplus being applied to (a) repay and permanently reduce the principal amount of the Loan under Facility A, and (b) permanently reduce the maximum amount of the Credit available under Facility A, in which case the Commitments of each of the Lenders shall be reduced on a pro rata basis, including the Commitment of any Termed-Out Lender; plus

    8.2.3 100% of the Net Proceeds of all Offerings, payable within five (5) Business Days following receipt thereof, all of which Net Proceeds shall be used to repay (but not permanently reduce) the principal amount of the Loan under Facility B.

  The Borrower shall advise the Agent of its intention to make any such Mandatory Repayment by notice in writing substantially in the form of Schedule "B-1", at least five (5) Business Days before the Mandatory Repayment is due and shall pay the amount of such Mandatory Repayment to the Agent when it is due.

  No such Mandatory Repayment may be made on a date that would require a Libor Advance or a BA Advance to be prepaid, except in accordance with the provisions of Section 8.4.

  8.3 Voluntary Prepayment of the Loan or Cancellation of the Credit

  On any Business Day during the Term, after having given notice to the Agent at least five (5) days prior to the proposed prepayment, substantially in the form of Schedule "B-1", the Borrower may repay or prepay in a minimum amount of $5,000,000 or the US$ equivalent, as the case may be, all or part of the principal amount of the Loan, provided that in respect of the Libor Advance, no repayment may be made on a day other than on the maturity date of such Libor Advance, save as provided in Sections 7.1, 7.2 and 8.4, and in respect of the BA Advance no prepayment shall be made on a date other than a maturity date of the Bankers' Acceptances outstanding at that time, with, in each case, all interest accrued and unpaid on the amounts so prepaid. However, the Borrower may not, in respect of Facility A after the Conversion Date, again borrow all or part of the Loan repaid, whether such payment was a prepayment or otherwise. Any such voluntary prepayment which does not permanently reduce Facility A in accordance with the provisions of the next paragraph will be paid pro rata to all Lenders, other than the Termed-Out Lenders (as defined in Section 2.2).

  In addition, the Borrower may, during the applicable Disbursement Period, upon the same notice, cancel any portion of the Credit; provided that if the amount of the Loan is greater than the amount of the remaining Credit, the Borrower shall pay all such amounts as may be necessary to reduce the Loan to an amount not exceeding the reduced Credit. In the event of any such reduction in the Credit, the Commitments of each of the Lenders shall be reduced on a pro rata basis, including, in the case of a reduction in the Credit under Facility A, the Commitment of any Termed-Out Lender. No Standby Fee (described in subsection 5.12.1) shall be payable in respect of any portion of the Credit so cancelled as and from the effective date of its cancellation. The Borrower shall not be permitted to draw Advances in respect of any portion of the Credit so cancelled.

  8.4 Payment of Losses Resulting From a Prepayment or a Mandatory Repayment; Cash Collateral

  If a prepayment or Mandatory Repayment in respect of a Libor Advance is made on a date other than its maturity date, contrary to the provisions of this Agreement, simultaneously with such prepayment or Mandatory Repayment, as the case may be, the Borrower shall pay to the Lenders the losses, costs and expenses suffered or incurred by the Lenders with respect to such prepayment or Mandatory Repayment, as the case may be, which are referred to in Section 7.2. With respect to any BA Advance which is required to be prepaid, the Borrower shall provide to the Agent cash collateral to be held by the Agent in an amount equal to the face amount of the particular Bankers' Acceptance(s) used in connection with such BA Advance, which cash shall be applied to repay the amount due in respect of such BA Advance upon maturity.

  8.5 Imputation of Mandatory Repayments and Prepayments

  All Mandatory Repayments made in accordance with Section 8.2 shall be applied as provided for in Section 8.2 and all prepayments made in accordance with Section 8.3 shall be applied to repay all or part of the principal amount of the outstanding Loan firstly under Facility B and secondly under Facility A, in inverse order of maturity.

  8.6 Currency of Payments

  All payments, repayments, prepayments or Mandatory Repayments, as the case may be:

    8.6.1 of principal under the Loan, or any part thereof, shall be made in the same currency as that in which they are outstanding;

    8.6.2 of interest, shall be made in the same currency as the principal amount outstanding to which they relate;

    8.6.3 of Fees, shall be made in Canadian Dollars alone; and

    8.6.4 of the amounts referred to in Section 7.2, shall be made in the same currency as the losses, costs and expenses suffered or incurred by the Lenders.

  8.7 Payments by the Borrower to the Agent

  All payments to be made by the Borrower in connection with this Agreement shall be made in funds having same day value to the Agent, at the Agency Branch, or at any other office or account in Montreal designated by the Agent. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 11:00 A.M.

  8.8 Payment on a Business Day

  Each time a payment, repayment, prepayment or Mandatory Repayment is due on a day which is not a Business Day, it shall be made on the previous Business Day, except in the case of the Swing Line Loan where it shall be made on the next Business Day.

  8.9 Payments by the Lenders to the Agent

  Any amounts payable to the Agent by a Lender shall be paid in funds having same day value to the Agent by the Lenders on a Business Day at the Agency Branch.

  8.10 Payments by the Agent to the Borrower

  Any payment received by the Agent for the account of the Borrower shall be paid in funds having same day value to the Borrower on the date of receipt, or if such date is not a Business Day, on the next Business Day, at the Branch.

  8.11 Netting

  On the date of any Advance or on a Rollover Date (a "Transaction Date"), the Agent shall be entitled to net amounts payable on such date by the Agent to a Lender against amounts payable in the same currency on such date by such Lender to the Agent, for the account of the Borrower. Similarly, on any Transaction Date, the Borrower hereby authorizes each Lender to net amounts payable in one currency on such date by such Lender to the Agent, for the account of the Borrower, against amounts payable in the same currency on such date by the Borrower to such Lender in accordance with the Agent's calculations made in accordance with the provisions of this Agreement.

  8.12 Application of Payments

    8.12.1 Except as otherwise indicated herein, all payments made to the Agent by the Borrower for the account of the Lenders shall be distributed the same day by the Agent, in accordance with its normal practice, in funds having same day value, among the Lenders to the accounts last designated in writing by each Lender to the Agent, pro rata in accordance with their respective Commitments, subject to adjustment, if necessary, as a result of any disproportion in Loans that may be owing to a Lender, whether as a result of the Swing Line Loan or otherwise, and notice thereof shall be given to the Borrower by the Agent within a reasonable delay.

    8.12.2 Except as otherwise indicated herein or as otherwise determined by the Lenders, all payments made by the Borrower to the Agent on behalf of the Lenders shall be applied by the Lenders as follows:

      (a)
      to the fees, costs, expenses and accessories contemplated by Article 7, Section 8.15, Section 14.4 and Section 17.5 or by the Guarantees;

      (b)
      to all amounts due under Article 5 hereunder;

      (c)
      to the repayment of the principal amount of the Loan subject, in the case of prepayments, to the imputation rules set out in Section 8.5;

      (d)
      to any other amounts due pursuant to this Agreement.

  8.13 No Set-Off or Counterclaim by Borrower

  All payments by the Borrower shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

  8.14 Debit Authorization

  The Agent is hereby authorized to debit the Borrower's and the Restricted Subsidiaries' account or accounts maintained from time to time at the Branch or elsewhere, and to set off and compensate against any and all accounts, credits and balances maintained at any time by the Borrower or the Restricted Subsidiaries for the amount of any interest or any other amounts due and owing hereunder from time to time payable by the Borrower, in order to obtain payment thereof.

  8.15 Withholding Taxes

  This Section 8.15 shall apply only to payments to be made to an Assignee who became an Assignee following the occurrence of an Event of Default or with the consent of the Borrower (a "Non-Resident Assignee").

    8.15.1 All payments to be made hereunder by the Borrower shall be made free and clear of, and without deduction or withholding for or on account of, any present or future tax, levy, impost, duty, charge, assessment or fee (including interest, penalties and additions thereto) (herein "Taxes"), but excluding net income taxes and franchise taxes (imposed in lieu of income taxes) imposed on any Non-Resident Assignee as a result of a present or former connection between such Non-Resident Assignee and the jurisdiction imposing such tax (other than any such connection arising solely from such Non-Resident Assignee having executed, delivered or performed its obligations under, or received a payment under, or enforced this Agreement or any Guarantee). If any Taxes are required to be withheld from any payment hereunder, the Borrower shall (a) increase the amount of such payment so that the Non-Resident Assignees will receive a net amount (after deduction and withholding of all Taxes) equal to the amount otherwise due hereunder; (b) pay such Taxes to the appropriate taxing authority for the account of the relevant Non-Resident Assignees and (c) as promptly as possible thereafter, send the Agent and the Non-Resident Assignees an original receipt showing payment thereof, together with such additional documentary evidence as the Non-Resident Assignees may from time to time reasonably require.

    8.15.2 Each Non-Resident Assignee agrees to use reasonable measures to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 8.15, but no Non-Resident Assignee shall be required to disclose any information about its taxes to the Borrower that is not publicly available.

    8.15.3 If the Borrower fails to perform its obligations under subsection 8.15.1, the Borrower shall indemnify the Non-Resident Assignees for any incremental Taxes, interest or penalties that may become payable by the Non-Resident Assignees as a consequence of such failure. The obligations of the Borrower under this Section 8.15 shall survive the termination of this Agreement.

    8.15.4 If a Non-Resident Assignee receives a refund or a credit that offsets in whole or in part the Non-Resident Assignee's tax liability in the relevant jurisdiction (a "Refund") in respect of Taxes paid by the Borrower, which in the good faith judgment of such Non-Resident Assignee is allocable to such payment, it shall promptly pay such Refund to the Borrower, net of all out-of-pocket expenses of such Non-Resident Assignee incurred in obtaining such Refund, provided, however, that the Borrower agrees to promptly return such Refund to such Non-Resident Assignee if it receives notice from such Non-Resident Assignee that such Non-Resident Assignee is required to repay such Refund.

9. GUARANTEES

  9.1 Guarantees by the Restricted Subsidiaries

  The Borrower shall cause to be executed by each of the Restricted Subsidiaries an unconditional solidary (joint and several) Guarantee, in favour of the Agent on behalf of the Lenders, of the obligations of the Borrower under this Agreement, substantially in the form annexed as Schedule "D". If the Guarantee of a Restricted Subsidiary is required by Law to be limited, the limitation must be acceptable to the Majority Lenders. The Majority Lenders shall not be required to accept a Subsidiary of the Borrower as a Restricted Subsidiary in the event of any such limitation, but will act reasonably in accepting or rejecting such Subsidiary.

10. CONDITIONS PRECEDENT

  10.1 Initial Advance under the Credit

  The obligation of the Lenders to make an initial Advance under the Credit is conditional upon the fulfillment of each of the conditions set out in this Section 10.1 and in Section 10.2:

    10.1.1 certified copies of all the constating documents, by-laws and resolutions of the Borrower and the Restricted Subsidiaries shall have been provided to the Agent;

    10.1.2 the Borrower shall have provided an irrevocable direction of payment to the Agent pursuant to which the Borrower instructs the Agent, contemporaneously with the first Advance hereunder and using the proceeds thereof, to repay all amounts due under the Existing Credit Agreement and the Existing Credit Agreement shall have been canceled;

    10.1.3 all Charges on the property of the Borrower and the Restricted Subsidiaries, other than Permitted Charges, shall have been discharged;

    10.1.4 each of this Agreement and the Guarantees shall have been executed and delivered to the Agent;

    10.1.5 the Lenders shall have received the Quarterly Financials for the quarter ended June 30, 2002;

    10.1.6 the Agent shall have received search reports prepared or obtained by the counsel of the Borrower for all jurisdictions where the Borrower and the Restricted Subsidiaries have material assets (but excluding accounts receivable) or places of business;

    10.1.7 the Borrower shall have delivered to the Agent a certificate in the form of Schedule "E" signed by an officer stipulating and certifying that:

      (a)
      such officer has taken cognizance of all the terms and conditions of this Agreement, the Guarantees and of all contracts, agreements and deeds pertaining hereto;

      (b)
      to the best of its knowledge, after due enquiry, no Default or Event of Default has occurred or exists hereunder;

      (c)
      the Borrower and the Restricted Subsidiaries have all necessary governmental, regulatory and other approvals in order to enter into and perform their obligations hereunder and under the Guarantees;

      (d)
      the corporate structure of the Borrower is as set out in the diagram attached to the certificate; and

      (e)
      each of the Borrower and the Restricted Subsidiaries holds the material permits, licenses and authorizations required in order to permit it to possess its property and its real estate and to carry on its business in the manner in which it is being carried on at present, and is in material compliance with all Laws, including Environmental Laws;

    10.1.8 there shall have been delivered to the Agent certificates of the chief financial officer of the Borrower in form and substance satisfactory to the Agent and its counsel confirming that each of the Restricted Subsidiaries complies with the financial tests under the Companies Act (Quebec) or meets the requirements of any other applicable legislation with respect to the validity of any Guarantee granted by it hereunder;

    10.1.9 nothing shall have occurred since September 30, 2001 which would constitute a Material Adverse Change;

    10.1.10 the Borrower shall have delivered to the Agent (i) the favourable legal opinion of the counsel to the Borrower, addressed to the Lenders, the Agent and their counsel, in the form set forth in Schedule "F" and covering as well such other ancillary matters as pertain to the transactions contemplated hereunder, as required by the Agent, acting reasonably and (ii) the favourable legal opinion of the counsel to CGI Information Systems & Management Consultants, Inc., CGI Information Technology Services, Inc., The CGI Group Holding Corp. and CGI Group (Europe) Limited, addressed to the Lenders, the Agent and their counsel, and covering such matters as pertain to the transactions contemplated hereunder, as required by the Agent, acting reasonably.

  10.2 Conditions Precedent to any Advance

  The obligation of the Lenders to make any Advance under the Credit is conditional upon each of the following conditions having been satisfied:

    10.2.1 the representations and warranties contained in this Agreement shall continue to be true and correct (except where stated to be made as at a particular date);

    10.2.2 the Borrower shall have paid all amounts due to the Lenders, the Agent and the Arrangers up to the date of any proposed Advance, whether on account of Fees, disbursements or related matters;

    10.2.3 except in the case of Swing Line Advances, the Borrower shall have delivered to the Agent a completed Notice of Borrowing, which, in the case of any Advance under Facility B, will certify the purpose of such Advance;

    10.2.4 the Borrower shall have delivered to the Agent a completed Notice of Acquisition or Notice of Customer Contract, if necessary;

    10.2.5 nothing shall have occurred which would constitute a Material Adverse Change; and

    10.2.6 no Default shall have occurred and be continuing and no Event of Default shall have occurred.

  10.3 Waiver of Conditions Precedent

  The conditions set out in Sections 10.1 and 10.2 are solely for the benefit of the Lenders. The conditions set out in Section 10.1 may be waived by the Agent with the consent of each Lender. The conditions set out in Section 10.2 may be waived in respect of a particular Advance by the Agent with the consent of each Lender, without prejudice to the right of the Agent to assert any such condition in connection with any subsequently requested Advance.

11. REPRESENTATIONS AND WARRANTIES

  For so long as the Loan remains outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied), the Borrower hereby represents and warrants to the Lenders that:

  11.1 Incorporation

  Each of the Borrower and the Restricted Subsidiaries is a corporation duly incorporated and organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and of all jurisdictions in which it carries on business or is otherwise required to be so qualified. The Borrower and each of the Restricted Subsidiaries has the capacity and power, whether corporate or otherwise, to hold its assets and carry on the business presently carried on by it in each jurisdiction where such business is carried on.

  11.2 Authorization

  The Borrower has the power and has taken all necessary steps under the Laws in order to be authorized to borrow hereunder and to execute and deliver and perform its obligations under this Agreement in accordance with the terms and conditions hereof and to complete the transactions contemplated herein. Each of the Restricted Subsidiaries has the power and has taken all necessary steps under the Laws in order to be authorized to execute and deliver and perform its obligations under the Guarantees to which it is a party in accordance with the terms and conditions thereof and to complete the transactions contemplated in the Guarantees. This Agreement has been duly executed and delivered by a duly authorized officer of the Borrower and is, and each of the Guarantees to which each of the Restricted Subsidiaries is a party is, and when executed and delivered in accordance with the terms hereof, shall be, a legal, valid and binding obligation of the Borrower and the Restricted Subsidiaries, respectively, enforceable in accordance with its respective terms, subject to such limitations and prohibitions of enforceability as may exist or may be enacted in Laws relating to bankruptcy, insolvency, liquidation, reorganization, moratorium or other Laws of general application affecting the enforceability of creditors' rights.

  11.3 Compliance with Laws and Contracts

  The execution and delivery of and performance of the obligations under this Agreement and each of the Guarantees in accordance with their respective terms and the completion of the transactions contemplated therein and herein do not require any consents or approvals, do not violate any Laws, do not conflict with, violate or constitute a breach under the documents of incorporation or by-laws of the Borrower or the Restricted Subsidiaries or under any agreements, contracts or deeds to which the Borrower or any of the Restricted Subsidiaries is a party or which is binding upon it or its assets and do not result in or require the creation or imposition of any Charge whatsoever on the assets of the Borrower or any of the Restricted Subsidiaries, whether presently owned or hereafter acquired, save for the Permitted Charges.

  11.4 Current Business

  Each of the Borrower and the Restricted Subsidiaries currently operates its Core Business.

  11.5 Financial Statements

  The consolidated audited financial statements of the Borrower for the fiscal year ended September 30, 2001 and all of the other financial statements delivered from time to time in accordance with Section 12.15 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified (except as noted thereon) and fairly represent the financial position of the Borrower and the Restricted Subsidiaries as of the respective dates specified and the results of their operations and changes in financial position for the respective periods specified.

  11.6 Contingent Liabilities and Indebtedness

  Neither the Borrower nor any of the Restricted Subsidiaries has (a) any material contingent liabilities known to it which are not disclosed or referred to in the most recent financial statements delivered to the Agent in accordance with the provisions of Section 12.15 or otherwise disclosed to the Agent in writing, or (b) incurred any Indebtedness which is not disclosed in or reflected in such financial statements, or otherwise disclosed to the Agent in writing, other than Indebtedness incurred in the ordinary course of business and Debt permitted hereunder.

  11.7 Most Favoured Lenders

  As at the Closing Date, the Borrower is not party to any material banking, credit facility or indenture which contains more favorable terms (including representations and warranties, covenants and defaults, but excluding pricing, pricing grids and up-front fees) for the lenders thereunder than those contained herein.

  11.8 Title to Assets

  The Borrower and each of the Restricted Subsidiaries has good, valid and marketable title to all of its properties and assets, free and clear of any Charges other than Permitted Charges. All of the material property of the Borrower and the Restricted Subsidiaries (other than accounts receivable) is located in the places set out in Schedule "I". The Borrower owns, directly or indirectly, all of the issued and outstanding shares of the share capital of each Restricted Subsidiary.

  11.9 Litigation and Labour Matters

  There are no actions, suits, legal proceedings or investigations instituted or pending nor, to the best of the knowledge of the Borrower, threatened, against the Borrower or any of the Restricted Subsidiaries or their property before any court or arbitrator or any governmental body or instituted by any governmental body which, if decided against the Borrower or such Restricted Subsidiaries, could reasonably be expected to result in a Material Adverse Change.

  There are no labour matters currently at issue which could reasonably be expected to result in a Material Adverse Change.

  11.10 Taxes

  The Borrower and each of the Restricted Subsidiaries has filed within the prescribed delays all federal, provincial or other tax returns which it is required by Law to file and all taxes, assessments and other duties levied by the various governmental authorities with respect to the Borrower and each of the Restricted Subsidiaries have been paid when due, except to the extent that payment thereof is being contested in good faith by the Borrower or any of the Restricted Subsidiaries in accordance with the appropriate procedures, for which adequate reserves have been established in the books of the Borrower or the Restricted Subsidiaries, as the case may be, and provided that none of same, if decided against the Borrower of such Restricted Subsidiaries, could reasonably be expected to result in a Material Adverse Change.

  11.11 Insurance

  The Borrower and each of the Restricted Subsidiaries have contracted for the insurance coverage described in Section 12.6.

  11.12 No Material Adverse Change

  No Material Adverse Change has occurred since September 30, 2001.

  11.13 Regulatory Approvals

  Neither the Borrower nor any of the Restricted Subsidiaries is required to obtain any consent, approval, authorization, permit or license from, nor to effect any filing or registration with, any federal, provincial or other regulatory authority in connection with the execution, delivery or performance, in accordance with their respective terms, of this Agreement or the Guarantees, or any borrowings hereunder.

  11.14 Compliance with Laws and Licenses

  Each of the Borrower and the Restricted Subsidiaries is in full compliance with all requirements of applicable Laws, including Environmental Laws, and with all of the conditions attaching to its permits, authorizations, licenses, certificates and approvals, including without limitation its articles of incorporation and by-laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

  11.15 Pension and Employment Liabilities

  The benefit and pension plans of each of the Borrower and the Restricted Subsidiaries are in compliance with all applicable pension benefits and tax Laws and to the extent that any such plan may be underfunded, the Borrower or the affected Restricted Subsidiary, as the case may be, is making all payments to amortize any unfunded liability in accordance with all applicable Laws and the terms of such plan. All obligations (including wages, salaries, commissions and vacation pay) to current employees and to former employees have been paid or accrued in full.

  11.16 Complete and Accurate Information

  All of the information, reports and other documents and all data, as well as the amendments thereto, provided to the Agent and the Lenders by the Borrower, the Restricted Subsidiaries or any authorized representative of any of them were, at the time same were provided, and are at the Closing Date in respect of all such information, reports and other documents and data delivered prior to the Closing Date, complete, true and accurate in all material respects.

  11.17 Share Capital

  The Class A Subordinate Shares of the share capital of the Borrower are publicly traded and are listed on The Toronto Stock Exchange. At the Closing Date, the holders of the Borrower's Class B Multiple Voting Shares are as set out in the table below:

Shareholder	Number of Class "B" Shares	Direct or Indirect Shareholder
9058-0705 Québec Inc.	23,007,351	Serge Godin
3727912 Canada Inc.	5,209,156	Serge Godin
9061-9354 Québec Inc.	3,477,071	André Imbeau
9102-7003 Québec Inc.	744,094	André Imbeau
Jean Brassard	49,104	—
9065-4476 Québec Inc.	1,285,392	Jean Brassard
3588513 Canada Inc.	72,874	BCE Inc.
BCE Inc.	6,954,732	—
Total	40,799,774 (100%)

  11.18 Absence of Default

  There exists no Default or Event of Default hereunder.

  11.19 Agreements with Third Parties

  Each of the Borrower and the Restricted Subsidiaries is in compliance in all material respects with each and every one of its obligations under agreements with third parties to which it is a party or by which it is bound, the breach of which could be expected to result in a Material Adverse Change.

  11.20 Environment

    11.20.1 There are no existing claims, demands, damages, expenses, suits, proceedings, actions, negotiations or (to the best knowledge of the Borrower, after due enquiry) causes of action of any nature whatsoever, whether threatened or pending, arising out of the presence on any property owned or controlled by the Borrower or the Restricted Subsidiaries, either past or present, of any Hazardous Substance, or out of any past or present activity conducted not in compliance with applicable Environmental Laws on any property now owned by the Borrower or the Restricted Subsidiaries, whether or not conducted by the Borrower or the Restricted Subsidiaries, involving Hazardous Substances, which would reasonably be expected to result in a Material Adverse Change; all material claims, demands, damages, expenses, suits, proceedings, actions, negotiations or causes of action of which the Borrower is aware are described in Schedule "H";

    11.20.2 To the best of the knowledge of the Borrower, after due enquiry:

      (a)
      there is no Hazardous Substance existing on or under any property of the Borrower or of any of the Restricted Subsidiaries which constitutes a violation of any Environmental Law for which an owner, operator or Person in control of a property may be held liable which would, if acted upon by the appropriate governmental authority, reasonably be expected to result in a Material Adverse Change;

      (b)
      the business of the Borrower and each of the Restricted Subsidiaries is being carried on so as to respect in all material ways all Environmental Laws and all Laws applicable to health and safety matters;

      (c)
      no Hazardous Substance has been spilled or emitted into the environment contrary to applicable Environmental Laws from any property owned, operated or controlled by the Borrower or any of the Restricted Subsidiaries which would, if acted upon by the appropriate governmental authority, reasonably be expected to result in a Material Adverse Change;

      (d)
      compliance by the Borrower and the Restricted Subsidiaries with all current Environmental Laws would not reasonably be expected to result in a Material Adverse Change;

      (e)
      neither the Borrower nor any of the Restricted Subsidiaries is in default in filing any report or information material to its business with any governmental authority as required pursuant to Environmental Laws; and

      (f)
      the Borrower and each of the Restricted Subsidiaries has maintained, in all material respects, all environmental and operating documents and records material to its business substantially in the manner required by all Environmental Laws.

  11.21 Survival of Representations and Warranties

  All of the representations and warranties made hereunder, or contained in any certificates delivered to the Agent or the Lenders pursuant hereto, are true and correct at the Closing Date, shall be true and correct at the date of any Advance hereunder (except where qualified in this Article 11 as being made as at a particular date), shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Lenders or the making of any Advance hereunder, and none of same are nor shall be waived, except in writing.

12. COVENANTS

  For so long as the Loan remains outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied) and unless the Agent shall otherwise agree in writing, the Borrower, for itself and each of the Restricted Subsidiaries and with respect to itself and each of the Restricted Subsidiaries, agrees as follows:

  12.1 Preservation of Juridical Personality

  It shall do or cause to be done all things necessary to preserve and maintain its corporate existence in full force and effect, except as permitted under Section 13.1.

  12.2 Preservation of Licenses

  It shall maintain in effect and obtain, where necessary, all such authorizations, approvals, licenses or consents of such governmental agencies, whether federal, provincial or local, which may be or become necessary or required for the Borrower and the Restricted Subsidiaries to carry on their businesses and to satisfy their obligations hereunder and under the Guarantees.

  12.3 Compliance with Applicable Laws

  It shall conduct its business in a proper and efficient manner and shall keep or cause to be kept appropriate books and records of account, in compliance with the Law, and shall record or cause to be recorded faithfully and accurately all transactions with respect to its business in accordance with GAAP applied on a consistent basis, and shall comply with all requirements of Law (including all Environmental Laws) and with all the conditions attaching to its permits, authorizations, licences, certificates and approvals, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

  12.4 Maintenance of Assets

  It shall maintain or cause to be maintained in good operating condition all of its assets used or useful in the conduct of its business, as would a prudent owner of similar property, consistent with its past practices, whether same are held under lease or under any agreement providing for the retention of ownership, and shall from time to time make or cause to be made thereto all necessary and appropriate repairs, renewals, replacements, additions, improvements and other works.

  12.5 Business

  It shall not change the nature of its Core Business, in any material respect.

  12.6 Insurance

  It shall maintain insurance coverage with responsible insurers, in amounts and against risks normally insured by owners of similar businesses or assets in areas which are generally similar to those in which the Borrower and the Restricted Subsidiaries are engaged, consistent with its past practices. The insurance policies confirming the insurance required hereunder shall not contain any co-insurance provisions except to the extent such co-insurance provisions would normally appear in policies covering other Persons engaged in similar businesses and owning similar properties as the Borrower and the Restricted Subsidiaries, and consistent with prudent business practices.

  If any proceeds of such insurance relating to the destruction of property become payable at any time, such proceeds will be treated as an Asset Disposition.

  12.7 Payment of Taxes and Duties

  It shall pay all taxes, assessments and other governmental duties which are imposed on it or on its income or profits or its assets, when due and payable, provided that no such tax, assessment or duty need be paid if (a) it is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and (b) such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, and (c) the outcome of such contestation, if decided adversely to the Borrower or the Restricted Subsidiary, would not reasonably be expected to result in a Material Adverse Change.

  12.8 Access and Inspection

  It shall allow the employees and representatives of the Agent, during normal business hours, to have access to and inspect the assets of the Borrower and the Restricted Subsidiaries, to inspect and take extracts from or copies of the books and records of the Borrower and the Restricted Subsidiaries and to discuss the business, assets, liabilities, financial position, operating results and forecasts of the Borrower and the Restricted Subsidiaries with the principal officers of the Borrower and the Restricted Subsidiaries and, after obtaining the approval of the Borrower which shall not be unreasonably withheld, with the auditors of the Borrower.

  12.9 Maintenance of Account

  It shall maintain at least one operating account at the Branch and at the Agency Branch or other branches of the Agent at all times during the Term, as well as an account with the Swing Line Lender.

  12.10 Performance of Obligations

  It shall perform all obligations in the ordinary course of business, except to the extent that the non-fulfillment of same would not reasonably be expected to result in a Material Adverse Change, and except where the same are being contested in good faith, if the outcome of such contestation, if decided adversely to the Borrower or the Restricted Subsidiary, would not reasonably be expected to result in a Material Adverse Change. Notwithstanding the foregoing contained in this Section 12.10, it shall punctually pay all amounts due or to become due under this Agreement.

  12.11 Maintenance of Ratios

  The Borrower shall maintain, at all times throughout the Term, on a consolidated basis with the other members of the Restricted Group, and tested on a quarterly basis:

    12.11.1 subject to the following sentence, on a four quarter trailing basis, a Leverage Ratio not exceeding 3.25:1.00. Notwithstanding the foregoing, following a permitted Acquisition in an amount exceeding $20,000,000, the Leverage Ratio may increase to a level not exceeding 3.50:1.00 for a period of six (6) months following such Acquisition;

    12.11.2 a minimum Net Worth equal to $1,134,477,000 plus, on an annual basis, 50% of the aggregate amount of positive net income (i.e. calculated in accordance with GAAP but without any deduction for net losses) calculated based on the Borrower's most recent Annual

    Report, and determined as at the end of each fiscal quarter of the Borrower, for each fiscal quarter after 2002;

    12.11.3 on a four quarter trailing basis, a minimum Interest and Rent Coverage Ratio of 2.25:1.00; and

    12.11.4 a positive Working Capital.

  For greater certainty and without limiting any provision of this Agreement, the Borrower acknowledges that the failure to respect any of the foregoing financial ratios at any time during the Term constitutes a material breach of this Agreement.

  12.12 Mandatory Repayments

  The Borrower shall pay to the Lenders any amounts required to be paid in accordance with Sections 8.1 and 8.2.

  12.13 Maintenance of Restricted Subsidiaries' Guarantees

  It shall take all necessary steps to preserve and maintain in effect all of the rights of the Agent and the Lenders under the Guarantees provided by the Restricted Subsidiaries (including any Person becoming a Restricted Subsidiary following the date hereof), together with any renewals thereof which may be required from time to time.

  12.14 Payment of Legal Fees and Other Expenses

  Whether the transactions contemplated by this Agreement are concluded or not and whether or not any part of the Credit is actually advanced, in whole or in part, the Borrower shall pay all reasonable costs relating to the Credit, including in particular:

    12.14.1 the reasonable fees and costs (including legal fees) incurred by the Arrangers, the Agent and the Lenders for the negotiation, drafting, signing and/or service of the Arrangement Letter, the Term Sheet, the Fee Letter, this Agreement and the Guarantees, as well as any amendments, waivers, consents or examinations pertaining to this Agreement and the Guarantees;

    12.14.2 the reasonable costs of syndicating and advertising, as well as all reasonable fees, including reasonable legal fees and costs, incurred by the Agent and the Lenders to preserve, enforce or exercise their rights, remedies and powers hereunder or under the Guarantees, including all costs and expenses following an action, a Default, an Event of Default or an omission of the Borrower or of a Restricted Subsidiary;

    12.14.3 all costs and expenses incurred by the Agent and the Arrangers for their due diligence of the affairs of the Borrower and the Restricted Subsidiaries; and

    12.14.4 all costs and expenses incurred by the Agent and the Lenders for the purpose of carrying out the Borrower's obligations where the Borrower fails to do so.

  All amounts due to the Arrangers, the Agent and the Lenders pursuant hereto shall bear interest on the Prime Rate Basis from the date of their disbursement by the Arrangers, the Agent or the Lenders, as the case may be, or from the date of their undertaking until the Borrower has repaid same in full, with interest on unpaid interest, as in the case of the Prime Rate Advances, taking into account such modifications as may be necessary. The obligations of the Borrower under this Section 12.14 shall subsist notwithstanding the full repayment of the Loan under the provisions hereof.

  12.15 Financial Reporting

  For so long as the Loan remains outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied) and unless the Lenders shall otherwise agree in writing, the Borrower agrees to provide or cause to be provided to the Agent, with sufficient copies for the Agent and each Lender, and so undertakes:

    12.15.1 Quarterly Statements

    Within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower (other than the last quarter), or such shorter delay as may be required by any applicable securities exchange or commission:

      (a)
      the quarterly report (on a consolidated basis) to the shareholders of the Borrower as filed with the Quebec and Ontario securities commissions and any more detailed financial statements filed with any other securities commissions from time to time (the "Quarterly Financials");

      (b)
      the unaudited consolidated balance sheet of the Restricted Group as at the end of such quarter and the related consolidated statements of earnings and cash flows, prepared otherwise in accordance with GAAP, for the period then ended, in each case with comparative figures for the same period for the immediately preceding fiscal year and in respect of the preceding fiscal year end;

      (c)
      a certificate of the chief financial officer of the Borrower in the form of Schedule "G" and setting forth the information necessary to determine whether the Borrower has complied with the covenants contained in Section 12.11, certifying that the Borrower is in compliance with all of its covenants hereunder and that no Default or Event of Default has come to the attention of the officer of the Borrower signing the certificate, after due inquiry, or if a Default or an Event of Default has occurred, setting out the relevant particulars thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto (a "Compliance Certificate");

      (d)
      a report of the chief financial officer of the Borrower setting out (i) the amounts, origins and application of all Net Proceeds arising during such quarter and cumulatively during the last 12 months, including, as the case may be, the manner in which any Net Proceeds have been reinvested pursuant to subsection 8.2.1, (ii) the details of all Acquisitions and Customer Contracts having an annual revenue of a minimum of $10,000,000 (in the form appearing in the notes to the Borrower's financial statements, unless the Lenders require more details, acting reasonably), (iii) the details of all Asset Dispositions and Offerings made during such quarter and cumulatively during the Term, (iv) the details of any dispositions in connection with any Securitization Program and the aggregate amount of all Securitization Programs in place on the relevant date, and (v) as at the date of any Offering, the amount of the outstanding Debt (other than obligations referred to in subsection 1.1.40.6 which are not, in accordance with GAAP, required to be classified as liabilities on the balance sheet, nor noted as contingent liabilities in the notes to the financial statements of, the Restricted Group) referred to in subsections 13.6(a) (with particular reference to the amounts described in subsections 1.1.93.6 and 1.1.93.8 alone; with respect to amounts outstanding under subsections 1.1.93.1, 1.1.93.7 and 1.1.93.9, the Borrower shall certify that the aggregate amount of the obligations secured by Charges thereunder does not exceed the relevant thresholds, but without providing a breakdown of such amounts) and 13.6(b); and

      (e)
      the Business Plan.

    12.15.2 Annual Statements

    Within 120 days following the end of each fiscal year of the Borrower, or such shorter delay as may be required by any applicable securities exchange or commission:

      (a)
      the Annual Report to the shareholders of the Borrower containing the audited consolidated financial statements of the Borrower as at the end of such year and the Annual Information Form of the Borrower as filed with the Quebec and Ontario securities commissions (provided that the Annual Information Form may be provided 140 days following the end of each fiscal year) and any more detailed financial statements filed with any other securities commissions from time to time (the "Annual Report");

      (b)
      the unaudited consolidated balance sheet of the Restricted Group as at the end of such year and the related consolidated statements of earnings and cash flows, prepared otherwise in accordance with GAAP, for such fiscal year, together with comparative figures for the immediately preceding year;

      (c)
      a reconciliation of, or an explanation of the differences between, the consolidated financial statements of the Borrower and those of the Restricted Group;

      (d)
      a Compliance Certificate;

      (e)
      a report of the chief financial officer of the Borrower setting out (i) the amounts, origins and application of all Net Proceeds arising during such fiscal year and cumulatively during the last 12 months, including, as the case may be, the manner in which any Net Proceeds have been reinvested pursuant to subsection 8.2.1, (ii) the details of all Acquisitions and Customer Contracts having an annual revenue of a minimum of $10,000,000 (in the form appearing in the notes to the Borrower's financial statements, unless the Lenders require more details, acting reasonably), (iii) the details of all Asset Dispositions and Offerings made during such fiscal year and cumulatively during the Term, (iv) the details of any dispositions in connection with any Securitization Program and the aggregate amount of all Securitization Programs in place on the relevant date, and (v) as at the date of any Offering, the amount of the outstanding Debt (other than obligations referred to in subsection 1.1.40.6 which are not, in accordance with GAAP, required to be classified as liabilities on the balance sheet, nor noted as contingent liabilities in the notes to the financial statements of, the Restricted Group) referred to in subsections 13.6(a) (with particular reference to the amounts described in subsections 1.1.93.6 and 1.1.93.8 alone; with respect to amounts outstanding under subsections 1.1.93.1, 1.1.93.7 and 1.1.93.9, the Borrower shall certify that the aggregate amount of the obligations secured by Charges thereunder does not exceed the relevant thresholds, but without providing a breakdown of such amounts) and 13.6(b); and

      (f)
      the Business Plan.

    12.15.3 Other Information

      (a)
      All reports that the Borrower is required to file in accordance with securities Laws in Quebec and Ontario (other than reports filed on a confidential basis), and any more detailed reports filed with any securities commission from time to time.

      (b)
      Promptly upon receipt thereof, a copy of each special audit made by independent accountants of the books of the Borrower or any of the Restricted Subsidiaries.

      (c)
      From time to time and forthwith upon demand by the Agent, the data, reports, statements, documents or other additional information pertaining to the business, assets, liabilities, financial position, operating results or business prospects of the Borrower or any of the Restricted Subsidiaries as the Agent may request, acting reasonably.

  12.16 Most Favoured Lenders

  If the Borrower or a Restricted Subsidiary incurs Debt for borrowed money permitted hereunder from a bank or similar financial institution that contains or provides for any term or condition, including any Charge, representation and warranty, covenant or default (but excluding, for greater certainty, pricing, any change in the form of any pricing grid and up-front fees) that is more favourable to such lenders than the provisions hereof in favour of the Lenders, the Borrower shall immediately offer to the Agent to extend such more favourable provisions to the Lenders. The Agent shall immediately be notified of the terms and conditions of any such Debt for borrowed money and the Agent and the Lenders shall immediately be entitled to rely on any more restrictive representations and warranties, covenants and negative covenants than those contained herein. The Borrower shall, at the request of the Agent, on behalf of the Lenders, amend this Agreement to incorporate the more restrictive provisions of any such agreement relating to such Debt.

  12.17 Litigation

  It shall, and shall take all actions to direct each of the Restricted Subsidiaries to, diligently and in good faith contest or settle any actions, suits or legal proceedings instituted and outstanding or pending against it, the outcome of which would reasonably be expected to result in a Material Adverse Change, and shall make such reserves or other appropriate provision therefor, if any, as shall be required by GAAP.

  12.18 Notice of Certain Events

  The Borrower shall advise the Agent forthwith upon the occurrence of any of the following events:

    12.18.1 The commencement of any proceeding or investigation by or before any governmental body and any action or proceeding before any court or arbitrator against the Borrower, any of the Restricted Subsidiaries, or any of their respective property, assets or activities which, in the event that a decision is rendered which is adverse to them, would reasonably be expected to result in a Material Adverse Change;

    12.18.2 The occurrence of any Material Adverse Change which is known to the Borrower, acting reasonably;

    12.18.3 Any Default known to the Borrower, or any Event of Default, specifying in each case the relevant details and the action contemplated in this respect.

  12.19 Accuracy of Reports

  All information, reports, statements and other documents and data provided by the Borrower, any of the Restricted Subsidiaries or any other Person authorized by any of them to the Agent or the Lenders, whether pursuant to this Article or any other provisions of this Agreement shall, at the time same shall be provided, be true, complete and accurate in all material respects to the extent necessary to provide the Lenders with a true and accurate understanding of their effect.

  12.20 Notice of Acquisition

  The Borrower shall advise the Agent forthwith of, and in any event not less than five (5) Business Days prior to, any proposed utilization of the Credit for any Acquisition where the amount of the proposed utilization, together with any Debt assumed in connection with such Acquisition, exceed 10% of the Shareholders' Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted, and shall provide to the Agent in sufficient quantities for the Lenders the following documents (collectively, the "Notice of Acquisition"):

    12.20.1 notice of the Acquisition and information with respect to its purchase price;

    12.20.2 historical audited financial statements of the target of the Acquisition (the "Target"), or, if not available, as set out in unaudited financial statements or in any other information that has been reviewed;

    12.20.3 a pro forma balance sheet, income statement and statement of cash flows of the Target and the Restricted Group on a consolidated basis following the Acquisition, showing the projected impact of the Acquisition both currently and for the immediately succeeding year, including pro forma compliance with the financial covenants contained in Section 12.11;

    12.20.4 a written confirmation of its chief financial officer that the Borrower is satisfied, based on its due diligence and to the best of the knowledge of its chief financial officer, that the Acquisition of the Target will not result in the assumption by any member of the Restricted Group of material liabilities which have not been fully disclosed to the Agent in the materials provided in connection with the Acquisition or otherwise in writing;

    12.20.5 a certificate of its chief financial officer, to the best of his knowledge, that, on a consolidated basis following the Acquisition, as of the date of the Acquisition and after giving effect thereto, no Default shall have occurred and be continuing and no Event of Default shall have occurred, and that the Acquisition constitutes a permitted Acquisition hereunder and is consistent with the Core Business of the Borrower.

  If, following the Advance requested for the Acquisition and any assumed Debt permitted hereunder, the Leverage Ratio of the Borrower will exceed 3.00:1, then the Borrower shall provide to the Agent the Notice of Acquisition not less than ten (10) Business Days prior to any proposed Advance and the proposed Advance will be subject to the consent of the Majority Lenders.

  12.21 Notice of Customer Contract

  The Borrower shall advise the Agent forthwith of, and in any event not less than five (5) Business Days prior to, any proposed utilization of the Credit for the financing of any Customer Contract where the amount of the proposed utilization, together with any Debt assumed in connection with such Customer Contract, exceed 10% of the Shareholders' Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted, and shall provide to the Agent in sufficient quantities for the Lenders the following documents (collectively, the "Notice of Customer Contract"):

    12.21.1 notification of the Customer Contract and information with respect to its financing;

    12.21.2 a pro forma balance sheet, income statement and statement of cash flows of the Restricted Group following the Customer Contract, showing the projected impact of the Contract both currently and for the immediately succeeding year, including pro forma compliance with the financial covenants contained in Section 12.11; and

    12.21.3 a certificate of its chief financial officer that, to the best of his knowledge, following the execution of the Customer Contract and after giving effect thereto, no Default shall have occurred and be continuing and no Event of Default shall have occurred.

  If, following the Advance for the financing of the Customer Contract, the Leverage Ratio of the Borrower will exceed 3.00:1, then the Borrower shall provide to the Agent the Notice of Customer Contract not less than ten (10) Business Days prior to any proposed Advance and the proposed Advance will be subject to the consent of the Majority Lenders.

  12.22 EBITDA, Tangible Net Assets and Revenues

  The EBITDA of the Restricted Group, the Tangible Net Assets of the Restricted Group and the reported consolidated revenues of the Restricted Group shall, at all times, never be less that 90% of the EBITDA of the Borrower, the Tangible Net Assets of the Borrower and the reported consolidated revenues of the Borrower, in each case excluding the EBITDA, Tangible Net Assets and reported revenues of Innovapost. If, at any time:

    12.22.1 the EBITDA of the Restricted Group is less than 90% of the EBITDA of the Borrower (excluding Innovapost); or

    12.22.2 the Tangible Net Assets of the Restricted Group is less than 90% of the Tangible Net Assets of the Borrower (excluding Innovapost); or

    12.22.3 the reported consolidated revenues of the Restricted Group are less than 90% of the reported consolidated revenues of the Borrower (excluding Innovapost);

  then the Borrower shall, within ten (10) days of such determination, designate one or more Subsidiaries to become Restricted Subsidiaries in order to comply with this covenant, and shall complete all necessary documentation within a further 20 day delay or such longer delay as may be agreed to by the Majority Lenders. Each new Restricted Subsidiary designated from time to time by the Borrower in order to comply with this covenant or for any other reason whatsoever must be acceptable to the Majority Lenders, must execute a Guarantee in the form of Schedule "D" and shall be subject to the restrictions set forth in subsection 1.1.100.

  12.23 New Restricted Subsidiaries

  Subject to the restrictions of subsection 1.1.100, the Borrower may, at the time of an Acquisition, designate the Target (as defined in subsection 12.20.2) as a Restricted Subsidiary, such designation to take effect within 30 days from the Acquisition or, in the case of an Acquisition of a public company, within 60 days from such Acquisition. If the Target is not so designated, it cannot later be designated as a Restricted Subsidiary without the consent of the Majority Lenders, nor can any other Person become a Restricted Subsidiary without the consent of the Majority Lenders. In any event, any Person becoming a Restricted Subsidiary must execute a Guarantee in the form of Schedule "D" and shall be subject to the restrictions set forth in subsection 1.1.100.

13. NEGATIVE COVENANTS

  For so long as the Loan remains outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied), the Borrower, for itself and each of the Restricted Subsidiaries and with respect to itself and each of the Restricted Subsidiaries, agrees that none of them shall do any of the following:

  13.1 Liquidation and Amalgamation

  Liquidate or dissolve or take any steps to amalgamate, consolidate or effect any restructuring or corporate or capital reorganization (other than a transaction of the kind described in this Section 13.1 among the Borrower and/or one or more Authorized Restricted Subsidiaries), or change the province, State or country, as the case may be, of its head or registered office, without the prior written consent of the Agent and the Majority Lenders, which shall not be unreasonably withheld provided that the position of the Lenders is not adversely affected by such reorganization. Notwithstanding the foregoing, the Borrower and the Restricted Subsidiaries may enter into such a transaction if:

    13.1.1 No Default or Event of Default exists immediately prior to, or would exist upon effecting, such transaction; and

    13.1.2 The Person resulting from any such transaction shall have expressly assumed in writing in favour of the Agent and the Lenders all the obligations of the predecessor corporations and shall have executed, signed and delivered all deeds and documents and done such other acts and things as, in the opinion of the Agent and the Lenders, are necessary or desirable, all in form and substance satisfactory to the Agent and Lenders; and

    13.1.3 The Agent shall have received all deeds, documents and instruments referred to in subsection 13.1.2 and a favourable opinion of counsel to the Borrower, acceptable to the Agent, the Lenders and their counsel, that the transaction is on such terms as substantially to preserve and not impair the legal rights of the Agent and the Lenders under this Agreement and the Guarantees; and

    13.1.4 In the opinion of the Majority Lenders, the credit worthiness of the Person resulting from any such transaction is at least as good as the Borrower's or the relevant Restricted Subsidiary's prior to such transaction.

  13.2 Charges

  Create, assume, enter into or permit to subsist, directly or indirectly, any Charge on its property or on the property of the Restricted Subsidiaries, other than the Permitted Charges.

  13.3 Asset Dispositions

    13.3.1 Make Asset Dispositions of all or any part of its property or assets (whether presently held or subsequently acquired), other than:

      (a)
      transactions in the ordinary course of business;

      (b)
      sale-leaseback transactions, Capital Leases and similar transactions not in excess of the amount permitted under subsection 1.1.93.8;

      (c)
      transfers or exchanges of property and assets between the Borrower and/or one or more Authorized Restricted Subsidiaries;

      (d)
      Asset Dispositions made to arm's length parties, in any period of 12 consecutive months, having an aggregate book value or Fair Market Value, whichever is greater, that does not exceed 10% of the Tangible Net Assets of the Borrower, as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted;

      (e)
      Asset Dispositions made to arm's length parties, in any period of 12 consecutive months, having an aggregate book value or Fair Market Value, whichever is greater, that exceeds 10% but does not exceed 20% of the Tangible Net Assets of the Borrower, as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted, provided that the Net Proceeds thereof are dealt with in accordance with the provisions of subsection 8.2.1;

      (f)
      Asset Dispositions made to arm's length parties, in any period of 12 consecutive months, having an aggregate book value or Fair Market Value, whichever is greater,

        that exceeds 20% of the Tangible Net Assets of the Borrower, as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted, provided that the Net Proceeds thereof are dealt with in accordance with the provisions of subsection 8.2.2;

      (g)
      the sale of accounts receivable in connection with a Securitization Program, in an aggregate amount (when added to the amount of any then-existing Securitization Program) that does not exceed, at any time, 40% of the Total Accounts Receivable of the Borrower, as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted.

    13.3.2 Enter into or permit to occur any transaction which would have been an Asset Disposition but for the fact that the consideration therefor is not payable in cash or Cash Equivalents.

  13.4 Preservation of Capital, Dividends

  The Borrower shall not return any capital to its shareholders or purchase, redeem, repurchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its share capital now or subsequently issued, or any other security of any nature, or declare or pay any dividend (other than stock dividends), or make any other distribution to its shareholders, or set aside any funds for any such purpose (a "Capital Distribution").

  During any period of time where the Leverage Ratio is 3.00:1.00 or lower as at the end of any fiscal quarter of the Borrower, the foregoing provisions of this Section 13.4 shall not be binding on the Borrower provided that:

      (a)
      the Leverage Ratio, after such Capital Distribution, does not exceed 3.00:1.00;

      (b)
      no Default or Event of Default has occurred or exists; and

      (c)
      such Capital Distribution will not cause a Default or an Event of Default.

  13.5 Purchase of Assets

  Make any Acquisition or Investment, in any manner whatsoever, directly or indirectly, other than an Acquisition of, or Investment in, a Person the principal activities of which are substantially the same as one or more of the activities of the Core Business.

  13.6 Limitations on Debt

  Create, incur, assume, or render itself liable in any manner whatsoever, directly or indirectly, for any Debt, except for the Loan hereunder and the Guarantees under Section 9.1, and except:

      (a)
      Debt of the Borrower and the Restricted Subsidiaries secured by Permitted Charges and within the limits applicable thereto;

      (b)
      Debt of the Borrower incurred from time to time, the outstanding principal amount of which does not exceed, together with Debt under (a), 10% of the Shareholders' Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted;

      (c)
      without being subject to the limitation contained in (b), other unsecured Debt of the Borrower that is pari passu with the Loan, provided that the Net Proceeds thereof are dealt with in accordance with the provisions of subsection 8.2.3;

      (d)
      without being subject to the limitation contained in (b), Debt of the Borrower and the Restricted Subsidiaries forming part of the definition of "Capitalized Operating Rents";

      (e)
      unsecured Debt of the Restricted Subsidiaries that is pari passu with the Loan for an aggregate amount not exceeding $10,000,000, which Debt shall be used for the sole purpose of funding local payroll, cash management services and other local expenses; and

      (f)
      Debt of the Borrower or any Authorized Restricted Subsidiary to the Borrower or any other Authorized Restricted Subsidiary.

  For greater certainty, save as provided in paragraphs (a), (d), (e) and (f) above, no Restricted Subsidiary may incur Debt.

  13.7 Guarantees, Financial Assistance and Investments

  Guarantee, provide financial assistance to, or make any loan or advance to, or Investment in, any Person (other than the Borrower and the Authorized Restricted Subsidiaries), except in the ordinary course of business or in accordance with the provisions of Article 9 hereof, and for an aggregate amount (when added to all then-existing Guarantees, financial assistance, loans, advances and Investments in Persons other than the Borrower and the Authorized Restricted Subsidiaries and excluding Guarantees provided to the Agent on behalf of the Lenders in accordance with Article 9 hereof) that does not exceed 10% of the Shareholder's Equity of the Borrower as determined in the last Quarterly Financials or in the last Annual Report, whichever was most recently submitted.

  13.8 Restricted Subsidiaries

  Permit any Restricted Subsidiaries to cease being wholly-owned, except for a permitted Asset Disposition and only if all of the shares of such Restricted Subsidiary are sold.

  13.9 Accounting Treatment and Reporting Practices

  Make any material changes in its accounting or reporting or financial reporting practices, except as required or preferred by GAAP, in which case such changes shall be promptly disclosed to the Agent.

  13.10 Transactions With Related Parties

  Enter into any transactions with, or make any payments to, any Person who is an Associate of any member of the Restricted Group (other than the Borrower and solvent Authorized Restricted Subsidiaries) other than transactions in the ordinary course of business and on terms that are no less favourable to it as would be obtained in a comparable transaction with a Person at arm's length.

  13.11 Derivative Instruments

  Enter into any Derivative Instruments other than for the purposes of hedging interest rate, commodity or foreign exchange exposure, and not for the purpose of speculation.

14. EVENTS OF DEFAULT AND REALIZATION

  14.1 Event of Default

  The occurrence of any of the following events shall constitute an Event of Default unless remedied within the prescribed delays or renounced to in writing:

    14.1.1 If the Borrower fails to make any payment of principal with respect to the Loan when due, or fails to pay interest, fees or other amounts within three (3) Business Days of their due date; or

    14.1.2 If the Borrower fails to respect any of the financial tests set out in Section 12.11 hereof at any time, or is in breach of any provision of Article 13; or

    14.1.3 If the Borrower or any one or more of the Restricted Subsidiaries fails to respect any of its other obligations and undertakings hereunder or under the Guarantees or another undertaking of the Borrower or any of the Restricted Subsidiaries with respect to the Loan not otherwise contemplated by this Section 14.1 and has not remedied the Default within 30 days following the date on which the Agent has given written notice to the Borrower; or

    14.1.4 If (i) the Borrower or any of the Restricted Subsidiaries commits an act of bankruptcy within the meaning of the Bankruptcy and Insolvency Act, makes an assignment in favour of its creditors, consents to the filing of a petition for a receiving order against it, files a proposal within the meaning of the Bankruptcy and Insolvency Act, or makes a motion to a tribunal to name, or consents to, approves or accepts the appointment of a trustee, receiver, liquidator or sequestrator with respect to itself or its property, commences any other proceeding with respect to itself or its property under the provisions of any Law contemplating reorganizations, proposals, rectifications, compromises or liquidations in connection with insolvent Persons, in any jurisdiction whatsoever; or (ii) a trustee, receiver, liquidator or sequestrator is named with respect to the Borrower, any of the Restricted Subsidiaries or its property, or the Borrower or any of the Restricted Subsidiaries is judged insolvent or bankrupt; or (iii) a proceeding seeking to name a trustee, receiver, liquidator or sequestrator, or to force the Borrower or any of the Restricted Subsidiaries into bankruptcy, is commenced against the Borrower or any of the Restricted Subsidiaries and is not settled or withdrawn within a delay of 30 days, or such longer period as may be agreed to by the Majority Lenders, in their absolute discretion; or

    14.1.5 If the Borrower or any of the Restricted Subsidiaries is in default with respect to any Debt (other than amounts due to the Lenders hereunder) in excess of an amount of $10,000,000 (or the equivalent amount in any other currency) or more individually or aggregating $10,000,000 (or the equivalent amount in any other currency) or more; provided that, if any legal or collection proceedings are commenced against the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall have the right to contest same in good faith and no Event of Default shall ensue provided that the Majority Lenders, once notified, are absolutely satisfied, in their complete discretion, that the repayment of the Loan, the interest and the accessories relating thereto and the ability of the Borrower to service its Debt shall not be compromised; or

    14.1.6 If any statement, attestation, financial statement, report, data, representation or warranty which was given by the Borrower, any of the Restricted Subsidiaries or any other Person authorized by any of them to the Lenders, with respect to this Agreement or any Guarantee, is revealed to be false, misleading or inexact at any time in any material respect; or

    14.1.7 If one or more judgments is rendered by a competent tribunal against the Borrower or any of the Restricted Subsidiaries in an aggregate amount in excess of $25,000,000 (net of applicable insurance coverage pursuant to which liability is acknowledged in writing by the insurer, with a copy promptly provided to the Agent on behalf of the Lenders), or the equivalent amount in any other currency, and remains unsatisfied until the earlier of (a) 30 days following the date of such judgment or (b) the fifth (5th) Business Day before the date on which such judgment becomes executory, or such longer period as may be agreed to by the Majority Lenders, in their absolute discretion; provided that the Lenders will permit the member of the Restricted Group in question to contest such judgment for the period necessary to conclude such contestation if at all times during such period: (a) the relevant member of the Restricted Group appeals the judgment in question and enforcement proceedings are suspended as a result of such appeal, (b) the amount of any such judgment, when added to the Borrower's consolidated Debt as if the amount of such judgment were Debt hereunder, would not (i) cause the Borrower to breach any of the financial covenants contained in Section 12.11, or (ii) exceed the amount of Debt permitted by subsection 13.6 (b) hereof, and (c) the Borrower has the cash on hand or sufficient availability under Facility A to pay the amount of the judgment in question; or

    14.1.8 If property of the Borrower or any of the Restricted Subsidiaries having a total value (calculated at the greater of book value and Fair Market Value) of more than $10,000,000 is the object of a seizure or of a taking of possession or other legal proceeding by a creditor, provided that if such legal proceedings are commenced against the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall have the right to contest same in good faith and no Event of Default shall ensue provided that the Majority Lenders, once notified, are absolutely satisfied, in their complete discretion, that the repayment of the Loan, the interest and the accessories relating thereto and the ability of the Borrower to service its Debt will not be compromised; or

    14.1.9 If a court of competent jurisdiction shall render a judgment or order, or any Law, ordinance, decree or regulation shall be enacted, the effect of which is to render any material provision of this Agreement or the Guarantees invalid, not binding or unenforceable or if this Agreement or any Guarantee shall cease to be in full force and effect and valid and enforceable, provided that if such matter is (in the opinion of the Agent) capable of being remedied, the Borrower shall have failed, within 20 days thereafter to furnish or cause to be furnished to the Agent on behalf of the Lenders replacement documents adequately remedying the aforementioned effect, in the opinion of the Agent; or

    14.1.10 If in the opinion of the Lenders, acting in good faith, there occurs a Material Adverse Change and the situation has not been remedied within ten (10) Business Days following the date on which the Agent gave notice thereof; or

    14.1.11 If any Guarantee to be provided by any of the Restricted Subsidiaries in accordance with Section 9.1 is or purports to be terminated by notice given under article 2362 of the Civil Code of Quebec or other applicable Law, unless such termination is effected in the context of replacing a Restricted Subsidiary with another in accordance with the relevant provisions of this Agreement or, if despite such termination, no Default occurs under Section 12.22; or

    14.1.12 If a Change of Control occurs; or

    14.1.13 If one or more major contracts of the Borrower, representing, individually or in the aggregate, not less than 25% of the Borrower's (four) 4 quarter trailing gross revenues, or the nominal value of which is not less than 25% of the Borrower's order backlog, are terminated, or if notices of termination are sent, as a result of the application of any change of control provision contained in such contracts; or

    14.1.14 If the auditors of the Borrower qualify their opinion on the audited financial statements of the Borrower or any of the Restricted Subsidiaries or in any notes to such financial statements in any material adverse respect.

  14.2 Remedies

  If an Event of Default occurs under subsection 14.1.4, the Loans shall immediately become due and exigible, without presentation, demand, protest or other notice of any nature, to which the Borrower hereby expressly renounces. If any other Event of Default occurs, the Agent may, at its option, and shall if required to do so by the Lenders, declare immediately due and exigible, without presentation, demand, protest or other notice of any nature, to which the Borrower hereby expressly renounces, notwithstanding any provision to the contrary effect in this Agreement or in the Guarantees:

    14.2.1 the entire amount of the Loan, including the amount corresponding to the face amount of all Letters of Credit then outstanding, the principal amount of the BA Advances then outstanding, in principal and interest, notwithstanding the fact that one or more of the holders of the Bankers' Acceptances issued pursuant to the provisions hereof have not demanded payment in whole or in part or have demanded only partial payment from the Lenders. The Borrower shall not have the right to invoke against the Lenders any defence or right of action, indemnification or compensation of any nature or kind whatsoever that the Borrower may at any time have or have had with respect to any holder of one or more of the Letters of Credit or Bankers' Acceptances issued in accordance with the provisions hereof; and

    14.2.2 an amount equal to the amount of losses, costs and expenses assumed by the Lenders and referred to in Section 7.2; and

  the Credit shall cease and as and from such time shall be cancelled, and the Lenders may exercise all of their rights and recourses under the provisions of this Agreement and of the Guarantees. For greater certainty, from and after the occurrence of any Default or Event of Default, the Lenders shall not be obliged to make any further Advances under the Credit.

  14.3 Notice

  Except where otherwise expressly provided herein, no notice or demand of any nature is required to be given to the Borrower by the Agent in order to put the Borrower in default, the latter being in default by the simple lapse of time granted to execute an obligation or by the simple occurrence of a Default or an Event of Default.

  14.4 Costs

  If an Event of Default occurs, and within the limits contemplated by Section 12.14, the Agent may impute to the account of the Lenders and pay to other Persons reasonable sums for services rendered with respect to the recovery of all amounts owed hereunder and may deduct the amount of such costs and payments from the proceeds which it receives therefrom. The balance of such proceeds may be applied to the account of the part of the Loan which the Agent deems preferable, without prejudice to the rights of the Lenders against the Borrower for any loss of profit.

  14.5 Relations with the Borrower

  The Agent may grant delays or renounce thereto, accept compromises, grant acquittances and releases and otherwise negotiate with the Borrower and/or the Restricted Subsidiaries as it deems advisable without in any way diminishing the liability of the Borrower and the Restricted Subsidiaries nor prejudicing the other rights of the Lenders hereunder or under the Guarantees.

  14.6 Application of Proceeds

  Subject to the provisions hereof, the Agent may apply the proceeds of any amounts received and of any credit or compensating balance in reduction of the part of the Loan (principal, interest or accessories) which the Agent judges appropriate.

15. JUDGMENT CURRENCY

  15.1 Rules of Conversion

  If for the purpose of obtaining judgment in any court or for any other purpose hereunder, it is necessary to convert an amount due, advanced or to be advanced hereunder from the currency in which it is due (the "First Currency") into another currency (the "Second Currency") the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase, in the Canadian money market or the Canadian exchange market, as the case may be, the First Currency with the Second Currency on the date on which the judgment is rendered, the sum is exigible or advanced or to be advanced, as the case may be. The Borrower agrees that its obligations in respect of any First Currency due from it to the Lenders in accordance with the provisions hereof shall, notwithstanding any judgment rendered or payment made in the Second Currency, be discharged by a payment made to the Agent on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase on the Canadian money market or the Canadian foreign exchange market, as the case may be, the First Currency with the amount of the Second Currency so paid or which a judgment rendered exigible; and if the amount of the First Currency which may be so purchased is less than the amount originally due in the First Currency, the Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Lenders against such deficiency.

  15.2 Determination of an Equivalent Currency

  If, in their discretion, the Lenders or the Agent chooses or, pursuant to the terms of this Agreement, are obliged to choose the equivalent in Canadian Dollars of any securities or amounts expressed in US Dollars or the equivalent in US Dollars of any securities or amounts expressed in Canadian Dollars, the Agent, in accordance with the conversion rules as stipulated in Section 15.1:

    15.2.1 on the date indicated in the Notice of Borrowing as the date of a request for an Advance; and

    15.2.2 at any other time which in the opinion of the Lenders is desirable;

  may, using the spot rate of the Agent on such date, determine the equivalent in Canadian Dollars or in US Dollars, as the case may be, of any security or amount expressed in the other currency pursuant to the terms hereof. Immediately following such determination, the Agent shall inform the Borrower of the conclusion which the Lenders have reached.

16. ASSIGNMENT

  16.1 Assignment by the Borrower

  The rights of the Borrower under the provisions hereof are purely personal and may not be transferred or assigned, and the Borrower may not transfer or assign any of its obligations, such assignment being null and of no effect opposite the Lenders and rendering any balance outstanding of the amounts referred to in Section 14.2 immediately due and exigible at the option of the Lenders and further releasing the Lenders from any obligation to make any further Advances under the provisions hereof.

  16.2 Assignments and Transfers by the Lenders

    16.2.1 Each Lender may, at its own cost, assign or transfer ("Assign") to a financial institution entitled to lend money in Canada (the "Assignee") in accordance with this Article 16 up to 100% of its rights, benefits and obligations hereunder with the prior consent of the Borrower, which shall not be unreasonably withheld or delayed. The Borrower's consent shall not be considered to have been unreasonably withheld if the contemplated Assignment is to an institution with a significant equity interest in a Person that is a significant competitor of the Borrower. In any event, the Borrower cannot refuse more than two (2) Assignees in the aggregate during the Term. If the Borrower does not have reasonable grounds to refuse an Assignment but desires to avoid an Assignment in favour of a particular Assignee, it shall have ten (10) Business Days following the request of the Lender to find an Assignee acceptable to such Lender and to the Agent and to obtain the consent of such Assignee to the Assignment, failing which the Lender will have the right to Assign its rights to the particular Assignee. After the occurrence and during the continuance of a Default, and after the occurrence of an Event of Default, any Lender may Assign all or any part of its rights, benefits and obligations hereunder to any Person, without the consent of the Borrower, but upon notice to the Agent and the Borrower.

    16.2.2 Following any partial Assignment (other than an Assignment to any Affiliate of a Lender), the Commitment of the assigning Lender shall be a minimum of $5,000,000; provided that after the occurrence and during the continuance of a Default, and after the occurrence of an Event of Default, any Lender may Assign all or any part of its rights, benefits and obligations hereunder without regard to any minimum Commitment to be transferred, assigned or held by either the assignor or the Assignee. Nothing in this subsection shall prevent a total Assignment by a Lender.

    16.2.3 Notwithstanding subsection 16.2.1, each Lender shall be entitled to Assign, at its own cost, in accordance with the other provisions of this Section 16 (including 16.5), its rights, benefits and obligations hereunder, in whole or in part, to a parent or subsidiary corporation or an Affiliate of such Lender.

  16.3 Transfer Agreement

  If a Lender wishes to Assign all or any of its rights, benefits and obligations hereunder in accordance with Section 16.2, then such Assignment shall be effected by the execution and delivery of a duly completed and executed Transfer Agreement by such Lender to the Agent together with a transfer fee of $3,500, at least five (5) Business Days prior to the effective date of such Assignment, whereupon, to the extent that in such Transfer Agreement such Lender seeks to Assign its rights and obligations hereunder:

    16.3.1 such Lender shall be released from further obligations to the Borrower with respect to the portion of the obligations of such Lender assumed by the Assignee;

    16.3.2 the Assignee shall assume the obligations of such Lender and acquire the rights of such Lender in respect of the Borrower, without novation of the Borrower's obligations;

    16.3.3 the Agent, such Lender and the Assignee shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Assignee been an original party hereto with the obligations assumed and the rights acquired by it as a result of such Assignment; and

    16.3.4 the Borrower, the Agent and such Lender shall all execute such documents and perform such acts as may be required to give effect to the Assignment.

  16.4 Notice

  The Agent shall promptly deliver an executed copy of any Transfer Agreement to each party thereto.

  16.5 Sub-Participations

  A Lender may, at its own cost, grant one or more sub-participations in its rights, benefits and obligations hereunder, provided that, notwithstanding any such sub-participation, such Lender shall remain, insofar as the Borrower and the Agent is concerned, as the Lender responsible hereunder, and the Borrower shall not be obliged to recognize any such sub-participant as having the rights against it which it would have if it had been a party hereto.

  16.6 General

  Notwithstanding anything contained in this Article:

    16.6.1 the Agent shall act as agent for each Assignee and, in this connection, with respect to all decisions, notices and other matters relating to anything referred to in this Agreement, the Borrower shall only be obliged to give notice to or request consents from the Agent; and

    16.6.2 the amounts payable by the Borrower under this Agreement shall not increase, whether in respect of withholding on account of taxes or otherwise, as a result of any such Assignment to an Assignee which is a non-resident of Canada as defined in the Income Tax Act (Canada) or as a result of any change by a Lender of its branch of account, save in respect of any Assignment or any such change occurring after the occurrence of an Event of Default, in respect of which this subsection 16.6.2 shall not apply, but in which case subsection 8.15.4 shall apply.

17. MISCELLANEOUS

  17.1 Notices

  Except where otherwise specified herein, all notices, requests, demands or other communications between the parties hereto shall be in writing and shall be deemed to have been duly given or made to the party to whom such notice, request, demand or other communication is given or permitted to be given or made hereunder, when delivered to the party (by certified mail, postage prepaid, or by facsimile or by physical delivery) to the address of such party and to the attention indicated under the signature of such party or to any other address which the parties hereto may subsequently communicate to each other in writing. Notwithstanding the foregoing, any notice shall be deemed to have been received by the party to whom it is addressed (a) upon receipt if sent by mail or physical delivery and (b) if telecopied before 3:00 P.M. on a Business Day, on that day and if telecopied after 3:00 P.M. on a Business Day, or if telecopied on a day that is not a Business Day, on the Business Day next following the date of transmission. If normal postal or telecopier service is interrupted by strike, work slow-down, fortuitous event or other cause, the party sending the notice shall use such services which have not been interrupted or shall deliver such notice by messenger in order to ensure its prompt receipt by the other party.

  17.2 Amendment and Waiver

  The rights and recourses of the Lenders under this Agreement and the Guarantees are cumulative and do not exclude any other rights and recourses which the Lenders might have, and no omission or delay on the part of the Lenders in the exercise of any right shall have the effect of operating as a waiver of such right, and the partial or sole exercise of a right or power will not prevent the Lenders from exercising thereafter any other right or power. The provisions of this Agreement may only be amended or waived by an instrument in writing (and not orally) in each case signed by the Agent with the approval of the requisite majority of Lenders.

  17.3 Determinations Final

  In the absence of any manifest error, any determinations, with respect to the Loan, to be made by the Lenders in accordance with the provisions hereof, when made, are final and irrevocable for all parties.

  17.4 Entire Agreement

  The entire agreement between the parties is expressed herein and in the Fee Letter, and no variation or modification of its terms shall be valid unless expressed in writing and signed by the parties. All previous agreements, promises, proposals, representations, understandings and negotiations between the parties hereto which relate in any way to the subject matter of this Agreement including, without limitation, the Arrangement Letter and the Term Sheet, are hereby deemed to be null, except to the extent incorporated herein by reference and except for the provisions of these documents that shall survive their termination.

  17.5 Indemnification and Compensation

  In addition to the other rights now or hereafter conferred by Law and those described in subsection 6.6.2 and Section 8.13, and without limiting such rights, if a Default or Event of Default should occur, each Lender and the Agent is hereby authorized by the Borrower, at any time and from time to time, subject to the obligation to give notice to the Borrower subsequently and within a reasonable delay, to indemnify, compensate, use and allocate any deposit (general or special, term or demand, including, without limitation, any debt evidenced by certificates of deposit, whether or not matured) and any other debt at any time held or due by the Lenders to the Borrower or to its credit or its account, with respect to and on account of any obligation and indebtedness of the Borrower to the Lenders in accordance with the provisions hereof or the Guarantees, including, without limitation, the accounts of any nature or kind which flow from or relate to this Agreement or the Guarantees, whether or not the Agent has made demand under the terms hereof or has declared the amounts referred to in Section 14.2 as exigible in accordance with the provisions of that Section and even if such obligation and Debt or either of them is a future or unmatured Debt.

  17.6 Benefit of Agreement

  This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

  17.7 Counterparts

  This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute an original, but all of the separate counterparts shall constitute one single document.

  17.8 Applicable Law

  This Agreement, its interpretation and its application shall be governed by the Laws of the Province of Quebec and the federal Laws of Canada applicable therein.

  17.9 Severability

  Each provision of this Agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Agreement is null or unenforceable shall in no way affect the validity of the other provisions of this Agreement or the enforceability thereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Borrower hereby waives any provision of any Laws which renders any provision hereof prohibited or unenforceable in any respect.

  17.10 Further Assurances

  The Borrower covenants and agrees on its own behalf and on behalf of each of the Restricted Subsidiaries that, at the request of the Agent, the Borrower and each of the Restricted Subsidiaries will at any time and from time to time execute and deliver such further and other documents and instruments and do all acts and things as the Agent in its absolute discretion requires in order to evidence the indebtedness of the Borrower under this Agreement or otherwise.

  17.11 Good Faith and Fair Consideration

  Each party hereto acknowledges and declares that it has entered into this Agreement freely and of its own will. In particular, each party hereto acknowledges that this Agreement was freely negotiated by the Borrower and the Lenders in good faith, that this Agreement does not constitute a contract of adhesion, that there was no exploitation of the Borrower by the Lenders, and that there is no serious disproportion between the consideration provided by the Lenders and that provided by the Borrower.

  17.12 Excess Resulting From Exchange Rate Change

    17.12.1 Subject to Section 17.12.2, any time that, following one or more fluctuations in the exchange rate of the US Dollar against the Canadian Dollar which remains in effect for three (3) days in the case of any Advance, the sum of:

      (a)
      the equivalent amount in Canadian Dollars of Loans in US Dollars; and

      (b)
      the Loans in Canadian Dollars;

    exceeds the amount of the Credit then available, the Borrower shall promptly and, in any case, within ten (10) days thereafter, either (i) make the necessary payments or repayments to the Agent to reduce the Loans to an amount equal to or less than the available amount of the Credit or (ii) maintain or cause to be maintained with the Agent, deposits of Canadian Dollars in an amount equal to or greater than the amount by which the Loans exceed the available amount of the Credit, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Agent shall, on the date of each request for an Advance or on the date of any interest payment or on each Acceptance Date or Rollover Date, make the necessary exchange rate calculations to determine whether any such excess exists on such date and, if there is an excess, it shall so notify the Borrower.

    17.12.2 Notwithstanding subsection 17.12.1, the Agent shall be entitled, in its sole discretion, to require that the Borrower (a) make the payments or repayments or maintain the deposits required to be made or maintained under subsection 17.12.1; or (b) fully hedge, to the satisfaction of the Agent, the excess hereinafter referred to in this subsection 17.12.2 and assign the benefit of all hedging contracts to the Agent in any case where the sum of (i) the equivalent amount in Canadian Dollars of Loans in US Dollars and (ii) the Loans in Canadian Dollars, exceeds the available amount of the Credit.

  17.13 Responsibility of the Lenders

  Each Lender shall be solely responsible for the performance of its own obligations hereunder. Accordingly, no Lender is in any way jointly and severally or solidarily responsible for the performance of the obligations of any other Lender.

  17.14 Indemnity

  The Borrower agrees to indemnify and defend each of the Agent, each Lender, and their respective directors, officers, agents and employees from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind which at any time or from time to time may be asserted against or incurred or paid by any of them for or in connection with: (i) the participation of the Agent or of any of the Lenders in the transactions contemplated by this Agreement, except those relating to the relationship between the Agent and the Lenders, (ii) the role of the Agent or the Lenders in any investigation, litigation or other proceeding brought or threatened relating to the Credit, (iii) arising directly or indirectly from or relating to the presence on or under or the release or migration from any property or into the environment of any Hazardous Substance, and/or (iv) the compliance with or enforcement of any of their rights or obligations hereunder, including without limitation:

    17.14.1 the reasonable fees and disbursements of counsel;

    17.14.2 the reasonable costs of defending, counterclaiming or claiming over against third parties in respect of any action or matter and any cost, liability or damage arising out of any settlement;

  provided that such indemnification shall not apply to losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the indemnified party, as determined by a final judgment of a court of competent jurisdiction.

  17.15 Confidentiality

  Subject to applicable Laws, the Lenders and the Agent agree to keep confidential all information obtained by them from the Borrower, any Restricted Subsidiary, or any other Person authorized by any of them, to the extent such information is not publicly known, except that such information may be shared with prospective Assignees, provided that such Assignees agree to be bound by the provisions of this Section.

  17.16 Language

  The parties acknowledge that they have required that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

18. THE AGENT AND THE LENDERS

  18.1 Authorization of Agent

  Each Lender hereby irrevocably appoints and authorizes the Agent to act for all purposes as its agent hereunder and under the Guarantees with such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto and undertakes not to take any action on its own. Notwithstanding the provisions of the Civil Code of Quebec relating to contracts generally and to mandate, the Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. As to any matters not expressly provided for by this Agreement, the Agent shall act hereunder or in connection herewith in accordance with the instructions of the Lenders in accordance with the provisions of this Article, but, in the absence of any such instructions, the Agent may (but shall not be obliged to) act as it shall deem fit in the best interests of the Lenders, and any such instructions and any action taken by the Agent in accordance herewith shall be binding upon each Lender. The

  Agent shall not, by reason of this Agreement, be deemed to be a trustee for the benefit of any Lender, the Borrower or any other Person. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any certificate or other document referred to, or provided for in, or received by any of them under, this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other document referred to or provided for herein or any collateral provided for hereby or for any failure by the Borrower to perform its obligations hereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them under or in connection herewith, except for its or their own gross negligence or willful misconduct.

  18.2 Agent's Responsibility

    18.2.1 The Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal advisers, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Lender as the holder of the Commitment in the Loan made by such Lender for all purposes hereof unless and until an Assignment has been completed in accordance with Section 16.2.

    18.2.2 The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower describing such a Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default or otherwise becomes aware that a Default or Event of Default has occurred, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders in accordance with the provisions of this Article provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obliged to) take such action, or refrain from taking such action, with respect to such a Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

    18.2.3 The Agent shall have no responsibility, (a) to the Borrower on account of the failure of any Lender to perform its obligations hereunder, or (b) to any Lender on account of the failure of the Borrower to perform its obligations hereunder, except as a result of its own gross negligence or willful misconduct.

    18.2.4 Each Lender severally represents and warrants to the Agent that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuation of its Commitment in the Loan hereunder and has not relied on any information provided to such Lender by the Agent in connection herewith, and each Lender represents and warrants to the Agent that it shall continue to make its own independent appraisal of the creditworthiness of the Borrower while the Loan is outstanding or the Lenders have any obligations hereunder.

  18.3 Rights of Agent as Lender

  With respect to its Commitment in the Loan, the Agent in its capacity as a Lender shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent and the term "Lender" shall, unless the context otherwise indicates, include the Agent in its capacity as a Lender. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower as if it were not acting as the Agent and may accept fees and other consideration from the Borrower for customary services in connection with this Agreement and the Loan and otherwise without having to account for the same to the Lenders.

  Any reference in this Agreement to the Agent means, where the Agent is also a Lender, the agency department of such Lender specifically responsible for acting as Agent under and in connection with this Agreement. In acting as Agent, the agency department will be treated as a separate entity from any other department or division of the Lender in question. Without limiting the foregoing, the Agent shall not be deemed to have notice of a document or information received by any other department or division of that Lender, nor will the Lender concerned be deemed to have notice of a document or information received by the Agent.

  18.4 Indemnity

  Each Lender agrees to indemnify the Agent, to the extent not otherwise reimbursed by the Borrower, rateably in accordance with its respective Commitments in the Loan, for any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against, the Agent in any way relating to or arising out of this Agreement, the Guarantees or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless a Default or Event of Default is apprehended or has occurred and is continuing, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Agent's gross negligence or willful misconduct.

  18.5 Notice by Agent to Lenders

  As soon as practicable after its receipt thereof, the Agent will forward to each Lender a copy of each report, notice or other document required by this Agreement to be delivered to the Agent for such Lender.

  18.6 Protection of Agent

    18.6.1 The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except (in the case of the Agent) for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs or financial condition of the Borrower which may come to the attention of the Agent, except where provided to the Agent for the Lenders, provided that such information does not confer any advantage to the Agent as a Lender over the other Lenders. Nothing in this Agreement shall oblige the Agent to disclose any information relating to the Borrower if such disclosure would or might, in the opinion of the Agent, constitute a breach of any Laws or duty of secrecy or confidence.

    18.6.2 Unless the Agent shall have been notified in writing or by telegraph, telex or telecopier by any Lender prior to the date of an Advance requested hereunder that such Lender does not intend to make available to the Agent such Lender's proportionate share of such Advance, based on its Commitment, the Agent may assume that such Lender has made such Lender's Commitment in such Advance available to the Agent on the date of such Advance and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Agent as being its cost of funds in the circumstances) on demand from such Lender or, if such Lender fails to reimburse the Agent for such amount on demand, from the Borrower.

    18.6.3 Unless the Agent shall have been notified in writing or by telegraph, telex or telecopier by the Borrower prior to the date on which any payment is due hereunder that the Borrower does not intend to make such payment, the Agent may assume that the Borrower has made such payment when due and the Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's pro rata share of such assumed payment. If it is established that the Borrower has not in fact made such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount made available to such Lender (together with interest at the rate determined by the Agent as being its cost of funds in the circumstances).

  18.7 Notice by Lenders to Agent

  Each Lender shall endeavour to use its best efforts to notify the Agent of the occurrence of any Default or Event of Default forthwith upon becoming aware of such event, but no Lender shall be liable if it fails to give such notice to the Agent.

  18.8 Sharing Among the Lenders

  Each Lender agrees that as amongst themselves, except as otherwise provided for by the provisions of this Agreement, all amounts received by the Agent, in its capacity as agent of the Lenders pursuant to this Agreement or any other document contemplated hereby (whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross-claim, separate action or as proceeds of realization of any security, other than agency fees), shall be shared by each Lender pro rata, in accordance with their respective Commitment and each Lender undertakes to do all such things as may be reasonably required to give full effect to this Section 18.8. If any amount which is so shared is later recovered from the Lender who originally received it, each other Lender shall restore its proportionate share of such amount to such Lender, without interest.

  As a necessary consequence of the foregoing, each Lender shall share, in a percentage equal to its Commitment, any losses incurred as a result of any Default or Event of Default by the Borrower, and shall pay to the Agent, within two (2) Business Days following a request by the Agent, any amount required to ensure that such Lender bears its pro rata share of such losses, if any, including any amounts required to be paid to any Lender in respect of any Bankers' Acceptances and Letters of Credit. Such obligation to share losses shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, compensation, counterclaim, recoupment, defence or other right which such Lender may have against the Agent, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of any Default or Event of Default; (3) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (4) any breach of this Agreement by the Borrower or any other Person; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available the amount required hereunder, the Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the Agent's cost of funds from the date of non-payment until such amount is paid in full.

  Notwithstanding the foregoing, in the event that any losses (as described in the immediately preceding paragraph) are incurred by the Lenders at any time at which one or more of the

  Lenders is a Termed-Out Lender (as defined in Section 2.2), such losses shall be borne by each of the Lenders, including the Termed-Out Lenders, in the proportion calculated by dividing the amount of the Loan owed to each Lender by the aggregate amount of the Loan, each calculated on the date of the Event of Default.

  18.9 Procedure with respect to Advances

  Subject to the provisions of this Agreement, including those with respect to Swing Line Advances, upon receipt of a Notice of Borrowing from the Borrower, the Agent shall, without delay, advise each Lender of the receipt of such notice, of the date of such Advance, of its proportionate share of the amount of such Advance and of the relevant details of the Agent's account(s). Each Lender shall disburse its proportionate share of each Advance, taking into account its Commitment, and shall make it available to the Agent (no later than 10:00 A.M.) on the date of the Advance fixed by the Borrower, by depositing its proportionate share of the Advance in the Agent's account in Canadian Dollars or US Dollars, as the case may be. Once the Borrower has fulfilled the conditions stipulated in this Agreement, the Agent will make such amounts available to the Borrower on the date of the Advance, at the Branch, and, in the absence of other arrangements made in writing between the Agent and the Borrower, by transferring or causing to be transferred an equivalent amount in the case of a Loan, and the Available Proceeds (as defined in subsection 6.2.3(d)) in the case of Banker's Acceptances, in accordance with the instructions of the Borrower which appear in the Notice of Borrowing with respect to each Advance; however, the obligation of the Agent with respect hereto is limited to taking the steps judged commercially reasonable in order to follow such instructions, and once undertaken, such steps shall constitute conclusive evidence that the amounts have been disbursed in accordance with the applicable provisions. The Agent shall not be liable for damages, claims or costs imputed to the Borrower and resulting from the fact that the amount of an Advance did not arrive at its agreed-upon destination.

  In any case where a Termed-Out Lender exists, on the Conversion Date applicable to such Termed-Out Lender, the Agent shall have the right to reallocate the type of Advances attributable to each of the Lenders, including such Termed-Out Lender, so as to minimize, to the extent possible, the Termed-Out Lender's Advances by Letter of Credit on the Conversion Date. Any portion of an Advance by Letter of Credit which, following such reallocation, remains a Loan owing to such Termed-Out Lender will, if undrawn and canceled or expired, reduce the Commitment of the Termed-Out Lender by an amount equal to the amount of its portion of the Letter of Credit so canceled or expired.

  18.10 Accounts kept by each Lender

  Each Lender shall keep in its books, in respect of its Commitment, accounts for the Libor Advances, Prime Rate Advances, US Base Rate Advances, Bankers' Acceptances and other amounts payable by the Borrower under this Agreement. Each Lender shall make appropriate entries showing, as debits, the amount of the Debt of the Borrower to it in respect of the Libor Advances, Prime Rate Advances, US Base Rate Advances and BA Advances, as the case may be, the amount of all accrued interest and any other amount due to such Lender pursuant hereto and, as credits, each payment or repayment of principal and interest made in respect of such indebtedness as well as any other amount paid to such Lender pursuant hereto. These accounts shall constitute (in the absence of manifest error or of contradictory entries in the accounts of the Agent referred to in Section 4.7) prima facie evidence of their content against the Borrower.

  The accounts which are maintained by the Agent shall constitute, except in the case of manifest error, prima facie proof of the amounts advanced and the Bankers' Acceptances accepted by each Lender, the interest and other amounts due to them and the payments of principal, interest or others made to the Lenders.

  18.11 Binding Determinations

  The Agent shall proceed in good faith to make any determination, with respect to the Loan, which is required in order to apply this Agreement and, once made, such determination shall be final and binding upon all parties, except in the case of manifest error.

  18.12 Amendment of Article 18

  The provisions of this Article 18 relating to the rights and obligations of the Lenders and the Agent inter se may be amended or added to, from time to time, by the execution by the Agent and the Lenders of an instrument in writing and such instrument in writing shall validly and effectively amend or add to any or all of the provisions of this Article affecting the Lenders without requiring the execution of such instrument in writing by the Borrower.

  18.13 Decisions, Amendments and Waivers of the Lenders

  When the Lenders may or must consent to an action or to anything or to accomplish another act in applying this Agreement, the Agent shall request that each Lender give its consent in this regard. Subject to the provisions of Section 18.14, all decisions taken by the Lenders shall be taken as follows: a) if there are two (2) Lenders, by unanimous consent; b) if there are three (3) or more Lenders, by the Majority Lenders. The Agent shall confirm such consent to each Lender and to the Borrower.

  18.14 Authorized Waivers, Variations and Omissions

  If so authorized in writing by the Lenders, the Agent, on behalf of the Lenders, may grant waivers, consents, vary the terms of this Agreement and the Guarantees and do or omit to do all acts and things in connection herewith or therewith. Notwithstanding the foregoing, except with the prior written agreement of each of the Lenders, nothing in Section 18.13 or this Section 18.14 shall authorize (i) any extension of the date for, or any alteration in the amount, currency or mode of calculation or computation of, any payment of principal or interest (including Stamping Fees) or other amount (including payments in accordance with Section 8.2), (ii) any increase in the Credit or in the Commitment of a Lender, (iii) any extension of any maturity date, (iv) any change in the terms of Article 18, (v) any change in the manner of making decisions among the Lenders, including the definition of Majority Lenders, (vi) the release of the Borrower or any Restricted Subsidiary, (vii) the release, in whole or in part, of any of the Guarantees, (viii) any change in or any waiver of the conditions precedent provided for in Article 10 or (ix) any amendment to this Section 18.14.

  18.15 Provisions for the Benefit of Lenders Only

  The provisions of this Article 18 relating to the rights and obligations of the Lenders and Agent inter se shall be operative as between the Lenders and Agent only, and the Borrower shall not have any rights or obligations under or be entitled to rely for any purposes upon such provisions. However, the provisions of subsection 18.2.3 shall be applicable as between the Borrower and the Agent.

  18.16 Resignation of Agent

    18.16.1 Notwithstanding the irrevocable appointment of the Agent, the Majority Lenders may (with the consent of the Borrower), upon giving the Agent 30 days prior written notice to such effect, terminate the Agent's appointment hereunder provided that a successor Agent has been appointed (and has accepted such appointment) at or prior to the expiry of such notice.

    18.16.2 The Agent may resign its appointment hereunder at any time without giving any reason therefor by giving written notice to such effect to each of the other parties hereto. Such resignation shall not be effective until a successor Agent has been appointed.

    18.16.3 In the event of any such termination or resignation, the Lenders shall appoint a successor Agent acceptable to the Borrower within 30 days therefrom, deliver copies of all accounts to such successor and the retiring Agent shall be discharged from any further obligations hereunder but shall remain entitled to the benefit of the provisions of this Article 18 and the Agent's successor and each of the other parties hereto shall have the same rights and obligations among themselves as they would have had if such successor originally had been a party hereto as Agent.

19. FORMAL DATE

  19.1 Formal Date

  For the purposes of convenience, this Agreement may be referred to as bearing the formal date of November 12, 2002 notwithstanding its actual date of signature.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT IN MONTREAL, PROVINCE OF QUEBEC, ON THE 12TH DAY OF NOVEMBER, 2002.

CGI GROUP INC., as Borrower

Per:

Per:

Address:
1130 Sherbrooke Street West
5th Floor
Montreal (Quebec) H3A 2M8

Attention: Chief Financial Officer
Telephone: (514) 841-3200
Fax: (514) 841-3299

CANADIAN IMPERIAL BANK OF COMMERCE, as Lender

Per:

Per:

Address:
BCE Place
Canada Trust Tower
161 Bay St., 8th floor
Toronto (Ontario) M5J 2S8

Attention: Managing Director
Telephone: (416) 594-7000
Fax: (416) 956-6680

THE TORONTO-DOMINION BANK, as Lender

Per:

Per:

Address:
500 St. Jacques Street, 11th floor
Montreal (Quebec) H2Y 1S1

Attention: Vice-President, Corporate Credit
Telephone: (514) 289-1558
Fax: (514) 289-0788

CAISSE CENTRALE DESJARDINS, as Lender

Per:

Per:

Address:
1 Complexe Desjardins, South Tour, Suite 2822
Montreal (Quebec) H5B 1B3

Attention: Assistant Vice President
Telephone: (514) (514) 281-7165
Fax: (514) 281-7083

BANK OF MONTREAL, as Lender

Per:

Per:

Address:
1501 McGill College
32nd floor
Montréal (Quebec) H3A 3M8

Attention: Manager
Telephone: (514) 282-5901
Fax: (514) 282-5920

ROYAL BANK OF CANADA, as Lender

Per:

Per:

Address:
1 Place Ville Marie
Suite 300
Montreal (Quebec) H3B 4R8

Attention: Vice President, Corporate Credit
Telephone: (514) 878-2815
Fax: (514) 878-7220

UNITED OVERSEAS BANK LIMITED, as Lender

Per:

Per:

Address:
#310 - 650 West Georgia Street
Vancouver Centre
Vancouver (B.C.) V6B 4N9

Attention: Winnie Chew, Senior Manager
Telephone: (604) 662-7055
Fax: (604) 662-3356

CANADIAN IMPERIAL BANK OF COMMERCE, as Agent

Per:

Per:

Address:
BCE Place
Canada Trust Tower
161 Bay Street, 8th Floor
Toronto (Ontario) M5J 2S8

Attention: Warren Lobo
Telephone: (416) 956-3849
Fax: (416) 956-3830

SCHEDULE "A"—LIST OF LENDERS AND COMMITMENTS

LENDERS	FACILITY A COMMITMENT	FACILITY B COMMITMENT
CANADIAN IMPERIAL BANK OF COMMERCE	$28,900,000	$51,100,000
THE TORONTO-DOMINION BANK	$54,200,000	$95,800,000
CAISSE CENTRALE DESJARDINS	$18,100,000	$31,900,000
BANK OF MONTREAL	$18,100,000	$31,900,000
ROYAL BANK OF CANADA	$18,100,000	$31,900,000
UNITED OVERSEAS BANK LIMITED	$12,600,000	$22,400,000
TOTAL:	$150,000,000	265,000,000

SCHEDULE "B"—NOTICE OF BORROWING AND CERTIFICATE

TO:	CANADIAN IMPERIAL BANK OF COMMERCE, as Agent
FROM:	CGI GROUP INC.
DATE:	•
1)
This Notice of Borrowing and Certificate is delivered to you pursuant to the credit agreement dated as of November 12, 2002 (the "Credit Agreement") entered into among CGI Group Inc. and, inter alia, Canadian Imperial Bank of Commerce, as Agent. All capitalized terms set forth in this Notice of Borrowing and Certificate shall have the respective meanings set forth in the Credit Agreement.

2)
We hereby request an Advance under Facility                    pursuant to Section(s)                                        of the Credit Agreement as follows:

(a)	Date of Advance:

(b)	Currency and Amount of Advance:

(c)	Type of Advance:

(d)	Designated Period(s) (if any):

(e)	Maturity Date(s) (if applicable):

(f)	Payment Instructions (if any):

3)
We have understood the provisions of the Credit Agreement which are relevant to the furnishing of this Notice of Borrowing and Certificate. To the extent that this Notice of Borrowing and Certificate evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.

4)
WE HEREBY CERTIFY THAT, in our opinion, as of the date hereof:

          (a)  All of the representations and warranties of the Borrower contained in Article 11 of the Credit Agreement (except where qualified in Article 11 as being made as at a particular date) are true and correct on and as of the date hereof as though made on and as of the date hereof.

          (b)  All of the covenants contained in Articles 12 and 13 of the Credit Agreement together with all of the conditions precedent to an Advance and all other terms and conditions contained in the Credit Agreement have been fully complied with.

          (c)  No Material Adverse Change has occurred since the last year end of the Borrower.

          (d)  No Event of Default has occurred and no Default has occurred and is continuing.

          [(e)  The proceeds of the requested Advance under Facility B are to be used for the following purposes:

                                                                                                                                                      .

                                                                                                                                                      ]

Yours truly,
CGI GROUP INC.
Per:

Title:

SCHEDULE "B-1"—NOTICE OF REPAYMENT

TO:	CANADIAN IMPERIAL BANK OF COMMERCE, as Agent
FROM:	CGI GROUP INC.
DATE:	•
1.
This notice of repayment is delivered to you pursuant to the credit agreement dated as of November 12, 2002 (the "Credit Agreement") entered into among CGI Group Inc. and, inter alia, Canadian Imperial Bank of Commerce, as Agent. All capitalized terms set forth in this notice of repayment shall have the respective meanings set forth in the Credit Agreement.

2.
We hereby advise you that we will be repaying the sum of [Cdn.$ OR US$]                             on                                        as follows [indicate amount payable as well as the type of Advance to be repaid].

3.
As to an amount of [Cdn.$ OR US$]                              the above-mentioned payment should be treated as a [Mandatory Repayment / voluntary prepayment] under Section [8.2 / 8.3] of the Credit Agreement, which we understand will have the effect of reducing the amount of the Facility as at set forth in this Section. [If the payment is a Mandatory Repayment, provide details of the calculations used to determine the amount].

Yours truly,
CGI GROUP INC.
Per:

Title:

SCHEDULE "C"—TRANSFER AGREEMENT

TO:	CANADIAN IMPERIAL BANK OF COMMERCE (the "Agent"); and CGI Group Inc. (the "Borrower")

WHEREAS the Borrower entered into a credit agreement dated as of November 12, 2002 (the "Credit Agreement") with the Agent, as Agent and Lender, and with other Lenders, whereby the Lenders agreed to provide the Borrower with certain credit facilities;

WHEREAS pursuant to and in accordance with Article 16 of the Credit Agreement a Lender may, with the prior consent of the Borrower, Assign all or any of its rights, benefits and obligations under the Credit Agreement by duly completing, executing and delivering to the Agent and to the Borrower this Transfer Agreement;

WHEREAS                                        (the "Transferor") wishes to Assign to                                        (the "Assignee") the rights, benefits and obligations of the Transferor under the Credit Agreement specified herein;

WHEREAS the Borrower has consented in writing to such Assignment pursuant to the provisions of the Credit Agreement and has reiterated its consent hereby;

NOW THEREFORE in consideration of the foregoing and of one dollar ($l.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the signatories hereto agree as follows:

1.
All capitalized terms defined in the Credit Agreement and not otherwise defined herein have the same meaning as in the Credit Agreement.

2.
The Transferor Assigns to the Assignee the following rights, benefits and obligations, without warranty (the "Transfer"):

    (description of the transferred rights, benefits and obligations, indicating retained interest or fees, if applicable, extent of the Assignee's interest and any applicable arrangements if any Libor Advances, BA Advances or Letters of Credit are outstanding at the time of the Assignment)

  (the "Transferred Rights" and the "Transferred Obligations", as applicable). The Transfer shall be effective as of                                       ,                             .

3.
If the Advances made by the Assignee are less than the proportionate share of all Advances based on the Commitment of the Assignee in the Credit, the Assignee shall, on demand, indemnify the Transferor in respect of the principal amount of the corresponding Advances made by the Transferor in excess of the Transferor's Commitment. The Advances in respect of which the Assignee is bound to indemnify the Transferor are set out in Schedule "B" hereto. On the effective date of the Transfer, the Transferor shall pay to the Assignee the indemnity fees in respect of [BA Advances, Discount Notes, Letters of Credit and Libor Advances] in the amounts specified in Schedule "B" during the period in which the Assignee is to indemnify the Transferor.

4.
The Assignee accepts the Transfer and assumes the Transferred Obligations without novation and without warranty, other than a warranty to the effect that the Transferred Rights and the Transferred Obligations belong to the Transferor free and clear of any hypothecs and security interests (the "Assumption").

5.
The Transfer and the Assumption are governed by and subject to Article 16 of the Credit Agreement.

6.
The Transferor and the Assignee acknowledge that arrangements have been made between them as to the portion, if any, of Fees and interest received or to be received by the Transferor pursuant to the Credit Agreement and to be paid by the Transferor to the Assignee.

7.
The Assignee acknowledges and confirms that it has not relied upon and that neither the Transferor nor the Agent has made any representation or warranty whatsoever as to the due execution, legality, effectiveness, validity or enforceability of the Credit Agreement, the Guarantees or any other documentation or information delivered by the Transferor or the Agent to the Assignee in connection therewith or for the performance thereof by any party thereto or for the performance of any obligation by the Borrower or any Restricted Subsidiary or for the financial condition of the Borrower or of any Restricted Subsidiary. All representations, warranties and conditions expressed or implied by Law or otherwise are hereby excluded.

8.
The Assignee represents and warrants that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and the Restricted Subsidiaries and has not relied and will not hereafter rely on the Transferor and/or the Agent to appraise or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower and the Restricted Subsidiaries. The Assignee acknowledges and agrees that it has no right to obtain any non-public information directly from the Borrower and that it will request any information it requires solely from the Agent.

9.
Each of the Transferor and the Assignee represents and warrants to the other and to the Agent, the other Lenders and the Borrower, that it has the right, capacity and power to enter into the Transfer and the Assumption in accordance with the terms hereof and to perform its obligations arising therefrom, and all action required to authorize the execution and delivery hereof and the performance of such obligations has been duly taken.

10.
This Transfer Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein.

11.
The parties confirm having requested that this document be drafted in the English language. Les parties confirment avoir requis que ce document soit rédigé en langue anglaise.

12.
Following the Transfer and Assumption, Schedule "A" to the Credit Agreement will be replaced by Schedule "A" annexed hereto.

AND THE PARTIES HAVE SIGNED AS OF                                       , 200                  .

THE BANK , as Transferor
Per:

Per:

,
as Assignee
Per:

Per:

CONSENTED TO AND ACKNOWLEDGED:
CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent
Per:

Per:

CGI GROUP INC., as Borrower
Per:

Per:

SCHEDULE "D"—GUARANTEE

GUARANTEE entered into in the City of Montreal, Province of Quebec, as of November 12, 2002.

BY:	CGI INFORMATION SYSTEMS AND MANAGEMENT CONSULTANTS INC., a corporation governed by the laws of Canada, having its registered office at 4 King Street West, Suite 1900, Toronto, Province of Ontario, M5H 1B6, herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer and the Executive Vice-President, Chief Financial Officer and Treasurer of CGI Group Inc., duly authorized as he so declares;
AND:
CDSL CANADA LIMITED, a corporation governed by the laws of Canada, having its registered office at 1900 Albert Street, Regina, Province of Saskatchewan, S4P 4K8, herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer, duly authorized as he so declares;
AND:
CGI INFORMATION SYSTEMS & MANAGEMENT CONSULTANTS, INC., a corporation governed by the laws of the State of Delaware (USA), having its registered office at 1013 Centre Road, Wilmington, Delaware 19805, U.S.A., herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer, duly authorized as he so declares;
AND:
CGI INFORMATION TECHNOLOGY SERVICES, INC., a corporation governed by the laws of the State of Florida (USA), having its registered office at 100 South Missouri Avenue, Clearwater, Florida 33756, U.S.A., herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer, duly authorized as he so declares;
AND:
THE CGI GROUP HOLDING CORP., a corporation governed by the laws of the State of Delaware (USA), having its registered office at 1013 Centre Road, Wilmington, Delaware 19805, U.S.A., herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer, duly authorized as he so declares;
AND:
CGI GROUP (EUROPE) LIMITED, a corporation governed by the laws of England and Wales, having its registered office at Broadlands House, Primett Road, Stevenage, Herts, England SG13EE, herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer, duly authorized as he so declares;
(hereinafter collectively called the "Guarantor")
IN FAVOUR OF:
CANADIAN IMPERIAL BANK OF COMMERCE, ON ITS OWN BEHALF AND AS ADMINISTRATIVE AGENT FOR THE LENDERS PARTY TO THE CREDIT AGREEMENT REFERRED TO BELOW (collectively the "Lenders"), a Canadian bank, having a place of business at BCE Place, Canada Trust Tower, 161 Bay Street, 8th Floor, Toronto, Province of Ontario, M5J 2S8, herein acting and represented by Tim Thomas and Warren Lobo, respectively, its Executive Director and Director, duly authorized as they so declare;
(hereinafter called the "Agent")

WHEREAS pursuant to the credit agreement dated as of November 12, 2002 entered into among CGI Group Inc., as borrower (the "Borrower"), the Agent and the Lenders (as same may hereafter be amended, amended and restated, modified, supplemented or replaced from time to time, the "Credit Agreement"), the Borrower has caused the Guarantor to provide the Agent and the Lenders (collectively the "Guaranteed Parties") with a guarantee of all of the obligations of the Borrower;

WHEREAS it is in the best interests of the Guarantor to guarantee the Obligations (as this term is defined hereafter), the whole in accordance with and subject to the terms and conditions of this Guarantee;

NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1. GUARANTEE

  1.1 Guarantee

  For valuable consideration, the Guarantor hereby solidarily (jointly and severally) guarantees to the Guaranteed Parties (at the address set out in the Credit Agreement or such other address as the Agent may advise the Guarantor in writing), forthwith after demand therefor (at the Guarantor's address indicated above or such other address as the Guarantor may advise the Agent in writing), due and punctual payment of all present and future debts and liabilities, and the performance of all obligations of every nature, absolute or contingent, direct, indirect or otherwise, in any currency, now or at any time and from time to time hereafter, due or owing by the Borrower to the Guaranteed Parties, arising under or in connection with (i) the Credit Agreement and (ii) any other undertaking given by the Borrower in connection therewith (such obligations as amended, restated, amended and restated, extended or renewed, hereinafter collectively, the "Obligations"). The Guarantor expressly renounces to the benefits of division and discussion.

  1.2 Guarantee Absolute

  The liability of the Guarantor hereunder shall be absolute and unconditional and shall not be affected by:

    a)
    any lack of validity or enforceability of any agreements between the Borrower and any of the Guaranteed Parties; any change in the time, manner or place of payment of or in any other term of such agreements or the failure on the part of the Borrower to carry out any of its obligations under such agreements;

    b)
    any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

    c)
    the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Borrower, the Guarantor, any of the other Restricted Subsidiaries that have executed a Guarantee (as such terms are defined in the Credit Agreement) in favour of the Agent on behalf of the Lenders pursuant to the Credit Agreement (the "Other Guarantors"), any of the Guaranteed Parties or any party to any agreement to which the Guaranteed Parties or any of them is a party;

    d)
    any lack or limitation of power, incapacity or disability on the part of the Borrower or of the directors or agents thereof or any other irregularity, defect or informality on the part of the Borrower in its obligations to the Guaranteed Parties or any of them;

    e)
    any change or changes in the name, corporate existence or structure of the Borrower, the Guarantor or any Other Guarantor; and

    f)
    any other Law, regulation or other circumstance which might otherwise constitute a defence available to, or a discharge of, the Borrower in respect of any or all of the Obligations.

  1.3 Recovery as Principal Debtor

  Any amount guaranteed hereunder which may not be recoverable from the Guarantor by the Guaranteed Parties on the basis of a guarantee shall be recoverable by the Guaranteed Parties

2

  from the Guarantor as principal debtor in respect thereof and shall be paid to the Agent for the account of the Guaranteed Parties forthwith after demand therefor.

2. DEALINGS WITH BORROWER AND OTHERS

  2.1 No Release

  The liability of the Guarantor hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Guaranteed Parties or any of them in connection with any duties or liabilities of the Borrower to the Guaranteed Parties or any of them or any security therefor including any loss of or in respect of any security received by the Guaranteed Parties or any of them from the Borrower or others. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor's liability hereunder, without obtaining the consent of or giving notice to the Guarantor, the Guaranteed Parties may discontinue, reduce, increase or otherwise vary the credit of the Borrower in any manner whatsoever and may:

    a)
    grant time, renewals, extensions, indulgences, releases and discharges to the Borrower;

    b)
    take or abstain from taking or enforcing collateral security from the Borrower or from perfecting collateral security of the Borrower;

    c)
    accept compromises from the Borrower;

    d)
    apply all money received at any time from the Borrower or from any collateral security upon such part of the Obligations as the Agent may see fit or change any such application in whole or in part from time to time as the Agent may see fit; for greater certainty, the Guaranteed Parties may, at any time after the occurrence of a Default and during the continuance thereof, to the fullest extent permitted by Law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Guaranteed Parties or any of them to or for the credit of the Guarantor against any and all of the liabilities of the Borrower, whether or not the Guaranteed Parties shall have made any demand under this Guarantee. The Lenders shall promptly notify the Agent and the Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Guaranteed Parties under this paragraph are in addition to other rights and remedies (including without limitation, other rights of set-off) which the Guaranteed Parties may have; and

    e)
    otherwise deal with the Borrower and all other Persons and all security for the Obligations as the Guaranteed Parties may see fit; for greater certainty, the Guaranteed Parties may dispose of all collateral held to secure the Obligations at the time and in the manner they deem appropriate.

  2.2 No Exhaustion of Remedies

  The Guaranteed Parties shall not be bound or obligated to exhaust their recourse against the Borrower or other Persons or any collateral security they may hold or take any other action before being entitled to demand payment from the Guarantor hereunder.

  2.3 Accounts Binding upon the Guarantor

  Any account settled or stated in writing by or between the Agent and the Borrower shall be accepted by the Guarantor as conclusive evidence, absent manifest error, that the balance or amount thereby appearing due by the Borrower to the Guaranteed Parties or any of them is so due.

3

  2.4 No Set-off

  In any claim by the Agent against the Guarantor, the Guarantor may not assert any set-off or counterclaim that the Guarantor, the Other Guarantors or the Borrower may have against the Guaranteed Parties or any of them. In particular, any loss of or in respect of any security received by the Guaranteed Parties or any of them from the Borrower or any other Person, and the failure to perfect any mortgage, hypothec, prior claim or security interest of any nature whatsoever, whether occasioned through the fault or negligence of the Guaranteed Parties or any of them or otherwise, shall not discharge, limit or lessen the liability of the Guarantor under this Guarantee.

3. CONTINUING GUARANTEE

  This Guarantee shall be a continuing guarantee of the Obligations and shall apply to and secure any ultimate balance due or remaining due to the Guaranteed Parties or any of them under or as contemplated by the Credit Agreement or otherwise and shall not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Guaranteed Parties. This Guarantee shall continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the Guaranteed Parties upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. Any payments so rescinded or recovered from the Guaranteed Parties, whether as a preference, fraudulent transfer or otherwise, shall constitute Obligations for all purposes hereunder. The Guarantor expressly waives the rights as expressed in the provisions of Articles 2353, 2362 and 2366 of the Civil Code of Quebec (the "CCQ").

4. RIGHT TO PAYMENTS

  Should the Guaranteed Parties or any of them receive from the Guarantor one or more payments on account of the liability under this Guarantee, the Guarantor shall not be entitled to claim repayment against the Borrower until the Guaranteed Parties' claims against the Borrower have been paid in full. In the event of the liquidation, winding-up or bankruptcy of the Borrower (whether voluntary or compulsory), or if the Borrower shall make a sale of a substantial part of its assets or property or a bulk sale of any of the Borrower's assets within the meaning of any applicable legislation of any other province of Canada, under the Uniform Commercial Code of any state of the United States of America or under any other applicable Laws, or should the Borrower make any proposal, composition or scheme of arrangement with its creditors, then, in any of such events, the Guaranteed Parties shall have the right to rank for their full claim and receive all dividends or other payments in respect thereof until their claim has been paid in full, and the Guarantor shall remain liable for any balance which may be owing to the Guaranteed Parties by the Borrower; and in the event of the valuation by the Guaranteed Parties or any of them of any security held in respect of the Borrower's debts, or of the retention by the Guaranteed Parties or any of them of such security, such valuation and/or retention shall not, as between the Guaranteed Parties and the Guarantor, be considered as a purchase of such security, or as payment or satisfaction or reduction of the Borrower's liabilities to the Guaranteed Parties, or any part thereof.

5. TAXES

  All payments to be made hereunder by the Guarantor shall be made free and clear of, and without deduction or withholding for or on account of, any present or future tax, levy, impost, duty, charge, assessment or fee (including interest, penalties and additions thereto) ("Taxes"). If any Taxes are required to be withheld from any payment hereunder, the Guarantor shall (a) increase the amount

4

  of such payment so that the Guaranteed Parties will receive a net amount (after deduction and withholding of all Taxes, including any Taxes on the amount of any such increase) equal to the amount otherwise due hereunder, (b) pay such Taxes to the appropriate taxing authority for the account of the Guaranteed Parties and (c) as promptly as possible thereafter, send the Agent an original receipt showing payment thereof, together with such additional documentary evidence as the Guaranteed Parties may from time to time reasonably require. If the Guarantor fails to perform its obligations under parts (b) or (c) of the preceding sentence, the Guarantor shall indemnify the Guaranteed Parties for any incremental Taxes, interest or penalties that may become payable by the Guaranteed Parties or any of them as a consequence of such failure.

6. SUBROGATION

  To the fullest extent permitted by Law, the Guarantor hereby irrevocably postpones any claim or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guarantee including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against the Borrower or any collateral securing any obligation of the Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as the Obligations and all amounts payable under this Guarantee have been indefeasibly paid to the Guaranteed Parties in cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the indefeasible cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Agent to be credited and applied to the Obligations and all other amounts payable under this Guarantee.

7. GENERAL

  7.1 Representations and Warranties

  The Guarantor reiterates the representations and warranties to the Lenders made in the Credit Agreement on its behalf by the Borrower (which representations and warranties are hereby deemed to have been made by the Guarantor and to be and remain in effect at all times (except where stated to be made as at a particular date)).

  7.2 Covenants

  The Guarantor reiterates the covenants made in Articles 12 and 13 of the Credit Agreement on its behalf by the Borrower (which are hereby deemed to have been made by the Guarantor).

  7.3 Payment of Obligations, Fees and Costs

  The Guarantor agrees to pay on demand any amounts payable hereunder, including without limitation all out-of-pocket expenses (including the reasonable fees and expenses of the Guaranteed Parties' counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Parties hereunder.

  7.4 Currency

    (a)
    Each payment to be made under this Guarantee will be made in the currency in which the relevant Obligation is payable (hereinafter the "Specified Currency"). To the fullest extent permitted by applicable Law, any obligation of the Guarantor to make payments

5

      under this Guarantee in a Specified Currency will not be discharged or satisfied by any tender in any currency other than the Specified Currency.

    (b)
    To the fullest extent permitted by applicable Law, if any judgment or order expressed in a currency other than the Specified Currency is rendered (i) for any payment of any amount owing in respect of this Guarantee, or (ii) in respect of a judgment or order of another court for the payment of any amount described in (i) above, the Guaranteed Parties, after recovery in full of the aggregate amount to which they are entitled pursuant to the judgment or order, shall be entitled to receive immediately from the Guarantor the amount of any shortfall of the Specified Currency received by the Guaranteed Parties as a consequence of sums paid in such other currency, and will refund promptly to the Guarantor any excess of the Specified Currency received by the Guaranteed Parties as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between (i) the rate of exchange at which the Specified Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and (ii) the rate of exchange at which the Guaranteed Parties are able, acting in a reasonable manner and in good faith in converting the currency received into the Specified Currency, to purchase the Specified Currency with the amount of the currency of the judgment or order actually received by the Guaranteed Parties. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Specified Currency.

    (c)
    To the fullest extent permitted by applicable Law, the indemnities in this Section 7.4 constitute separate and independent obligations of the Guarantor from the other obligations in this Guarantee, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the Guaranteed Parties or any of them and will not be affected by judgment being obtained or claim or proof being made for any other sums due in respect of this Guarantee.

    (d)
    For the purposes of this Section 7.4, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

  7.5 Discharge

  The Guarantor will not be discharged from any of its obligations hereunder except by a release or discharge signed in writing by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement.

  7.6 Notice

  Any notice permitted or required to be given hereunder shall be given, in the case of the Guaranteed Parties, in accordance with the relevant provisions of the Credit Agreement, and, in the case of the Guarantor, to its address indicated above.

  7.7 Entire Agreement

  This Guarantee constitutes the entire agreement between the Guarantor and the Guaranteed Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties except as expressly set forth herein. The Guaranteed Parties shall not be bound by any representations or promises made by the Borrower to the Guarantor and possession of this Guarantee by the Guaranteed Parties or any of them shall be conclusive evidence against the Guarantor that the Guarantee was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or

6

  subsequent has been complied with and this Guarantee shall be operative and binding notwithstanding the non-execution thereof by any proposed signatory.

  7.8 Amendments and Waivers

  No amendment to this Guarantee will be valid or binding unless set forth in writing and duly executed by the Guarantor and the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement. No waiver of any breach of any provision of this Guarantee will be effective or binding unless made in writing and signed by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

  7.9 Severability

  Each provision of this Guarantee is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Guarantee is null or unenforceable shall in no way affect the validity of the other provisions of this Guarantee or the enforceability thereof. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Guarantor hereby waives any provision of any Laws which renders any provision hereof prohibited or unenforceable in any respect.

  7.10 Interpretation

  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement. If more than one guarantor executes this instrument, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and each reference to the Guarantor shall include the undersigned and each and every one of them severally and this Guarantee and all covenants and agreements herein contained shall be deemed to be solidary. This Guarantee and the Guarantees executed by the Other Guarantors and all covenants and agreements herein and therein contained shall be deemed to be solidary. The words "this Guarantee", "hereof", "hereto", etc. mean the present instrument, executed by the Guarantor.

  7.11 Additional Rights

  This Guarantee is in addition and supplemental to all other guarantees and/or postponement agreements (whether or not in the same form as this instrument) held or which may hereafter be held by the Guaranteed Parties or any of them.

  7.12 Governing Law and Attornment Clause

  This Guarantee shall be governed by and construed in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein and the parties hereby attorn to the non-exclusive jurisdiction of the Courts of the Province of Quebec and to any Courts from which an appeal of the decisions of such Court may be taken.

  7.13 Benefit of the Guarantee

  This Guarantee shall extend to and enure to the benefit of the successors and assigns of the Guaranteed Parties and shall be binding upon the Guarantor and its successors.

  7.14 Inconsistency

  In the event of any contradiction or inconsistency between the provisions of this Guarantee and those of the Credit Agreement, the provisions of the latter shall prevail to the extent of such contradiction or inconsistency.

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  7.15 Language

  The Guarantor acknowledges that it has required that this Guarantee, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. La Caution reconnaît avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et poursuites judiciaires intentées relativement à ou à la suite de la présente convention, que ce soit directement ou indirectement.

  7.16 Executed Copy

  The Guarantor acknowledges receipt of a fully executed copy of this Guarantee.

IN WITNESS WHEREOF THE GUARANTOR HAS EXECUTED THIS GUARANTEE IN MONTREAL, PROVINCE OF QUEBEC, ON THE 12th DAY OF NOVEMBER, 2002.

CGI INFORMATION SYSTEMS AND MANAGEMENT CONSULTANTS INC.
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer
CDSL CANADA LIMITED
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer
CGI INFORMATION SYSTEMS & MANAGEMENT CONSULTANTS, INC.
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer
CGI INFORMATION TECHNOLOGY SERVICES, INC.
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer
THE CGI GROUP HOLDING CORP.
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer

8

CGI GROUP (EUROPE) LIMITED
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer
ACCEPTED AND AGREED THIS 12th DAY OF NOVEMBER, 2002:
CANADIAN IMPERIAL BANK OF COMMERCE, on its own behalf and as Administrative Agent for the Lenders
Per:

Name:	Tim Thomas
Title:	Executive Director
Per:

Name:	Warren Lobo
Title:	Director

9

GUARANTEE entered into in the City of Montreal, Province of Quebec, as of November 12, 2002.

BY:	CONSEILLERS EN GESTION ET INFORMATIQUE C.G.I. INC., a company governed by the laws of Quebec, having its head office at 1130 Sherbrooke Street West, 5th Floor, Montreal, Province of Quebec, H3A 2M4, herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer, duly authorized as he so declares;
AND:
CENTRE DE SERVICES DE PAIE CGI INC., a company governed by the laws of Quebec, having its head office at 1130 Sherbrooke Street West, 5th Floor, Montreal, Province of Quebec, H3A 2M8, herein acting and represented by André Imbeau, its Executive Vice-President, Chief Financial Officer and Treasurer, duly authorized as he so declares;
(hereinafter collectively called the "Guarantor")
IN FAVOUR OF:
CANADIAN IMPERIAL BANK OF COMMERCE, ON ITS OWN BEHALF AND AS ADMINISTRATIVE AGENT FOR THE LENDERS PARTY TO THE CREDIT AGREEMENT REFERRED TO BELOW (collectively the "Lenders"), a Canadian bank, having a place of business at BCE Place, Canada Trust Tower, 161 Bay Street, 8th Floor, Toronto, Province of Ontario, M5J 2S8, herein acting and represented by Tim Thomas and Warren Lobo, respectively, its Executive Director and Director, duly authorized as they so declare;
(hereinafter called the "Agent")

WHEREAS pursuant to the credit agreement dated as of November 12, 2002 entered into among CGI Group Inc., as borrower (the "Borrower"), the Agent and the Lenders (as same may hereafter be amended, amended and restated, modified, supplemented or replaced from time to time, the "Credit Agreement"), the Borrower has caused the Guarantor to provide the Agent and the Lenders (collectively the "Guaranteed Parties") with a guarantee of all of the obligations of CGI Information Systems and Management Consultants Inc., CDSL Canada Limited, CGI Information Systems & Management Consultants, Inc., CGI Information Technology Services, Inc., The CGI Group Holding Corp. and CGI Group (Europe) Limited (collectively, the "Debtors") under the guarantee dated as of November 12, 2002 entered into among the Debtors, as guarantors, and the Agent on behalf of the Lenders (as same may hereafter be amended, amended and restated, modified, supplemented or replaced from time to time, the "Guarantee Agreement");

WHEREAS it is in the best interests of the Guarantor to guarantee the Obligations (as this term is defined hereafter), the whole in accordance with and subject to the terms and conditions of this Guarantee;

NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1. GUARANTEE

  1.1 Guarantee

  For valuable consideration, the Guarantor hereby solidarily (jointly and severally) guarantees to the Guaranteed Parties (at the address set out in the Credit Agreement or such other address as the Agent may advise the Guarantor in writing), forthwith after demand therefor (at the Guarantor's address indicated above or such other address as the Guarantor may advise the Agent in writing), due and punctual payment of all present and future debts and liabilities, and the performance of all obligations of every nature, absolute or contingent, direct, indirect or otherwise, in any currency, now or at any time and from time to time hereafter, due or owing by the Debtors to the Guaranteed Parties, arising under or in connection with (i) the Guarantee Agreement and (ii) any other undertaking given by the Debtors in connection therewith (such obligations as amended, restated, amended and restated, extended or renewed, hereinafter collectively, the "Obligations"). The Guarantor expressly renounces to the benefits of division and discussion.

  1.2 Guarantee Absolute

  The liability of the Guarantor hereunder shall be absolute and unconditional and shall not be affected by:

    a)
    any lack of validity or enforceability of any agreements between the Borrower, any of the Debtors and the Guaranteed Parties; any change in the time, manner or place of payment of or in any other term of such agreements or the failure on the part of the Borrower or any of the Debtors to carry out any of its obligations under such agreements;

    b)
    any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

    c)
    the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Borrower, any of Debtors, the Guarantor, any of the other Restricted Subsidiaries that have executed a Guarantee (as such terms are defined in the Credit Agreement) in favour of the Agent on behalf of the Lenders pursuant to the Credit Agreement (the "Other Guarantors"), any of the Guaranteed Parties or any party to any agreement to which the Guaranteed Parties or any of them is a party;

    d)
    any lack or limitation of power, incapacity or disability on the part of the Borrower or any of the Debtors or of the directors or agents thereof or any other irregularity, defect or informality on the part of the Borrower or any of the Debtors in its obligations to the Guaranteed Parties or any of them;

    e)
    any change or changes in the name, corporate existence or structure of the Borrower, any of the Debtors, the Guarantor or any Other Guarantor; and

    f)
    any other Law, regulation or other circumstance which might otherwise constitute a defence available to, or a discharge of, the Borrower or any of the Debtors in respect of any or all of the Obligations.

  1.3 Recovery as Principal Debtor

  Any amount guaranteed hereunder which may not be recoverable from the Guarantor by the Guaranteed Parties on the basis of a guarantee shall be recoverable by the Guaranteed Parties from the Guarantor as principal debtor in respect thereof and shall be paid to the Agent for the account of the Guaranteed Parties forthwith after demand therefor.

2. DEALINGS WITH BORROWER, DEBTORS AND OTHERS

  2.1 No Release

  The liability of the Guarantor hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Guaranteed Parties or any of them in connection with any duties or liabilities of the Borrower or any of the Debtors to the Guaranteed Parties or any of them or any security therefor including any loss of or in respect of any security received by the Guaranteed Parties or any of them from the Borrower, any of the Debtors or others. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor's liability hereunder, without obtaining the consent of or giving notice to the Guarantor, the Guaranteed Parties may:

    a)
    grant time, renewals, extensions, indulgences, releases and discharges to the Borrower or any of the Debtors;

2

    b)
    take or abstain from taking or enforcing collateral security from the Borrower or any of the Debtors or from perfecting collateral security of the Borrower or any of the Debtors;

    c)
    accept compromises from the Borrower or any of the Debtors;

    d)
    apply all money received at any time from the Borrower or any of the Debtors or from any collateral security upon such part of the Obligations as the Agent may see fit or change any such application in whole or in part from time to time as the Agent may see fit; for greater certainty, the Guaranteed Parties may, at any time after the occurrence of a Default and during the continuance thereof, to the fullest extent permitted by Law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Guaranteed Parties or any of them to or for the credit of the Guarantor against any and all of the liabilities of the Debtors, whether or not the Guaranteed Parties shall have made any demand under this Guarantee. The Lenders shall promptly notify the Agent and the Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Guaranteed Parties under this paragraph are in addition to other rights and remedies (including without limitation, other rights of set-off) which the Guaranteed Parties may have; and

    e)
    otherwise deal with the Borrower and the Debtors and all other Persons and all security for the Obligations as the Guaranteed Parties may see fit; for greater certainty, the Guaranteed Parties may dispose of all collateral held to secure the Obligations at the time and in the manner they deem appropriate.

  2.2 No Exhaustion of Remedies

  The Guaranteed Parties shall not be bound or obligated to exhaust their recourse against the Borrower, any of the Debtors or other Persons or any collateral security they may hold or take any other action before being entitled to demand payment from the Guarantor hereunder.

  2.3 Accounts Binding upon the Guarantor

  Any account settled or stated in writing by or between the Agent and the Debtors shall be accepted by the Guarantor as conclusive evidence, absent manifest error, that the balance or amount thereby appearing due by the Debtors to the Guaranteed Parties or any of them is so due.

  2.4 No Set-off

  In any claim by the Agent against the Guarantor, the Guarantor may not assert any set-off or counterclaim that the Guarantor, the Other Guarantors, the Borrower or the Debtors may have against the Guaranteed Parties or any of them. In particular, any loss of or in respect of any security received by the Guaranteed Parties or any of them from the Borrower, any of the Debtors or any other Person, and the failure to perfect any mortgage, hypothec, prior claim or security interest of any nature whatsoever, whether occasioned through the fault or negligence of the Guaranteed Parties or any of them or otherwise, shall not discharge, limit or lessen the liability of the Guarantor under this Guarantee.

3. CONTINUING GUARANTEE

  This Guarantee shall be a continuing guarantee of the Obligations and shall apply to and secure any ultimate balance due or remaining due to the Guaranteed Parties or any of them under or as contemplated by the Guarantee Agreement or otherwise and shall not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time

3

  being due or remaining unpaid to the Guaranteed Parties. This Guarantee shall continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the Guaranteed Parties upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Borrower or any of the Debtors or otherwise, all as though such payment had not been made. Any payments so rescinded or recovered from the Guaranteed Parties, whether as a preference, fraudulent transfer or otherwise, shall constitute Obligations for all purposes hereunder. The Guarantor expressly waives the rights as expressed in the provisions of Articles 2353, 2362 and 2366 of the Civil Code of Quebec (the "CCQ").

4. RIGHT TO PAYMENTS

  Should the Guaranteed Parties or any of them receive from the Guarantor one or more payments on account of the liability under this Guarantee, the Guarantor shall not be entitled to claim repayment against the Debtors until the Guaranteed Parties' claims against the Debtors have been paid in full. In the event of the liquidation, winding-up or bankruptcy of any of the Debtors (whether voluntary or compulsory), or if any of the Debtors shall make a sale of a substantial part of its assets or property or a bulk sale of any of the Debtors' assets within the meaning of any applicable legislation of any other province of Canada, under the Uniform Commercial Code of any state of the United States of America or under any other applicable Laws, or should any of the Debtors make any proposal, composition or scheme of arrangement with its creditors, then, in any of such events, the Guaranteed Parties shall have the right to rank for their full claim and receive all dividends or other payments in respect thereof until their claim has been paid in full, and the Guarantor shall remain liable for any balance which may be owing to the Guaranteed Parties by the Debtors; and in the event of the valuation by the Guaranteed Parties or any of them of any security held in respect of the Debtors' debts, or of the retention by the Guaranteed Parties or any of them of such security, such valuation and/or retention shall not, as between the Guaranteed Parties and the Guarantor, be considered as a purchase of such security, or as payment or satisfaction or reduction of the Debtors' liabilities to the Guaranteed Parties, or any part thereof.

5. TAXES

  All payments to be made hereunder by the Guarantor shall be made free and clear of, and without deduction or withholding for or on account of, any present or future tax, levy, impost, duty, charge, assessment or fee (including interest, penalties and additions thereto) ("Taxes"). If any Taxes are required to be withheld from any payment hereunder, the Guarantor shall (a) increase the amount of such payment so that the Guaranteed Parties will receive a net amount (after deduction and withholding of all Taxes, including any Taxes on the amount of any such increase) equal to the amount otherwise due hereunder, (b) pay such Taxes to the appropriate taxing authority for the account of the Guaranteed Parties and (c) as promptly as possible thereafter, send the Agent an original receipt showing payment thereof, together with such additional documentary evidence as the Guaranteed Parties may from time to time reasonably require. If the Guarantor fails to perform its obligations under parts (b) or (c) of the preceding sentence, the Guarantor shall indemnify the Guaranteed Parties for any incremental Taxes, interest or penalties that may become payable by the Guaranteed Parties or any of them as a consequence of such failure.

6. SUBROGATION

  To the fullest extent permitted by Law, the Guarantor hereby irrevocably postpones any claim or other rights that it may now or hereafter acquire against the Debtors that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guarantee

4

  including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against the Debtors or any collateral securing any obligation of the Debtors, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Debtors, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as the Obligations and all amounts payable under this Guarantee have been indefeasibly paid to the Guaranteed Parties in cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the indefeasible cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Agent to be credited and applied to the Obligations and all other amounts payable under this Guarantee.

7. GENERAL

  7.1 Representations and Warranties

  The Guarantor reiterates the representations and warranties to the Lenders made in the Credit Agreement on its behalf by the Borrower (which representations and warranties are hereby deemed to have been made by the Guarantor and to be and remain in effect at all times (except where stated to be made as at a particular date)).

  7.2 Covenants

  The Guarantor reiterates the covenants made in Articles 12 and 13 of the Credit Agreement on its behalf by the Borrower (which are hereby deemed to have been made by the Guarantor).

  7.3 Payment of Obligations, Fees and Costs

  The Guarantor agrees to pay on demand any amounts payable hereunder, including without limitation all out-of-pocket expenses (including the reasonable fees and expenses of the Guaranteed Parties' counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Parties hereunder.

  7.4 Currency

    (a)
    Each payment to be made under this Guarantee will be made in the currency in which the relevant Obligation is payable (hereinafter the "Specified Currency"). To the fullest extent permitted by applicable Law, any obligation of the Guarantor to make payments under this Guarantee in a Specified Currency will not be discharged or satisfied by any tender in any currency other than the Specified Currency.

    (b)
    To the fullest extent permitted by applicable Law, if any judgment or order expressed in a currency other than the Specified Currency is rendered (i) for any payment of any amount owing in respect of this Guarantee, or (ii) in respect of a judgment or order of another court for the payment of any amount described in (i) above, the Guaranteed Parties, after recovery in full of the aggregate amount to which they are entitled pursuant to the judgment or order, shall be entitled to receive immediately from the Guarantor the amount of any shortfall of the Specified Currency received by the Guaranteed Parties as a consequence of sums paid in such other currency, and will refund promptly to the Guarantor any excess of the Specified Currency received by the Guaranteed Parties as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between (i) the rate of exchange at which the Specified Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and (ii) the rate of exchange at which the Guaranteed Parties are

5

      able, acting in a reasonable manner and in good faith in converting the currency received into the Specified Currency, to purchase the Specified Currency with the amount of the currency of the judgment or order actually received by the Guaranteed Parties. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Specified Currency.

    (c)
    To the fullest extent permitted by applicable Law, the indemnities in this Section 7.4 constitute separate and independent obligations of the Guarantor from the other obligations in this Guarantee, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the Guaranteed Parties or any of them and will not be affected by judgment being obtained or claim or proof being made for any other sums due in respect of this Guarantee.

    (d)
    For the purposes of this Section 7.4, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

  7.5 Discharge

  The Guarantor will not be discharged from any of its obligations hereunder except by a release or discharge signed in writing by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement.

  7.6 Notice

  Any notice permitted or required to be given hereunder shall be given, in the case of the Guaranteed Parties, in accordance with the relevant provisions of the Credit Agreement, and, in the case of the Guarantor, to its address indicated above.

  7.7 Entire Agreement

  This Guarantee constitutes the entire agreement between the Guarantor and the Guaranteed Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties except as expressly set forth herein. The Guaranteed Parties shall not be bound by any representations or promises made by the Borrower or any of the Debtors to the Guarantor and possession of this Guarantee by the Guaranteed Parties or any of them shall be conclusive evidence against the Guarantor that the Guarantee was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with and this Guarantee shall be operative and binding notwithstanding the non-execution thereof by any proposed signatory.

  7.8 Amendments and Waivers

  No amendment to this Guarantee will be valid or binding unless set forth in writing and duly executed by the Guarantor and the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement. No waiver of any breach of any provision of this Guarantee will be effective or binding unless made in writing and signed by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

  7.9 Severability

  Each provision of this Guarantee is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Guarantee is null or unenforceable shall in no way affect the validity of the other provisions of this Guarantee or the enforceability thereof. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as

6

  to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Guarantor hereby waives any provision of any Laws which renders any provision hereof prohibited or unenforceable in any respect.

  7.10 Interpretation

  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement. If more than one guarantor executes this instrument, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and each reference to the Guarantor shall include the undersigned and each and every one of them severally and this Guarantee and all covenants and agreements herein contained shall be deemed to be solidary. This Guarantee and the Guarantees executed by the Other Guarantors and all covenants and agreements herein and therein contained shall be deemed to be solidary. The words "this Guarantee", "hereof", "hereto", etc. mean the present instrument, executed by the Guarantor.

  7.11 Additional Rights

  This Guarantee is in addition and supplemental to all other guarantees and/or postponement agreements (whether or not in the same form as this instrument) held or which may hereafter be held by the Guaranteed Parties or any of them.

  7.12 Governing Law and Attornment Clause

  This Guarantee shall be governed by and construed in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein and the parties hereby attorn to the non-exclusive jurisdiction of the Courts of the Province of Quebec and to any Courts from which an appeal of the decisions of such Court may be taken.

  7.13 Benefit of the Guarantee

  This Guarantee shall extend to and enure to the benefit of the successors and assigns of the Guaranteed Parties and shall be binding upon the Guarantor and its successors.

  7.14 Inconsistency

  In the event of any contradiction or inconsistency between the provisions of this Guarantee and those of the Credit Agreement, the provisions of the latter shall prevail to the extent of such contradiction or inconsistency.

  7.15 Language

  The Guarantor acknowledges that it has required that this Guarantee, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. La Caution reconnaît avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et poursuites judiciaires intentées relativement à ou à la suite de la présente convention, que ce soit directement ou indirectement.

  7.16 Executed Copy

  The Guarantor acknowledges receipt of a fully executed copy of this Guarantee.

7

IN WITNESS WHEREOF THE GUARANTOR HAS EXECUTED THIS GUARANTEE IN MONTREAL, PROVINCE OF QUEBEC, ON THE 12th DAY OF NOVEMBER, 2002.

CONSEILLERS EN GESTION ET INFORMATIQUE C.G.I. INC.
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer
CENTRE DE SERVICES DE PAIE CGI INC.
Per:

Name:	André Imbeau
Title:	Executive Vice-President, Chief Financial Officer and Treasurer
ACCEPTED AND AGREED THIS 12th DAY OF NOVEMBER, 2002:
CANADIAN IMPERIAL BANK OF COMMERCE, on its own behalf and as Administrative Agent for the Lenders
Per:

Name:	Tim Thomas
Title:	Executive Director
Per:

Name:	Warren Lobo
Title:	Director

8

SCHEDULE "E"—OFFICER'S CERTIFICATE

I, the undersigned,    •    , the    •    of CGI Group Inc., do hereby certify that:

  (a)
  I have taken cognizance of all the terms and conditions of (i) the credit agreement dated as of November 12, 2002 (the "Credit Agreement") entered into among CGI Group Inc., as Borrower, Canadian Imperial Bank of Commerce, as Agent, and the Lenders defined in the Credit Agreement, (ii) the Guarantees and (iii) all other contracts, agreements and deeds pertaining thereto;

  (b)
  to the best of my knowledge, after due inquiry, no Default or Event of Default has occurred or exists under the Credit Agreement;

  (c)
  the Borrower and the Restricted Subsidiaries have all necessary governmental, regulatory and other approvals in order to enter into and perform their obligations under the Credit Agreement and the Guarantees;

  (d)
  the corporate structure of the Borrower is as set out in the diagram attached to this certificate;

  (e)
  each of the Borrower and the Restricted Subsidiaries holds the material permits, licenses and authorizations required in order to permit it to possess its property and its real estate and to carry on its business in the manner in which it is being carried on at present, and is in material compliance with all Laws, including Environmental Laws; and

  (f)
  to the best of my knowledge, after due inquiry, nothing has occurred since September 30, 2001 which would constitute a Material Adverse Change.

All capitalized terms set forth in this Officer's Certificate shall have the respective meanings set forth in the Credit Agreement.

EXECUTED AT THE CITY OF MONTREAL, PROVINCE OF QUEBEC, THIS NOVEMBER    •    , 2002.

[Name and title of Officer]

SCHEDULE "F"—LEGAL OPINION

November     •    , 2002

CANADIAN IMPERIAL BANK OF COMMERCE, as Lender
BCE Place
Canada Trust Tower
161 Bay Street, 8th Floor
Toronto (Ontario) M5J 2S8

THE TORONTO-DOMINION BANK, as Lender
500 St-Jacques Street
9th floor
Montreal (Quebec) H2Y 1S1

CAISSE CENTRALE DESJARDINS, as Lender
1 Complexe Desjardins
South Tower
Suite 2822
Montreal (Quebec) H5B 1B3

BANK OF MONTREAL, as Lender
1501 McGill College
32nd floor
Montréal (Quebec) H3A 3M8

ROYAL BANK OF CANADA, as Lender
1 Place Ville Marie
Suite 300
Montreal (Quebec) H3B 4R8

UNITED OVERSEAS BANK LIMITED, as Lender
#310 - 650 West Georgia Street
Vancouver Centre
Vancouver (B.C.) V6B 4N9

CANADIAN IMPERIAL BANK OF COMMERCE, as Agent
BCE Place
Canada Trust Tower
161 Bay Street
8th Floor
Toronto (Ontario) M5J 2S8

HEENAN BLAIKIE LLP
Suite 2500
1250 René-Lévesque Blvd. W.
Montreal (Quebec) H3B 4Y1

Dear Sirs:

RE: CGI GROUP INC. (THE "BORROWER"), CGI INFORMATION SYSTEMS AND MANAGEMENT CONSULTANTS INC. ("CGI INFORMATION"), CDSL CANADA LIMITED ("CDSL"), CONSEILLERS EN GESTION ET INFORMATIQUE C.G.I. INC. ("CONSEILLERS CGI"), CENTRE DE SERVICES DE PAIE CGI INC. ("CGI PAIE") (COLLECTIVELY, THE "GUARANTORS")

We have acted as counsel to the Borrower and the Guarantors in connection with a credit agreement bearing formal date of November 12, 2002 (the "Credit Agreement") entered into between the Borrower, as borrower, Canadian Imperial Bank of Commerce (the "Agent"), as administrative agent for the Lenders, Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank, Caisse centrale Desjardins, Bank of Montreal, Royal Bank of Canada and United Overseas Bank Limited, as Lenders, providing for a Credit made available to the Borrower in an aggregate amount of up to $415,000,000.

The terms used herein which are defined in the Credit Agreement have the respective meanings set forth in the Credit Agreement and this opinion is delivered to you in accordance with the provisions of subsection 10.1.10 of the Credit Agreement.

In this connection, we have examined such certificates of public officials, such certificates of officers of the Borrower and originals or copies certified to our satisfaction of all such corporate documents and records of the Borrower and the Guarantors, and all of such other documents, records and papers, as we have deemed relevant and necessary as a basis for our opinions hereinafter set forth. We have also made such other investigations as we have deemed relevant and necessary in order to enable us to render our opinions herein set forth.

Without restricting the generality of the foregoing, we have examined the following documents:

  a)
  The Credit Agreement;

  b)
  that certain guarantee dated November 12, 2002 executed by CGI Information, CDSL, CGI Information Systems & Management Consultants, Inc., CGI Information Technology Services, Inc., The CGI Group Holding Corp. and CGI Group (Europe) Limited (the preceding four entities are hereinafter collectively referred to as the "Foreign Guarantors") in favour of the Agent, on behalf of the Lenders (the "Parent Guarantee");

  c)
  that certain guarantee dated November 12, 2002 executed by the Conseillers CGI and CGI Paie in favour of the Agent, on behalf of the Lenders (the "Subsidiaries Guarantee"). The Parent Guarantee and the Subsidiaries Guarantee are herein collectively referred to as the "Guarantees";

  d)
  certificats d'attestation issued by the General Inspector of Financial Institutions in respect of the Borrower, Conseillers CGI and CGI Paie dated    •    , 2002;

  e)
  certificates of compliance issued by Industry Canada in respect of CGI Information and CDSL dated    •    , 2002;

  f)
  a copy of the articles of incorporation, by-laws and resolutions authorizing the transactions referred to herein of each of the Borrower and the Guarantors, each certified by an officer of the Borrower or the Guarantors, as the case may be, each dated as of the date hereof; and

  g)
  such statutes, public and corporate records, certificates and other documents as we have deemed necessary for the purposes of the opinion hereinafter expressed.

In making our examination of the foregoing documents, we have assumed the genuineness of all signatures not known to us, the authenticity of all documents tendered to us as originals, the conformity to the originals of all documents submitted to us as certified or photostatic copies and the legal competency of any individual executing such documents.

Based on the foregoing, we are of the opinion that:

  1.
  The Borrower is a company duly incorporated, organized and validly existing under the Companies Act (Quebec) (the "Companies Act") and has the power, capacity and authority, whether corporate or otherwise, to (i) carry on its business as now conducted, (ii) hold, sell and lease its property and assets and (iii) borrow moneys. The Borrower is in good standing under the Companies Act and the Act Respecting the Legal Publicity of Sole Proprietorships, Partnerships and Legal Persons (Quebec) (the "Publicity Act").

  2.
  Each of Conseillers CGI and CGI Paie is a company duly incorporated, organized and validly existing under the Companies Act and has the power, capacity and authority, whether corporate or otherwise, to (i) carry on its business as now conducted, (ii) hold, sell and lease its property and assets and (iii) guarantee the obligations of the Borrower. Each of Conseillers CGI and CGI Paie is in good standing under the Companies Act and the Publicity Act.

  3.
  Each of CGI Information and CDSL is a corporation duly incorporated, organized and validly existing under the Canada Business Corporations Act (the "CBCA") and has the power, capacity and authority, whether corporate or otherwise, to (i) carry on its business as now conducted, (ii) hold, sell and lease its property and assets and (iii) guarantee the obligations of the Borrower. Each of CGI Information and CDSL is in good standing under the CBCA and the Publicity Act.

  4.
  The Borrower has the power, capacity and authority, whether corporate or otherwise, to, and has taken all necessary steps under the Laws in order to, (i) borrow all amounts contemplated in the Credit Agreement, (ii) execute, deliver and enter into the Credit Agreement, (iii) perform its obligations under the Credit Agreement in accordance with the terms and conditions thereof and (iv) complete the transactions contemplated in the Credit Agreement.

  5.
  Each of the Guarantors has the power, capacity and authority, whether corporate or otherwise, to, and has taken all necessary steps under the Laws in order to, (i) guarantee the obligations of the Borrower or the other guarantors, as the case may be, (ii) execute, deliver and enter into the Guarantee to which it is a party, (iii) perform its obligations under the Guarantee to which it is a party in accordance with the terms and conditions thereof and (iv) complete the transactions contemplated in the Guarantee to which it is a party.

  6.
  The execution, delivery and performance by the Borrower of the Credit Agreement have been duly authorized by all necessary action.

  7.
  The execution, delivery and performance by the Guarantors of the Guarantees have been duly authorized by all necessary action.

  8.
  The Credit Agreement and the Guarantees have been executed and delivered by duly authorized officers of the Borrower and the Guarantors.

  9.
  The Parent Guarantee has been duly executed and delivered by the Foreign Guarantors.

  10.
  The execution and delivery by the Borrower of, and the performance of the obligations under, the Credit Agreement and the consummation of the transactions contemplated thereby do not (i) contravene any Law of the Province of Quebec or the federal Laws of Canada applicable therein, (ii) conflict with, result in a breach of, or constitute a default under the constating documents or by-laws of the Borrower and (iii) result in or require the creation or imposition of any Charge whatsoever on the assets of the Borrower, whether presently owned or hereafter acquired, save for the Permitted Charges.

  11.
  The execution and delivery by the Guarantors of, and the performance of the obligations under, the Guarantees and the consummation of the transactions contemplated thereby do not (i) contravene any Law of the Provinces of Quebec and Ontario or the federal Laws of Canada applicable therein, (ii) conflict with, result in a breach of, or constitute a default under the constating documents or by-laws of any of the Guarantors and (iii) result in or require the creation or imposition of any Charge whatsoever on the assets of any of the Guarantors, whether presently owned or hereafter acquired, save for the Permitted Charges.

  12.
  No consent, approval, authorization, permit or license of, or other action by, and no notice, filing or registration with, any governmental entity having jurisdiction in the Province of Quebec is required under the Laws of the Province of Quebec or the federal Laws of Canada applicable therein in connection with (i) the execution and delivery of, the performance by the Borrower of its obligations under, and the consummation of the transactions contemplated in, the Credit Agreement and (ii) any borrowings under the Credit Agreement, except as have been obtained or effected and which are in full force and effect.

  13.
  No consent, approval, authorization, permit or license of, or other action by, and no notice, filing or registration with, any governmental entity having jurisdiction in the Provinces of Quebec and Ontario is required under the Laws of the Provinces of Quebec and Ontario or the federal Laws of Canada applicable therein in connection with (i) the execution and delivery of, the performance by the Guarantors of their obligations under, and the consummation of the transactions contemplated in, the Guarantees and (ii) the guarantee under the Guarantees, except as have been obtained or effected and which are in full force and effect.

  14.
  The Credit Agreement constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.

  15.
  Each of the Guarantees constitutes legal, valid and binding obligations of each of the Guarantors and the Foreign Guarantors, enforceable against each of them in accordance with its terms.

In connection with the foregoing opinions:

  a)
  As to the enforceability of the obligations of the Borrower or any of the Guarantors in specific documents, we are not opining upon the question of whether or not the remedy of specific performance or injunctive or other equitable relief would be available, inasmuch as the availability of such remedies is subject to the discretion of the court before which any proceedings for such remedy may be brought;

  b)
  we have assumed that the Credit Agreement and the Guarantees have been duly authorized, executed and delivered by the parties thereto other than the Borrower and the Guarantors.

The foregoing opinions extend only to the Laws of the Provinces of Quebec and Ontario and the federal Laws of Canada applicable therein.

Finally, the enforceability of the Credit Agreement and the Guarantees is subject to such limitations and prohibitions of enforceability as may exist or may be enacted in Laws relating to bankruptcy, insolvency, liquidation, reorganization, moratorium or other Laws of general application affecting the enforceability of creditors' rights.

This opinion is addressed to you and all assignees and future participants under the Credit Agreement and is solely for your benefit and the assignees' and future participants' benefit and is not to be relied upon by any other person for any purpose other than in connection with the execution of the Credit Agreement and the Guarantees.

Yours very truly,

SCHEDULE "G"—COMPLIANCE CERTIFICATE

TO: CANADIAN IMPERIAL BANK OF COMMERCE, as Agent

I have reviewed the credit agreement dated as of November 12, 2002 (the "Credit Agreement") entered into among CGI Group Inc., as Borrower, Canadian Imperial Bank of Commerce, as Agent, and the Lenders (as defined in the Credit Agreement, as amended, restated, amended and restated, modified or supplemented, from time to time, the "Credit Agreement") and hereby certify on behalf of the Borrower and without personal liability that, to the best of my knowledge, after due enquiry:

  (i)
  with the exceptions listed below (if any), as of the date of this certificate, the Borrower has complied with all the terms and conditions of the Credit Agreement;

  (ii)
  the EBITDA of the Restricted Group was, as at the end of [the quarter ended on     •    ] [the last year end of the Borrower], equal to     •    % of the EBITDA of the Borrower (excluding Innovapost);

  (iii)
  the Tangible Net Assets of the Restricted Group was, at the end of [the quarter ended on     •    ] [the last year end of the Borrower], equal to     •    % of the Tangible Net Assets of the Borrower (excluding Innovapost);

  (iv)
  the reported consolidated revenues of the Restricted Group was, at the end of [the quarter ended on     •    ][the last year end of the Borrower], equal to     •    % of the reported consolidated revenues of the Borrower (excluding Innovapost);

  (v)
  no Default has occurred and is continuing and no Event of Default has occurred under the Credit Agreement [or, if a Default or Event of Default exists, set out the details and proposed solutions].

I attach a Compliance Certificate demonstrating the Borrower's compliance with the financial covenants listed in subsections 12.11.1 to 12.11.4 inclusively of the Credit Agreement for the latest period required under subsection {12.15.1—quarterly} {12.15.2—annual} {choose one}.

Chief Financial Officer
Date:

List of Defaults or Events of Default (either list or state "none". If any exists, set out particulars, period of existence and actions proposed)

COMPLIANCE CERTIFICATE

Maintenance of Ratios (Section 12.11)

Quarter ending

  1. Leverage Ratio

(A)	Consolidated Debt of the Restricted Group	$
(B)	EBITDAR of the Restricted Group	$
Ratio of (i) consolidated Debt of the Restricted Group to (ii) EBITDAR of the Restricted Group =
(cannot exceed 3.25:1.00 or 3.50:1.00, as the case may be)

  2. Net Worth

Shareholders' Equity of the Borrower (excluding foreign exchange translation adjustments and any write-up in the value of assets as a result of any reassessment thereof) =	$
(cannot be less than $1,134,477,000, plus 50% of positive net income determined at the end of each fiscal year after 2002)

  3. Interest and Rent Coverage Ratio

(B)	EBITDAR of the Restricted Group	$
(C)	Interest Expense of the Restricted Group (last 12 months)	$
(D)	Operating Rentals of the Restricted Group	$
Ratio of (i) EBITDAR of the Restricted Group to (ii) the total of the Interest Expense of the Restricted Group and the Operating Rentals of the Restricted Group =
(cannot be less than 2.25:1.00)

  4. Working Capital

(E)	Current assets of the Restricted Group	$
(F)	Current liabilities of the Restricted Group	$
Current assets of the Restricted Group less current liabilities of the Restricted Group =		$
(must be positive)

I Calculation of consolidated Debt of the Restricted Group (A):

	(i)	Indebtedness for borrowed money	$
plus
	(ii)	deferred purchase price of goods and services	$
plus
	(iii)	Negative Value of Derivative Instruments that exceeds $10,000,000	$
plus
	(iv)	liability under any Securitization Program	$
plus
	(v)	Capitalized Operating Rents	$
plus
	(vi)	obligations secured by Charges	$
plus
	(vii)	Capital Leases and Synthetic Leases	$
plus
	(viii)	deferred credit on Customer Contracts	$
plus
	(ix)	B/A's, letters of credit, letters of guarantee	$
plus
	(x)	Guarantees	$
equals
	Consolidated Debt of the Restricted Group (A) =			$
II Calculation of EBITDAR of the Restricted Group (last 12 months) (B):
	(i)	net income or loss of the Restricted Group	$
minus or plus
	(ii)	gains or losses re: extraordinary items		$
plus
	(iii)	depreciation and amortization expense	$
plus
	(iv)	Interest Expense of the Restricted Group	$
plus
	(v)	income tax expense	$
plus
	(vi)	Operating Rentals of the Restricted Group	$
minus
	(vii)	Excluded Discounts	$
equals
	EBITDAR of the Restricted Group (B) =		$

SCHEDULE "H"—ENVIRONMENTAL MATTERS

        None.

SCHEDULE "I"—LOCATION OF ASSETS

A. CANADA

1.
CGI Group Inc.:

—
1130 Sherbrooke Street West, 5th Floor, Montreal, Quebec H3A 2M8
2.
Centre de services de paie CGI Inc.:

—
1130 Sherbrooke Street West, 5th Floor, Montreal, Quebec H3A 2M8

—
7151 Jean-Talon Street East, 10th Floor, Montreal, Quebec H1M 3T8
3.
Conseillers en gestion et informatique C.G.I. Inc.:

—
1130 Sherbrooke Street West, 5th Floor, Montreal, Quebec H3A 2M8

—
5300, boul. des Galeries, bureau 100, Québec, Québec G2K 2A2

—
5400, boul. des Galeries, bureau 400, Québec, Québec G2K 2B4

—
2028, boul. Mellon, Jonquière, Québec G7S 4S8

—
1800, avenue McGill College, 15e étage, Montréal, Québec H3A 3J6

—
1611, boul. Crémazie Est, Montréal, Québec H2M 2P2

—
3565, rue Jarry Est, bureau 108, Montréal, Québec H1Z 4K6

—
1010, rue de La Gauchetière, 22e étage, Montréal, Québec H3B 2N2

—
1253, avenue McGill College, bureau 265, Montréal, Québec H3B 2Y5

—
1130, rue Sherbrooke Ouest, bureau 700, Montréal, Québec H3A 2M8

—
9555, rue Christophe-Colomb, Montréal, Québec H2M 2E3

—
2001, avenue McGill College, 12e étage, Montréal, Québec H3A 1G1

—
1, Complexe Desjardins, C.P. 1180, station Desjardins, Montréal, Québec H5B 1C3

—
1100, boul. René-Lévesque Ouest, bureau 1125, Montréal, Québec H3B 4N4

—
275 Slater Street, 14th Floor, Ottawa, Ontario K1P 5H9
4.
CGI Information Systems and Management Consultants Inc.:

—
4 King Street West, Suite 1900, Toronto, Ontario M5H 1B6

—
1900 Albert Street, Regina, Saskatchewan S4P 4K8

—
10303 Jasper Avenue, Suite 800, Edmonton, Alberta T5J 3N6

—
6715 8th Street NE, Suite 350, Calgary, Alberta T2E 7H7

—
275 Slater Street, 14th Floor, Ottawa, Ontario K1P 5H9

—
1410 Blair Road, Gloucester, Ontario K1J 9B9

—
6820 Century Avenue, Mississauga, Ontario L5N 2V8

—
95 Mural Street, Suite 600, Richmond Hill, Ontario L4B 3G2

—
7030 Woodbine Avenue, Suite 800, Markham, Ontario L3R 1A2

—
30 Wellington West, Suite 300, P.O. Box 283, Commerce Court, South Postal Station, Toronto, Ontario M5L 1G1

—
1 Dundas Street, 8th Floor, Toronto, Ontario M5G 2J2

—
70 University Avenue, Suite 680, Toronto, Ontario M5J 2M4

—
595 Bay Street, 10th Floor, Toronto, Ontario M5G 2C2

—
1809 Barrington Street, suite 802, Halifax, Nova Scotia B3J 3K8

—
10 Knowledge Park Drive, 3rd Floor, Fredericton, New Brunswick E3C 2M7

—
120 Carleton Street, Fredericton, New Brunswick E3B 3T4

—
Mercantile Centre, 55 Union Street, Suite 700, Saint John, New Brunswick E2L 5B7
5.
CDSL Canada Limited:

—
1900 Albert Street, Regina, Saskatchewan S4P 4K8

—
4 King Street West, Suite 1900, Toronto, Ontario M5H 1B6

—
6820 Century Avenue, Mississauga, Ontario L5N 2V8

—
3999 Henning Drive, Suite 301, Burnaby, British Columbia V5C 6P9

B. UNITED STATES OF AMERICA

1.
CGI Information Systems & Management Consultants, Inc.:

—
1013 Centre Road, Wilmington DE 19805

—
1111 West Market Street, Akron, OH

—
10 Triangle Park Drive, Cincinnati, OH

—
1301 East Ninth Street, Suite 3000, Cleveland OH 44114-1800

—
2000 Polaris Parkway, Columbus, OH

—
11699 Brookpark Road, Parma, OH

—
10101 Alliance Road, Suite 350, Cincinnati OH 45242

—
12 Corporte Woods Blvd., Albany, NY 12211

—
Park 9 Plaza, Albany (Clifford Park), NY

—
One Penn Plaza, Suite 3415, New York, NY 10119

—
600 Federal Street, Andover, MA 01810

—
275 Turnpike Street, Suite 305, Canton, MA 02021

—
3740 DaVinci Court, Suite 400, Norcross, CA 30092-2670

—
3100 Zinfandel Drive, Rancho Cordova, CA

—
3031 Tisch Way, Suite 711, San Jose, CA 95128-2532

—
14280 NE 21st Street, Bellevue, IL 98007

—
180 North LaSalle Street, Suite 2626, Chicago, IL 60601

—
2807 North Vermillon, Suite 3, Danville, IL 61832

—
1050 Clifton Avenue, Clifton, NJ

—
13800, Benson Road, Sutie 200, Edmond, OK 73013

—
1801 7th Avenue North, Escanaba, MI 49829

—
26200 Lahser Road, Suite 100, Southfield, MI 48034

—
3767 Sparks Drive S.E., Grand Rapids, MI 49546

—
505 Clyde, P.O. Box 481, Grayling, MI 49738

—
6385 Flank Drive, Harrisburg, PA

—
Penn Center West Four, Suite 120, Pittsburg, PA

—
1225 North Loop West, Suite 825, Houston, TX 77008

—
341 Trane Lane, Knoxville, TN 37919

—
2636 Elm Hill Pike, Suite 120, Nashville, TN 37214

—
4501 College Boulevard, Suite 210, Leawood, KS 66211

—
1007 South, 51st Street, Phoenix, AZ

—
600 South Highway 169, Suite 1700, St. Louis Park, MN 55426

—
10 South 5th Street, Suite 700, Minneapolis, MN 55402

—
375 Collins Road, Suite 110, Cedar Rapids, IA 52402

2. The CGI Group Holding Corp.:

—
1013 Centre Road, Wilmington, DE

3. CGI Information Technology Services, Inc.:

—
100 South Missouri Avenue, Clearwater, FL 33756

—
14901 Quorum Drive, Suite 540, Dallas, TX 75254

—
4567 Highway #9 North, Howell, NJ 07731

—
One Jenner, Suite 200, Irvine, CA 92618

—
400 Crown Colony Drive, Quiney, MA 02169

C. ENGLAND

1. CGI Group (Europe) Limited:

—
Broadlands House, Primett Road, Stevenage, Herts, SG1 3EE

—
730 Waterside Drive, Aztec West, Almondsbury, Bristol, BS32 4UE

—
Basing View, Basingstoke, Hampshire, RG21 4DZ

D. FRANCE

1. Conseillers en Gestion et Informatique CGI SAS

2. CGI Information Systems and Management Consultants Holding SAS

—
20, avenue de l'Opéra, Paris, 75001

—
1950, avenue Maréchal Juin, Nimes, 30900

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TABLE OF CONTENTS
SCHEDULE "A"—LIST OF LENDERS AND COMMITMENTS
SCHEDULE "B"—NOTICE OF BORROWING AND CERTIFICATE
SCHEDULE "B-1"—NOTICE OF REPAYMENT
SCHEDULE "C"—TRANSFER AGREEMENT
SCHEDULE "D"—GUARANTEE
SCHEDULE "E"—OFFICER'S CERTIFICATE
SCHEDULE "F"—LEGAL OPINION
SCHEDULE "G"—COMPLIANCE CERTIFICATE
SCHEDULE "H"—ENVIRONMENTAL MATTERS
SCHEDULE "I"—LOCATION OF ASSETS